    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1998

                                                      REGISTRATION NO. 333-53953
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CONVERGENT COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

           COLORADO                          4813                  84-1337265
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                      400 INVERNESS DRIVE SOUTH, SUITE 400
                           ENGLEWOOD, COLORADO 80112
                                 (303) 749-3000

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            MARTIN E. FREIDEL, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                        CONVERGENT COMMUNICATIONS, INC.
                      400 INVERNESS DRIVE SOUTH, SUITE 400
                           ENGLEWOOD, COLORADO 80112
                                  303-749-3016

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH A COPY TO:
                             RICHARD M. RUSSO, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                       1801 CALIFORNIA STREET, SUITE 4100
                             DENVER, COLORADO 80202
                                  303-298-5715
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

      SUBJECT TO COMPLETION--PRELIMINARY PROSPECTUS DATED OCTOBER 14, 1998

                        CONVERGENT COMMUNICATIONS, INC.
                       OFFER TO EXCHANGE ALL OUTSTANDING
                           13% SENIOR NOTES DUE 2008
                     FOR 13% SERIES B SENIOR NOTES DUE 2008
                             ---------------------

    Convergent Communications, Inc. ("Convergent Communications" or the "Company") hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with this Prospectus, constitutes the "Exchange Offer") to exchange up to $160,000,000 aggregate principal amount of its 13% Series B Senior Notes Due 2008 (the "New Notes") for a like aggregate principal amount of the issued and outstanding 13% Senior Notes Due 2008 (the "Old Notes," and collectively with the New Notes, the "Notes") of which $160,000,000 aggregate principal amount is outstanding. See "The Exchange Offer."

    The Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00 p.m., New
York City time, on             , 1998 (the "Expiration Date"), unless the
Exchange Offer is extended by the Company. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Notes Registration Rights Agreement. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Old Notes were originally issued and sold on April 2, 1998 (the "Initial Offering") to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., and BT Alex. Brown Incorporated (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated March 26, 1998 (the "Purchase Agreement"), among the Company and the Initial Purchasers, pursuant to which the Company sold 160,000 Units consisting of the Old Notes and Warrants to purchase 1,728,000 shares of the Company's Common Stock (the "Units"). The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into a Notes Registration Rights Agreement, dated April 2, 1998 (the "Registration Rights Agreement"), pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under such Registration Rights Agreement. The New Notes will be the obligations of the Company evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of April 2, 1998 (the "Indenture"), between the Company and Norwest Bank Colorado, N.A., as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes are identical in all material respects to the Old Notes, except that the offer and exchange of the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights provisions applicable to the Old Notes. See "The Exchange Offer--Purpose and Effect."

    The Notes will mature on April 1, 2008. Interest on the Notes will be payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1998. Concurrently with the closing of the Offering, the Company deposited in the Collateral Account (as defined) an amount of cash or U.S. Government Securities (as defined) or a combination thereof that, together with the interest received thereon, will be sufficient to pay when due the first six interest payments on the Notes. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of the Notes." The New Notes are collateralized by a first priority security interest in the Collateral Account. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2003 at the redemption prices set forth herein, together with accrued interest, if any, to the date of redemption. In addition, at any time prior to April 1, 2001, the Company may redeem Notes in which an aggregate principal amount up to 35% of the Notes with the net proceeds of one or more Public Equity Offerings (as defined) or one or more sales of Common Stock to a Strategic Equity Investor (as defined) at a redemption price equal to 113% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED that immediately after giving effect to such redemption, at least 65% of the original aggregate principal amount of the Old Notes originally issued remain outstanding. Upon the occurrence of a Change of Control (as defined), each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Notes. In addition, the repurchase requirement in connection with a Change of Control would not necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction. See "Risk Factors--Limitations on Repurchase Upon a Change of Control" and "Description of the Notes--Optional Redemption", "--Change of Control" and "--Certain Covenants." Since the Old Notes were issued as part of an investment unit, the New Notes are considered to be issued with "original issue discount" for United States Federal Income Tax purposes. See "United States Federal Income Tax Considerations."

    The New Notes are senior unsecured obligations of the Company, ranking PARI PASSU in right of payment with all future unsecured senior indebtedness of the Company, senior in right of payment to all future obligations of the Company expressly subordinated in right of payment to the Notes and subordinate or PARI PASSU in right of payment to all of the indebtedness of the Company outstanding as of the issuance of the Old Notes. The Company has no current plans to issue any indebtedness junior to the Notes. As of June 30, 1998, on an unconsolidated basis there was $0.1 million of indebtedness of the Company outstanding in addition to the $160.0 million of Indebtedness represented by the Notes. Because the Company is a holding company that conducts its business through its subsidiaries, all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables, will be effectively senior to the Notes. The Company's subsidiaries will not be guarantors of the Notes. As of June 30, 1998, the subsidiaries had aggregate liabilities of $15.8 million. See "Description of the Notes." The Notes have not been assigned a rating by any rating agency.

    SEE "RISK FACTORS," BEGINNING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES IN CONNECTION WITH THE EXCHANGE OFFER.
                             ---------------------

               The date of this Prospectus is             , 1998

    THE NEW NOTES HAVE NOT BEEN RECOMMENDED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, SUBSCRIBER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             AVAILABLE INFORMATION

    THE COMPANY HAS FILED A REGISTRATION STATEMENT ON FORM S-4 (TOGETHER WITH ANY AMENDMENTS THERETO, THE "REGISTRATION STATEMENT") WITH THE COMMISSION UNDER THE SECURITIES ACT WITH RESPECT TO THE NEW NOTES. THIS PROSPECTUS, WHICH CONSTITUTES A PART OF THE REGISTRATION STATEMENT, OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT AND REFERENCE IS MADE TO THE REGISTRATION STATEMENT AND THE EXHIBITS AND SCHEDULES THERETO FOR FURTHER INFORMATION WITH RESPECT TO THE COMPANY AND THE NEW NOTES OFFERED FOR EXCHANGE HEREBY. THIS PROSPECTUS CONTAINS SUMMARIES OF THE MATERIAL TERMS AND PROVISIONS OF CERTAIN DOCUMENTS AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT. EACH SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.

    THE REGISTRATION STATEMENT MAY BE INSPECTED WITHOUT CHARGE AT THE OFFICE OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549. COPIES OF THE REGISTRATION STATEMENT MAY BE OBTAINED FROM THE COMMISSION AT PRESCRIBED RATES FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT SUCH ADDRESS, AND AT THE COMMISSION'S REGIONAL OFFICES LOCATED AT 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048, AND AT NORTHWESTERN ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661. IN ADDITION, REGISTRATION STATEMENTS AND CERTAIN OTHER FILINGS MADE WITH THE COMMISSION THROUGH ITS ELECTRONIC DATA GATHERING, ANALYSIS AND RETRIEVAL ("EDGAR") SYSTEM ARE PUBLICLY AVAILABLE THROUGH THE COMMISSION'S SITE ON THE INTERNET'S WORLD WIDE WEB, LOCATED AT HTTP://WWW.SEC.GOV.

    THE COMPANY HAS AGREED TO FURNISH TO HOLDERS OF THE NOTES, UPON THEIR REQUEST, THE INFORMATION REQUIRED TO BE DISCLOSED PURSUANT TO RULE 144A(D)(4) UNDER THE SECURITIES ACT.

                            ------------------------

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include without limitation the Company's expectation and estimates as to its business following the Exchange Offer, including the marketing of its Enterprise Network Services

(as defined), the introduction of new products and services, expansion into new markets and future financial performance, including growth in net sales and earnings and cash flows from operations. In addition, in those and other portions of this Prospectus the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to specifically identify forward looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described elsewhere in this Prospectus, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect (including the assumptions used in connection with the preparation of the Pro Forma Combined Statements of Operations), actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                            ------------------------

    The Company has registered, applied to register or has otherwise sought legal protection for the following trademarks, tradenames and servicemarks which appear in this Prospectus: Convergent Communications-TM-, E-POP-TM-, Enterprise Network Carrier-TM- and Computer-Telephony Integrated Support System-TM-. All other trademarks, tradenames and services marks appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless the context otherwise requires, references to the "Company" or to "Convergent Communications-TM-" are to Convergent Communications, Inc., a Colorado corporation and its wholly owned subsidiaries. See "Glossary" for the definition of certain other terms used in this Prospectus.

                                  THE COMPANY

    Convergent Communications, Inc. is an Enterprise Network Carrier-TM-offering comprehensive, single-source communications services primarily to small and medium-sized businesses.

    As an Enterprise Network Carrier-TM-, the Company integrates its data and telephony products and services into a single product offering, enabling the Company to act as a single-source, one-stop provider of its customer's total communications requirements. Unlike traditional telecommunications companies that provide services from outside a customer's premise, in providing Enterprise Network Services ("ENS"), the Company designs, buys and builds its OWN network within the customer's premise, enabling the Company to act as an outsource provider of any or all of the customer's communications requirements. For the six months ended June 30, 1998, the Company had $14.5 million in revenues and a net loss of $16.3 million. The Company began offering ENS services in December 1997 and as of June 30, 1998, had entered into long-term ENS contracts with 13 customers with an aggregate of approximately 970 desktops. The contracts are expected to provide the Company with approximately $2.5 million in annual contract revenues and over their terms are expected to produce total revenues of approximately $12.3 million.

    The Company's business plan is designed to address the large and growing market for the provision of single-source communications services to small and medium-sized businesses. The Company believes it is the only provider of ENS solutions, or a comparable range of outsourced communications services, to such businesses in its target markets. The Company's ENS solution is provided under long-term contracts (typically three to five years) which position the Company to be the customer's exclusive provider of data networking, data transport and telephony services. The Company believes its ENS solution provides it with unique competitive advantages by creating the opportunity to (i) capture virtually all of the customer's expenditures for communications services, (ii) create long-term relationships with its customers by increasing their reliance on and sense of partnership with the Company, (iii) capitalize on the growing trend of outsourcing of networking services and the increasing demand for data services, (iv) differentiate itself from providers of communications services that do not offer integrated solutions to small and medium-sized businesses, (v) secure stable sources of long-term, recurring revenue and (vi) achieve significantly reduced customer turnover compared to traditional providers of communications services.

    Effective August 1, 1998, the Company acquired substantially all the assets of Tie Communications, Inc. ("Tie") for a total purchase price (including expenses and assumed liabilities) of approximately $51.4 million (the "Tie Acquisition"). Tie was a telecommunications equipment provider and a nationwide reseller of long-distance services which had filed for protection under Chapter 11 of the U.S. Bankruptcy Code on April 10, 1998. Tie's business concentrated on the sale of voice products and services, all of which were of the type already being marketed by the Company.


    Tie was the fourth largest independent distributor of business telephone systems in the United States. It is anticipated that the Tie Acquisition will accelerate the Company's growth by adding approximately 55,000 customers and 24 new markets, providing the Company with extensive experience in telephony services including digital telephone systems, larger telephone systems (PBXs), computer-telephony integration hardware and software and video teleconferencing equipment and offering the Company the opportunity to cross-market its data and ENS products and services to Tie's predominately telephony customers. For the year ended December 31, 1997 and the seven months ended July 31, 1998, Tie had total revenues of approximately $95.4 million and $46.5 million, respectively and net losses of approximately $19.1 million and $9.4 million, respectively. Although the Company acquired substantially all of Tie's assets and all of its customer base, the Company did not acquire the corporation in which they existed and has no ongoing relationship with such corporation or its Chapter 11 proceeding. For additional information regarding the Tie Acquisition, see "The Tie Acquisition."


    The Company provides the following products and services:

DATA:

    - DATA NETWORKING SERVICES--including the planning, design, installation and management of networks, from simple LANs to complex WANs.

    - DATA PRODUCTS--including the sale and integration of servers, routers, data switches and desk top computers.

    - DATA TRANSPORT SERVICES--including frame relay and ATM services.

    - INTERNET SERVICES--including web applications, web hosting and Internet access.

TELEPHONY:

    - VOICE SERVICES--including local and long distance services.

    - VOICE PRODUCTS--including the sale and integration of key systems and PBXs.

ENTERPRISE NETWORK SERVICES:

    - ENS--the delivery under long-term contract of one or more of the Company's data and telephony services utilizing the Company's owned network inside the customer's premise.

    As of June 30, 1998, the Company provided communications services to approximately 4,000 customers in eight markets and its business plan anticipated the rollout of services in additional markets through acquisition and marketing efforts. The Tie Acquisition provided the Company with offices in 24 new markets and access to approximately 55,000 telephony product and service customers of Tie. The Company anticipates a tiered phase-in of the new markets to its data products and services and ENS solution over the next 12 to 24 months. Although a significant portion of the Company's previously planned geographic expansion has been implemented as a result of the Tie Acquisition, the Company continues to anticipate additional expansion into new markets which it deems to be attractive.

    The Company was founded in 1995 by an experienced team of three telecommunications executives with a combined 61 years of experience in the industry. The Company's senior management team includes John R. Evans, Chairman and Chief Executive Officer, formerly the Executive Vice President and Chief Financial Officer of ICG Communications, Inc. ("ICG") from 1991 until December 1995; Keith V. Burge, President and Chief Operating Officer, who was the founder, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc., a leading national network services integrator; and Philip
G. Allen, Executive Vice President, and former Vice President of Investor Relations and Corporate Communications of ICG. The Company's senior management team also includes many additional telecommunications professionals, each with substantial expertise, leading the sales, customer care, engineering, operations and financial divisions of the Company. As of August 31, 1998, the Company had 736 employees, 436 of whom were added in connection with the Tie Acquisition.

                       THE ENTERPRISE NETWORK OPPORTUNITY

    According to the Company's market research, small and medium-sized businesses (typically with 25 to 500 desktops) are increasingly seeking single-source solutions to their communications requirements as a result of (i) the bewildering array and increasing complexity of network configurations and telephony service offerings, (ii) the need to focus on their core operations rather than network and communications issues, (iii) rapid changes in technology, (iv) the growing importance of the Internet in business and commerce, (v) the cost and difficulty of maintaining in-house technical expertise, and (vi) the potential savings associated with outsourcing their data and communications requirements. The Company believes that the aggregate addressable market for ENS in the cities in which it operates will grow to approximately $105 billion over the next four years, which includes $80 billion for data networking and transport services and products and $25 billion for telephony services. The Company believes that the size and anticipated growth of the market for ENS, continued deregulation in the market for telecommunication services and the absence of regulation of the market for data networking services and certain data transport services such as Internet access have created enormous opportunities for smaller, highly focused, innovative communications providers like Convergent Communications-TM- to compete successfully against ILECs, CLECs, IXCs, data integrators and other traditional providers of communications services.

                             THE ENTERPRISE NETWORK

    INSIDE NETWORK. The Enterprise Network is a Company-designed, owned and managed data and telephony network located inside the customer's premise and linked to the Company's external network through a single digital facility. The provision of an ENS solution begins with an assessment of a customer's near and long-term communications requirements emphasizing how the implementation of an enterprise network will allow the customer to focus on core business functions while reducing its total cost of network ownership, and culminates in the design and implementation of a completely outsourced network solution.

    OUTSIDE NETWORK. The Company's business plan includes the rapid deployment of its Enterprise Point-of-Presence ("E-POP-TM-"). The E-POP-TM-, a third-generation CLEC switching platform, consists of existing switching and transmission equipment and software uniquely configured by the Company to act as a service aggregation point for its customers and a dissemination point to backbone providers of local, long distance, data transport and Internet services. The Company's E-POP-TM- is designed as a scaleable, distributed network that integrates voice and local switching platforms, enabling the Company to add specific data and voice services as required by the customer. By integrating voice and data through a single digital facility, using best-in-class network components, and creating a distributed network architecture, the E-POP-TM- results in lower costs in relation to other CLEC networks. The Company has deployed its E-POPs-TM- in Des Moines, Denver and San Francisco and is currently routing its internal voice and data traffic through them. The Company anticipates that it will begin routing customer traffic over these platforms by the end of the year.

                               BUSINESS STRATEGY

    The goal of Convergent Communications-TM- is to become the premier Enterprise Network Carrier-TM- in its target markets by providing single-source communications services, superior customer care and cost effective communications solutions to its customer's requirements. The Company's business strategy is designed to enable it to achieve rapid market penetration, strong growth and stable, long-term sources of recurring revenues. The Company's strategy includes the following key elements:

    SINGLE-SOURCE PROVIDER. The Company believes that its ability to allow its customers to outsource their entire communications requirements to a single-source provider that delivers a full range of efficient and cost-effective solutions provides significant advantages by reducing the complexity and administrative costs associated with integrating, implementing, coordinating and maintaining diverse networks and technologies obtained from and serviced by multiple vendors.

    OWN THE ENTERPRISE NETWORK. Unlike traditional telecommunications providers which "look in" to the customer's premise, terminating their networks outside of the customer's building, the Company designs, builds and owns the network within the customer's premise, managing and controlling the customer's communications infrastructure under long-term service agreements (typically three to five years in duration). The Company believes its ownership of the communications equipment installed on the customer's premise, and its ability to provide services from within the customer's premise will provide it with significant competitive advantages over non-enterprise based service providers, including the ability to

(i) capture virtually all of the customer's expenditure for communications services, (ii) offer superior customer care, (iii) continually offer and provide new value-added product and service enhancements, and (iv) achieve significantly less customer turnover than traditional communications providers.

    "LEAD WITH DATA; FOLLOW WITH TELEPHONY; CLOSE WITH ENS." The Company believes its strategy of leading with data, following with telephony and closing with ENS will enable it to rapidly penetrate its existing markets, increase the range of communications services provided to its customers and secure a greater percentage of its customers' expenditures on communications services earlier in the sales cycle. This belief is based on a perception that while businesses are accustomed to reliable voice services, customers place paramount importance on data networking and transport services because of the impact inadequate data services can have on a customer's operating efficiency and profitability. As such, the Company's strategy for new customers is to "Lead with Data; Follow with Telephony; and Close with ENS." Once the Company gains the confidence of new customers through the provision of data services, the Company believes that those customers are more likely to purchase its telephone services and ultimately its complete ENS solution.

    TARGET SMALL AND MEDIUM-SIZED BUSINESSES. The Company believes it can achieve rapid market penetration by focusing its sales efforts on small and medium-sized businesses (25 to 500 desktops) with high data usage requirements. The Company believes that these businesses are highly attractive customers for ENS because management of such companies typically lacks the time, expertise and financial resources to adequately fulfill their own data and telephony requirements.

    E-POP-TM- DEPLOYMENT. The Company's business plan includes the deployment of its E-POPs-TM- in its target markets. The E-POP-TM- is a scaleable, distributed network that integrates voice and data over a single digital facility and common switching platform. The Company believes the deployment of E-POPs-TM- will enable it to more quickly achieve improved margins by reducing the cost to the Company of data and voice switching and transmission.

    GROWTH THROUGH STRATEGIC ACQUISITIONS. In each of the Company's target markets, a large number of small private companies provide local and long-distance resale, telecommunications equipment and network integration services. This creates numerous opportunities to acquire industry participants that can provide key technical support personnel and management talent, customer bases for potential expansion to full ENS solutions, accretions to cash flows, and product line extensions. In addition to the Tie Acquisition, the Company has completed 11 acquisitions in 4 markets.

                             COMPETITIVE ADVANTAGES

    The Company believes its business strategy provides it with the following competitive advantages:

    "ONE-STOP SHOPPING." The Company believes that its ability to deliver the entire range of communications services, including its ENS solution, distinguishes it from traditional providers of networking and telecommunications services and is attractive because it (i) reduces the complexity associated with integrating diverse networks and technologies obtained from multiple vendors,
(ii) reduces the administrative expense of network implementation, coordination, maintenance and monitoring and (iii) allows customers to coordinate all of their service needs through a single point of contact.

    LONG-TERM EXCLUSIVE RELATIONSHIPS. The Company's ENS solution is designed to enable it to establish long-term exclusive relationships with its customers. As its customer's ENS provider, the Company seeks to own the network on the customer's premise, acting as the single-source provider of the customer's communications equipment and services, and as the primary consultant for the customer's communications requirements. The Company believes that this ongoing relationship fosters a greater sense of partnership and provides it with (i) the ability to offer additional services to the customer, (ii) a number of competitive advantages over CLECs, ILECs and other service providers, including significantly lower customer turnover, and (iii) stable, long-term sources of recurring revenue.

    REDUCE CUSTOMER'S TOTAL COST OF NETWORK OWNERSHIP. The Company in most cases will reduce the customer's total cost of network ownership by (i) purchasing the customer's existing premise network equipment, (ii) offering bundled communication services at a lower overall cost than existing services, and (iii) minimizing or eliminating the customer's reliance on on-site networking expertise. As a result, the Company expects to provide its customers with higher quality service than they currently receive, while reducing their overall cost of network ownership and operation.

    SOLUTIONS-ORIENTED SALES AND CUSTOMER CARE ORGANIZATION. The Company believes that the primary elements of superior customer care are the establishment of a local sales and service presence and the availability of a single customer interface to handle all customer care requirements. To achieve a cohesive, solutions-oriented sales and customer care approach, and to allow the effective use of a single customer interface, the Company trains its employees to operate in each local market as a member of a team in devising customer solutions and facilitating customer care, and has developed its proprietary operating support system platform called the Computer-Telephony Integrated Support System-TM- ("CTISS"). CTISS is an Oracle-based software system that integrates all internal support services on a single platform, permitting all of the Company's customer care, sales engineering, service management, service delivery, accounting and inventory management personnel to provide input to and work from a single data source.

    EFFICIENT CAPITAL DEPLOYMENT. The Company expects to realize significant capital deployment efficiencies using the E-POP-TM-, a unique third-generation CLEC switching platform designed by the Company. By integrating voice and data through the use of a single digital facility and creating a distributed network architecture, the Company estimates that the E-POP-TM- is approximately 29% less costly than the traditional CLEC switching platform and will become up to 65% less costly as the E-POP-TM- architecture is further refined. In addition, the Company believes its E-POP-TM- platform will provide the Company with substantially greater operating flexibility and higher returns on deployed capital on a market-by-market basis than is achievable by traditional CLECs or ILECs.

                                 FINANCING PLAN


    The net proceeds from the sale of the Units (after funding the Collateral Account) are being used to fund the Tie Acquisition, for expenditures incurred in the continuing development and deployment of the Company's services in its target markets, including funding the deployment of its ENS networks, deployment of E-POP-TM-, continuing enhancement of its CTISS System, other strategic acquisitions, creating local customer care and sales organizations and for general corporate purposes, including working capital and the funding of operating losses and debt service requirements. The Company believes that the remaining net proceeds will be sufficient to fund the Company's aggregate capital expenditure and working capital requirements, including operating losses, associated with its expansion of product and service offerings into its new markets, for the next 9 to 15 months depending on the extent of exercise of the Company's outstanding warrants to purchase 3,410,000 shares of Common Stock, expiring on July 14, 1999 and having a strike price of $3.75 per share (which, if fully exercised, would result in net cash proceeds to the Company of $12.8 million). The amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by the Company's operations. The Company will continue to require additional capital for planned increases in network development, capital expenditures, working capital, debt service, and continued anticipated operating losses. Sources of funding for such additional required capital may include vendor financing, bank loans and public offerings or private placements of equity and/or debt securities.


                            ------------------------

    The principal executive offices of the Company are located at 400 Inverness Drive South, Suite 400, Englewood, Colorado 80112, its telephone number is
(303)749-3000, and its Internet website address on the world wide web is www.converg.com.

                               THE EXCHANGE OFFER

Securities Offered................  Up to $160.0 million principal amount of 13% Series B
                                    Senior Notes Due 2008, which will be registered under
                                    the Securities Act. The form and term of the New Notes
                                    are substantially identical to the Old Notes in all
                                    material respects, except that the New Notes will be
                                    registered under the Securities Act, and therefore will
                                    not be subject to certain transfer restrictions or
                                    entitled to certain registration rights provisions
                                    applicable to the Old Notes.

The Exchange Offer................  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. The New Notes
                                    are being offered in exchange for up to $160.0 million
                                    principal amount of Old Notes. The issuance of the New
                                    Notes is intended to satisfy certain obligations of the
                                    Company contained in the Registration Rights Agreement.
                                    See "The Exchange Offer-- Terms of the Exchange Offer."

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time, on       , 1998, or such later date and time
                                    to which it is extended. See "The Exchange
                                    Offer--Expiration Date; Extensions; Amendments."

Withdrawal........................  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York
                                    City time, on the Expiration Date. See "The Exchange
                                    Offer--Expiration Date; Extensions; Amendments."

Conditions of the Exchange
  Offer...........................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for
                                    exchange. However, the Exchange Offer is subject to the
                                    terms and provisions of the Registration Rights
                                    Agreement. See "The Exchange Offer--Conditions of the
                                    Exchange Offer."

Procedures for Tendering Old
  Notes...........................  Each holder of Old Notes desiring to accept the Exchange
                                    Offer must complete, sign and date the Letter of
                                    Transmittal according to the instructions contained
                                    herein and therein, and deliver (by mail or otherwise)
                                    the Letter of Transmittal, together with the Old Notes
                                    and any other required documents, to the Exchange Agent
                                    (as defined herein) at the address set forth herein
                                    prior to 5:00 p.m., New York City time, on the
                                    Expiration Date. Any beneficial owner whose Old Notes
                                    are registered in the name of a broker, dealer,
                                    commercial bank trust company or other nominee and who
                                    wishes to tender such Old Notes in the Exchange Offer
                                    should instruct such entity or person to promptly tender
                                    on such beneficial owner's behalf.

Guaranteed Delivery Procedures....  Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available,
                                    or (ii) who cannot deliver their Old Notes together with
                                    the Letter of Transmittal to the Exchange Agent prior to
                                    the Expiration Date may tender their Old Notes according
                                    to the guaranteed delivery procedures set forth in the
                                    Letter of Transmittal. See "The Exchange
                                    Offer--Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes...........  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and
                                    consummation of the Exchange Offer, the Company will
                                    accept any and all Old Notes that are properly tendered
                                    in the Exchange Offer prior to 5:00 p.m., New York City
                                    time on the Expiration Date. The New Notes issued
                                    pursuant to the Exchange Offer will be delivered
                                    promptly after acceptance of the Old Notes. See "The
                                    Exchange Offer--Acceptance of Old Notes for Exchange;
                                    Delivery of New Notes."

The Exchange Agent................  Norwest Bank Colorado, N.A. has agreed to serve as the exchange agent (in such capacity, the "Exchange Agent")
                                    in connection with the Exchange Offer. See "The Exchange
                                    Offer--Acceptance of Old Notes for Exchange; Delivery of
                                    New Notes."

Certain Federal Income Tax
  Considerations..................  In the opinion of Gibson, Dunn & Crutcher LLP, the exchange of Old Notes for New Notes in the Exchange
                                    Offer will have no material federal income tax
                                    consequences to the holders of Old Notes. See "Certain
                                    Federal Income Tax Considerations."

Use of Proceeds...................  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of
                                    Proceeds."

Fees and Expenses.................  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration
                                    Rights Agreement will be borne by the Company. The
                                    Company will also pay certain transfer taxes, which may
                                    be applicable to the Exchange Offer. See "The Exchange
                                    Offer--Fees and Expenses."

Accrued Interest..................  The New Notes will bear interest at a rate of 13% per annum from April 1, 1998. Holders whose Old Notes are
                                    accepted for exchange will forego accrued but unpaid
                                    interest on such Old Notes for the period from October
                                    1, 1998, to the date of exchange, and will receive such
                                    interest under the New Notes. Pursuant to the terms of
                                    the Old Notes, additional interest will accrue at a rate
                                    of 0.5% per annum from August 31, 1998 until the
                                    consummation of the Exchange Offer because the
                                    Registration Statement with respect to the Exchange
                                    Offer was not declared effective by August 30, 1998. See
                                    "Description of the Notes--Maturity, Interest and
                                    Principal."

Resales of New Notes..............  Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to
                                    third parties in other transactions, the Company
                                    believes that the New Notes issued pursuant to the
                                    Exchange Offer to any holder of Old Notes in exchange
                                    for Old Notes may be offered for resale, resold and
                                    otherwise transferred by a holder (other than (i) a
                                    broker-dealer who purchased the Old Notes directly from
                                    the Company for resale pursuant to Rule 144A under the
                                    Securities Act or (ii) a person that is an affiliate of
                                    the Company within the meaning of Rule 405 under the
                                    Securities Act), without further compliance

                                    with the registration and prospectus delivery provisions
                                    of the Securities Act, provided that such holder is
                                    acquiring the New Notes in the ordinary course of
                                    business and is not participating, and has no
                                    arrangement or understanding with any person to
                                    participate, in a distribution of the New Notes. Each
                                    broker-dealer that receives New Notes for its own
                                    account in exchange for Old Notes, where such Old Notes
                                    were acquired by such broker as a result of
                                    market-making or other trading activities, must
                                    acknowledge that it will deliver a prospectus in
                                    connection with any resale of such New Notes. See "The
                                    Exchange Offer-- Resales of the New Notes" and "Plan of
                                    Distribution."

Effect of Not Tendering Old Notes
  for Exchange....................  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange
                                    Offer, continue to be subject to the existing
                                    restrictions upon transfer thereof. The Company will
                                    have no further obligations to provide for the
                                    registration under the Securities Act of such Old Notes.

                            DESCRIPTION OF NEW NOTES

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions or entitled to certain registration rights provisions applicable to the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Exchange Agent of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Description of the Notes."

Notes Offered.....................  $160.0 million aggregate principal amount of 13% Series
                                    B Senior Notes Due 2008.

Maturity Date.....................  April 1, 2008.

Interest..........................  Interest will accrue on the New Notes at a rate of 13%
                                    per annum payable semiannually in arrears on April 1 and
                                    October 1 of each year. For the period from October 1,
                                    1998, through the date of the consummation of the
                                    Exchange Offer, additional interest will accrue at a
                                    rate of 0.5% per annum because the Exchange Offer will
                                    not have been consummated prior to September 29, 1998.

Collateral Account................  Concurrently with the closing of the sale of the Old
                                    Notes, the Company deposited in the Collateral Account
                                    (as defined) an amount of U.S. Government Securities
                                    (approximately $56.8 million), that, together with the
                                    proceeds from the investment thereof, will be sufficient
                                    to pay when due each of the first six scheduled interest
                                    payments on the New Notes, with any balance to be
                                    retained by the Company. The New Notes will be
                                    collateralized by a first priority security interest in
                                    the Collateral Account. See "Description of the Notes--
                                    Disbursement of Funds; Collateral Account."

Ranking...........................  The New Notes will be senior unsecured obligations of the Company (except for the security interest in the
                                    Collateral Account) ranking PARI PASSU in right of
                                    payment with all future unsecured senior indebtedness of
                                    the Company and senior in right of payment to all future
                                    subordinated indebtedness of the Company. As of June 30,
                                    1998, which reflects the effect of the sale of the Units
                                    (and thus the $160 million of Indebtedness represented
                                    by the New Notes) and the application of the proceeds
                                    from the sale of the Units, there was approximately $0.1
                                    million of indebtedness of the Company on an
                                    unconsolidated basis outstanding to which holders of New
                                    Notes were effectively subordinated in right of payment.
                                    At such time, the subsidiaries had aggregate liabilities
                                    of approximately $15.8 million to which holders of New
                                    Notes were structurally subordinated. Because the
                                    Company is a holding company that conducts its business
                                    through its subsidiaries, all existing and future
                                    indebtedness and other liabilities and commitments of
                                    the Company's subsidiaries, including trade payables,
                                    will be effectively senior to the New Notes. Subject to
                                    certain limitations, the Company and its Restricted
                                    Subsidiaries (as defined) may incur additional
                                    indebtedness in the future, including secured
                                    indebtedness. The Company has granted a security
                                    interest to the Trustee (as defined) for the benefit of
                                    the holders of the New Notes in the Collateral Account
                                    and all amounts deposited therein as required under the
                                    Indenture (as defined). The holders of the New Notes
                                    will have a claim on the amounts on deposit in the
                                    Collateral Account that is prior to the claims of other
                                    creditors of the Company. See "Risk Factors--
                                    Substantial Indebtedness; Insufficiency of "Restrictive
                                    Covenants;" "--Holding Company Structure; Structural
                                    Subordination;" "--Effect of Substantial Additional
                                    Indebtedness on Company's Ability to Repay the Notes;"
                                    and "Description of the Notes--Ranking."

Sinking Fund......................  None.

Optional Redemption...............  The New Notes will be redeemable at the option of the
                                    Company, in whole or in part, at any time on or after
                                    April 1, 2003, at the redemption prices set forth
                                    herein, plus accrued interest to the date of redemption.
                                    In addition, on or prior to April 1, 2001, the Company
                                    may redeem up to 35% of the New Notes with the net
                                    proceeds of one or more Public Equity Offerings (as
                                    defined) or one or more sales of Common Stock to a
                                    Strategic Equity Investor (as defined) at a redemption
                                    price of 113% of the principal amount, together with
                                    accrued and unpaid interest to the date of redemption;
                                    provided that at least 65% of the aggregate principal
                                    amount of the New Notes are outstanding immediately
                                    after giving effect to such redemption. See "Description
                                    of the Notes--Optional Redemption."

Change of Control.................  Following the occurrence of a Change of Control (as defined), each holder of New Notes may require the
                                    Company to make an offer to purchase all outstanding New
                                    Notes at a purchase price

                                    equal to 101% of the principal amount thereof, together
                                    with accrued and unpaid interest, if any, to the date of
                                    purchase. See "Description of the Notes--Certain
                                    Covenants."

Certain Covenants.................  The indenture pursuant to which the New Notes will be issued (the "Indenture") contains certain covenants that
                                    restrict, among other things, the ability of the Company
                                    and its Restricted Subsidiaries to (i) incur certain
                                    indebtedness, (ii) pay dividends and make certain other
                                    restricted payments, (iii) create liens, (iv) permit
                                    other restrictions on dividends and other payments by
                                    Restricted Subsidiaries and make certain investments in
                                    Unrestricted Subsidiaries, (v) issue and sell capital
                                    stock of Restricted Subsidiaries, (vi) guarantee certain
                                    indebtedness, (vii) sell assets, (viii) enter into
                                    transactions with Affiliates (as defined) and (ix)
                                    merge, consolidate or transfer substantially all of the
                                    assets of the Company. The covenants require the Company
                                    to make an offer to purchase specified amounts of New
                                    Notes in the event of certain asset sales. There can be
                                    no assurance that the Company will have sufficient funds
                                    to complete any purchase of New Notes upon such a sale
                                    of assets. See "Description of the Notes--Certain
                                    Covenants."

Exchange Rights...................  Holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New
                                    Notes. Holders of the Old Notes are entitled to certain
                                    exchange rights pursuant to the Registration Rights
                                    Agreement which this Exchange Offer is intended to
                                    satisfy. Once the Exchange Offer is consummated, the
                                    Company will have no further obligations to register any
                                    of the Old Notes not tendered by the holders for
                                    exchange.

                            DESCRIPTION OF WARRANTS

    The Units issued in the Initial Offering each consisted of one Old Note and four warrants, with each warrant entitling the holder thereof to purchase 2.7 shares of the Company's common stock, no par value (subject to adjustment from time to time) at an exercise price of $0.01 per share. The Warrants expire on April 1, 2008. The Old Notes and Warrants became separably transferable on October 2, 1998.

    As of June 30, 1998, there were 19 holders of record of Warrants consisting solely of institutional investors. The New Notes will not be issued with Warrants, and the Exchange Offer does not involve the exchange of the Warrants.

                            ABSENCE OF PUBLIC MARKET

    There has been no public market for the Old Notes. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the New Notes; however, they are not obligated to do so and any market making may be discontinued at any time. Therefore, there can be no assurance that an active market for the New Notes will develop or as to the liquidity of any such market.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 16 for a discussion of certain factors that should be considered in connection with the Exchange Offer.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following summary financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in the Prospectus. The selected financial data, except the information as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 and for the year ended December 31, 1993, are derived from the financial statements of the Company and its predecessor, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The data presented below for the year ended December 31, 1993 has been derived from the unaudited financial statements of the Company's predecessor. The data presented below as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 are derived from unaudited financial statements of the Company included in the Registration Statement. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the full year. These unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                                                  FOR THE PERIOD
                            FOR THE YEAR      FOR THE YEAR     FOR THE YEAR     FOR THE PERIOD    FROM INCEPTION   FOR THE YEAR
                                ENDED             ENDED            ENDED        JANUARY 1, 1996       THROUGH          ENDED
                            DECEMBER 31,      DECEMBER 31,     DECEMBER 31,         THROUGH        DECEMBER 31,    DECEMBER 31,
                                1993              1994             1995        DECEMBER 16, 1996       1996            1997
                            (PREDECESSOR)     (PREDECESSOR)    (PREDECESSOR)     (PREDECESSOR)      (SUCCESSOR)     (SUCCESSOR)
                          -----------------  ---------------  ---------------  -----------------  ---------------  -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE NUMBERS)
OPERATING STATEMENT
DATA(1):
Total revenues..........      $     476         $     988        $   1,434         $   1,496         $      98       $  10,210
Operating costs.........            292               729              964             1,018                79           7,368
Selling, general and
  administrative........            202               477              405               554               552          10,983
Depreciation and
  amortization..........              3               106              127               124                41           1,453
                                  -----           -------          -------           -------           -------     -------------
                                    497             1,312            1,496             1,696               672          19,804
Interest income
  (expense) and other...             (1)              (64)             (17)              (21)               (1)            (61)
                                  -----           -------          -------           -------           -------     -------------
Net loss before
  extraordinary item....            (22)             (388)             (79)             (221)             (575)         (9,655)
Extraordinary Item......            (34)           --               --                --                --              --
Net loss................      $     (56)        $    (388)       $     (79)        $    (221)        $    (575)      $  (9,655)
Net loss per share
  (basic)(2)............                                                                             $   (0.07)      $   (0.46)
                                                                                                       -------     -------------
                                                                                                       -------     -------------
Net loss per share
  (diluted)(2)..........                                                                             $   (0.07)      $   (0.46)
                                                                                                       -------     -------------
                                                                                                       -------     -------------
Weighted average shares
  outstanding
  (basic)(2)............                                                                                 7,775          20,922
                                                                                                       -------     -------------
                                                                                                       -------     -------------
Weighted average shares
  outstanding
  (diluted)(2)..........                                                                                 7,775          20,922
                                                                                                       -------     -------------
                                                                                                       -------     -------------

                          FOR THE SIX MONTHS ENDED
                          ------------------------
                           JUNE 30,      JUNE 30
                             1997         1998
                          (SUCCESSOR)  (SUCCESSOR)
                          -----------  -----------
OPERATING STATEMENT
DATA(1):
Total revenues..........   $   2,618    $  14,505
Operating costs.........       1,737       10,570
Selling, general and
  administrative........       3,161       13,772
Depreciation and
  amortization..........         456        1,953
                          -----------  -----------
                               5,354       26,295
Interest income
  (expense) and other...          66       (4,489)
                          -----------  -----------
Net loss before
  extraordinary item....      (2,670)     (16,279)
Extraordinary Item......      --           --
Net loss................   $  (2,670)   $ (16,279)
Net loss per share
  (basic)(2)............       (0.15)       (0.60)
                          -----------  -----------
                          -----------  -----------
Net loss per share
  (diluted)(2)..........       (0.15)       (0.60)
                          -----------  -----------
                          -----------  -----------
Weighted average shares
  outstanding
  (basic)(2)............      18,263       27,131
                          -----------  -----------
                          -----------  -----------
Weighted average shares
  outstanding
  (diluted)(2)..........      18,263       27,131
                          -----------  -----------
                          -----------  -----------

                                                                                                                         AS OF
                                                                                                                     JUNE 30, 1998
                                                                                                                     -------------
BALANCE SHEET:(1)
Working capital....................................................................................................    $  95,696
Property and equipment, net........................................................................................       12,722
Total assets.......................................................................................................      185,879
Total liabilities..................................................................................................      174,634
Shareholders' equity...............................................................................................       11,245

                                                                                                    FOR THE PERIOD
                           FOR THE YEAR     FOR THE YEAR      FOR THE YEAR       FOR THE PERIOD     FROM INCEPTION   FOR THE YEAR
                               ENDED            ENDED             ENDED          JANUARY 1, 1996        THROUGH          ENDED
                           DECEMBER 31,     DECEMBER 31,      DECEMBER 31,           THROUGH         DECEMBER 31,    DECEMBER 31,
                               1993             1994              1995          DECEMBER 16, 1996        1996            1997
                           (PREDECESSOR)    (PREDECESSOR)     (PREDECESSOR)       (PREDECESSOR)       (SUCCESSOR)     (SUCCESSOR)
                          ---------------  ---------------  -----------------  -------------------  ---------------  -------------
OTHER OPERATING DATA:
  Net cash provided by
    (used in) operating
    activities..........     $     (45)       $    (217)        $      60           $     (31)         $    (283)      $  (7,104)
  Net cash used in
    investing
    activities..........           (74)            (200)               (8)                (36)            (1,446)        (11,242)
  Net cash provided by
    (used in) financing
    activities..........           124              427               (61)                 91              4,890          15,852
  EBITDA(3).............           (18)            (218)               65                 (76)              (533)         (8,141)
  Capital expenditures..            66              140                23                  36                 29           2,042

                          FOR THE SIX MONTHS ENDED
                          ------------------------
                           JUNE 30,      JUNE 30
                             1997         1998
                          (SUCCESSOR)  (SUCCESSOR)
                          -----------  -----------
OTHER OPERATING DATA:
  Net cash provided by
    (used in) operating
    activities..........      (1,619)      (8,836)
  Net cash used in
    investing
    activities..........        (641)    (140,660)
  Net cash provided by
    (used in) financing
    activities..........         965      153,132
  EBITDA(3).............      (2,280)      (9,837)
  Capital expenditures..       1,037        9,018

------------------------------

(1) Effective December 17, 1996, the Company acquired Integrated Communication Networks, L.C. ("ICN"). ICN is referred to as the "predecessor" for the period prior to the acquisition. The Company, since inception, and ICN, since December 17, 1996, are referred to as the "successor."

(2) Per share data is not relevant for the Company's predecessor due to its different capital structure and therefore is not included.

(3) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity. As definitions of EBITDA may vary, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other companies.

                                  RISK FACTORS

    HOLDERS OF THE OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, IN CONNECTION WITH THE EXCHANGE OFFER.

    LIMITED OPERATING HISTORY, OPERATING LOSSES AND NEGATIVE CASH FLOWS. The Company commenced active operations in January 1997. As a result, the Company is subject to many of the risks common to developing enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of sufficient customers and revenues to be self-sustaining. The Company had revenues of $10.2 million and $14.5 million for the year ended December 31, 1997 and six months ended June 30, 1998, respectively ($105.6 million and $55.9 million, respectively, on a pro forma basis to reflect the Tie Acquisition), and net losses of $9.7 million and $16.3 million, respectively ($47.2 million and $31.6 million, respectively, on a pro forma basis to reflect the Tie Acquisition and issuance of the Old Notes as of January 1, 1997), for the same periods. The Company expects to incur significant operating losses and to generate negative cash flows during the next several years. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to meet its working capital requirements, which could have a material adverse effect on the Company. In addition, the Company may not be able to make payments on the Notes. See "--Substantial Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LIMITED OPERATION OF CERTAIN SERVICES. Historically, substantially all of the Company's revenues have been derived from data integration equipment sales and services and voice product sales and services. Although these sources of revenues are components of ENS, revenues from the provision of a full line of integrated ENS solutions to individual customers have been limited and did not commence until late 1997. In 1997, revenues from ENS were approximately $6,200, or 0.1% of total 1997 revenues. As of June 30, 1998, the Company had entered into long-term ENS contracts with 13 customers. These contracts are expected to provide the Company with approximately $2.5 million in annual contract revenues. Although the Company intends to substantially increase its revenues from its ENS operations, holders of the Notes have limited historical information about these operations upon which to base an evaluation of the Company's past or future performance. Furthermore, it cannot be predicted whether the demand for ENS services, particularly owning, installing and maintaining communications networking equipment at the customer's premise, is as significant as the Company anticipates, whether the Company can achieve its anticipated penetration of these markets and whether it will meet its margin estimates for ENS service. Were any of these objectives not achieved, the performance of the Company would be materially adversely affected, and the Company could be unable to repay its indebtedness, including the Notes.

    The Company anticipates significant margin enhancement will result from deployment of its E-POP-TM- switching platform, which incorporates a number of independent components manufactured by other companies. The Company has only recently deployed E-POP-TM- in three of its markets for internal use. While all of the components of the E-POP-TM- switching platform have established histories of successful performance as individual products, the E-POP-TM- configuration does not have a significant operating history. In particular, the E-POP-TM- and future enhancements or adaptations may contain undetected design faults and "bugs" that, despite testing by the Company, are discovered only after the E-POP-TM- has been deployed in the Company's target markets. The failure of any component of the E-POP-TM- could result in the interruption of service to the customers serviced by that E-POP-TM- until necessary repairs are effected or replacement equipment is installed. Extensive testing and performance evaluations are being conducted and production deployment for customer traffic is expected in late 1998. While the Company expects these switches to improve the Company's financial performance and service ability, there can be no assurance that the E-POP-TM- platforms will deliver the expected results or that the Company will be successful in deploying these switches in all its targeted markets.

    RECENT SIGNIFICANT ACQUISITION. On July 31, 1998, the Company acquired substantially all the assets of Tie, the fourth largest independent distributor of business telephone systems in the United States. Tie was a substantially larger business than the Company (1997 revenues of $95.4 million versus $10.2 million for the Company; 463 employees at June 30, 1998 versus 274 employees of the Company at that date) and no assurance can be given that the Company will be able to successfully integrate, operate or manage the business acquired from Tie.


    At the time of the acquisition of substantially all of Tie's assets, Tie was a debtor-in-possession operating under Chapter 11 of the United States Bankruptcy Code having filed for protection thereunder in April 1998. Although the Company believes that Tie's previous financial difficulties were the result of under capitalization, a weak strategic plan put in place by now departed managers and a very high level of corporate overhead, no assurance can be given that the Company will be able to remedy all of the matters which led to Tie's bankruptcy filing. Furthermore, the Company's plans to expand its data and ENS products and services into the existing Tie markets will require significant additional expenditures in the areas of capital and direct operating costs, increasing the previously anticipated net losses of the Company. It should also be noted that in 1991, Tie (then predominately a manufacturer of voice products) was reorganized under Chapter 11 of the United States Bankruptcy Code, primarily as a result of an inability to service its indebtedness. Although the Company acquired substantially all of Tie's assets and all of its customer base, the Company did not acquire the corporation in which they existed and has no ongoing relationship with such corporation or its Chapter 11 proceeding.


    SUBSTANTIAL CAPITAL REQUIREMENTS. Although the Company estimates that the remaining net proceeds of the Initial Offering will enable it to meet its operating capital requirements for approximately the next 9 to 15 months, depending on the extent to which the Company's outstanding warrants to purchase Common Stock are exercised prior to their expiration in July 1999, many factors could cause the Company to require additional capital sooner, including, for example, if the Company pursues a greater number of acquisitions of companies providing communications services than is currently planned or if it chooses to enter additional markets, enters markets earlier than currently anticipated, or substantially exceeds its penetration estimates. Material shortfalls with regard to the Company's estimated operating and financial performance could also cause the Company to require such additional capital. There can be no assurance that following the expenditure of the proceeds of the Initial Offering the Company will be successful in raising sufficient debt or equity capital to fund its operations or that such funds, if available, will be available on a timely basis or on terms that are acceptable to the Company. In addition, capital leasing facilities, including equipment leasing arrangements, may be unavailable to the Company or may be offered on unacceptable terms. The Company's business plan contemplates the need for additional financing from other sources. In the event such financing is unavailable in the amount and on terms acceptable to the Company, the Company could be compelled to alter its business strategy, or delay or abandon some of its future plans or expenditures which could have a material adverse effect on the Company's financial condition and results of operations, which in turn could adversely affect the ability of the Company to repay its indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    SUBSTANTIAL INDEBTEDNESS; RESTRICTIVE COVENANTS. As a result of the sale of the Units, the Company is highly leveraged. At June 30, 1998, which includes the effect of the sale of the Units and the application of the net proceeds therefrom, the Company had total consolidated indebtedness of $158.5 million (or 93% of the total capitalization of the Company), net of approximately $6.6 million of unaccreted discount resulting from the value ascribed to the Warrants and the total liabilities of the Company (including trade accounts payables and accrued liabilities) were approximately $174.6 million. See "Capitalization." The degree to which the Company is leveraged may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized companies, to withstand downturns in its business or the economy generally, and to pursue business opportunities that may be in the best interests of the Company and its security holders.

    The Indenture imposes operating and financial restrictions on the Company and its subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make investments, make dividend payments and other distributions on capital stock and redeem capital stock. See "Description of the Notes." There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company.

    HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION. The Company is a holding company with no direct operations and no assets other than cash and the capital stock of its two subsidiaries, Convergent Communications Services, Inc. ("CCSI") and Convergent Capital Corporation ("C3"). The Company will be dependent on the cash flow of CCSI and C3 to meet its obligations, including the payment of interest and principal on the Notes. Each of the Company's subsidiaries is a separate legal entity that has no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the Company's subsidiaries are restricted from making payments to the Company if the Company or any of the subsidiaries is in default under the terms of the instruments governing certain of its existing indebtedness. Because neither of the Company's subsidiaries will guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of the Company's subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of the Company's subsidiaries (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of the Company's subsidiaries, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of the Company's subsidiaries held by other creditors. As of June 30, 1998, the Company's subsidiaries had aggregate liabilities of $15.8 million and the Company had total consolidated indebtedness of $158.5.

    The Notes will be unsecured and will be effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of June 30, 1998, the Company had $0.1 million of secured indebtedness on an unconsolidated basis. The Indenture permits the Company or the Company's subsidiaries to incur additional unsecured and secured indebtedness. See "Description of the Notes." The Company expects that indebtedness under any bank credit facility will be secured by a pledge by the Company of 100% of the capital stock of the Company's subsidiaries and future subsidiaries of the Company's subsidiaries and all assets held directly by the Company's subsidiaries and their respective future subsidiaries, and will be guaranteed by such subsidiaries. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, such assets will be available to satisfy obligations of such secured debt before any payment can be made on the Notes. In addition, to the extent such assets would not satisfy in full such secured indebtedness, the holders of such indebtedness will have a claim for any shortfall that is PARI PASSU (or effectively senior if the indebtedness were issued by the Company's subsidiaries) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    EFFECT OF SUBSTANTIAL ADDITIONAL INDEBTEDNESS ON THE COMPANY'S ABILITY TO REPAY THE NOTES. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries, and the Company and one or more of its subsidiaries are likely to incur substantial additional indebtedness during the next few years in order to expand the Company's business. Also, in addition to the current equipment leasing facilities which are secured by certain equipment and portions of the revenue streams from its subsidiaries, the Company or one or more of its subsidiaries may establish additional bank credit facilities which may be secured by a substantial portion of its assets. See "Certain Indebtedness." Although the Company is having discussions with several financial institutions regarding the possible establishment of such a facility, such discussions have not progressed past the preliminary stage. Additional indebtedness, including any indebtedness under a bank credit facility, may rank PARI PASSU with the Notes, or effectively senior to the Notes, if issued by a subsidiary of the Company or if issued on a secured basis by the Company. See "Description of the Notes." The debt service requirements of any additional indebtedness could make it more difficult for the Company to make principal and interest payments on the Notes. Earnings generated by any of the Company's subsidiaries, as well as the existing assets of such subsidiaries, will have to be used first by such subsidiaries to fulfill their debt service requirements. See "--Holding Company Structure; Structural Subordination."

    RISK ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY. Since its inception, the Company's growth has been dependent upon successful implementation of its business plan, including the acquisition of providers of various data and telephony services. The expansion and development of the Company's operations (including the acquisition of additional businesses) will depend on, among other things, the Company's ability to assess markets, identify, finance and complete suitable acquisitions, obtain any required government authorizations, franchises and permits, and develop and sell new products and services, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The failure to quickly integrate operations of newly acquired businesses with the Company's business and to effectively manage the Company's anticipated rapid growth may adversely impact operating results. The Company believes its ability to offer, market and sell these products and services will be important to the Company's ability to meet its long term strategic growth objectives, but that this ability is dependent on the Company's ability to obtain the needed capital, continued favorable regulatory and legislative environments and the acceptance of such products and services by the Company's customers. No assurance can be given that the Company will be able to effectively manage all aspects of the Company's expected growth.

    The Company is experiencing a period of rapid expansion which management expects will continue for the foreseeable future. This growth has increased the operating complexity of the Company as well as the level of responsibility for both existing and new management personnel. The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to effectively manage its expansion could have a material adverse effect on its business.

    DEPENDENCE UPON NETWORK INFRASTRUCTURE AND PRODUCTS AND SERVICES OF
OTHERS. The Company's success in marketing its services requires that the Company provide superior reliability, capacity and service. Although the Company can exercise direct control of the customer care and support it provides, many of the services and products offered are provided by others. Such services and products are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which have caused, and will continue to cause, interruptions in service or reduced capacity for the Company's customers. Such problems, although not the result of failures by the Company, can result in dissatisfaction among its customers with the products and services provided by the Company.

    In addition, the Company's initial ability to provide complete telecommunications services to its customers will be dependent to a large extent upon the availability of unbundled telecommunications services from others on terms and conditions that are acceptable to the Company and its customers. There can be no assurance that government regulations will continue to mandate the availability of some or all of such services or that the quality or terms on which such services are available will be acceptable to the Company or its customers.

    OBSOLESCENCE AND REMARKETING; RAPID TECHNOLOGICAL CHANGES. The Company's ENS strategy includes purchasing customer premise equipment, including PBXs, hardware and other data and telephony equipment, from the customer and from third party suppliers for the benefit of the Company's customers. While some of the equipment purchased from the Company's customers may be leased back to the customer, much of the equipment will likely be replaced by more technologically advanced equipment. As a result, the Company may own, or assume lease obligations related to, equipment which may no longer be the most advanced technological equipment available. In order to recoup costs and maintain the Company's margins for ENS, the Company will need to remarket this equipment. The Company believes that it can remarket the equipment to (i) other customers of the Company not requesting the most technologically advanced equipment, (ii) the Company's leasing vendors, which have established remarketing channels and (iii) third parties through remarketing channels which the Company expects to develop. However, the Company can give no assurance that it will be able to successfully remarket obsolete or technologically less advanced equipment, and failure to do so could have a material and adverse effect on the financial condition of the Company.

    LIMITATIONS ON REPURCHASE UPON A CHANGE OF CONTROL. In the event of a Change of Control (as defined), each holder of the Notes will have the right, at such holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The ability of the Company to repurchase the Notes upon a Change of Control will be dependent on the availability of sufficient funds and compliance with applicable securities laws. A Change of Control may cause an acceleration of other indebtedness, if any, of the Company, in which case such indebtedness may be required to be repaid in full before redemption or repurchase of the Notes. Accordingly, there can be no assurance that the Company will be able to repurchase the Notes upon the occurrence of such events. The requirement that the Company offer to repurchase the Notes would not necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of the Notes--Change of Control."

    DEPENDENCE ON KEY PERSONNEL. The Company's business is managed by a small number of key management and operating personnel, including without limitation John R. Evans, Keith V. Burge and Philip G. Allen, the loss of whom could have a material adverse impact on the Company's business. The Company believes that its future success also will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel in its sales and service areas as well as in its executive and planning functions.

    IMPACT OF THE YEAR 2000 ISSUE. The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year, resulting in date-sensitive software having the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company is in the process of assessing its systems and the systems of third parties with whom the Company does business. If the Company's systems or the systems of other companies on whose services the Company depends or with whom the Company's systems interface are not year 2000 ready when they need to be, there could be a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    CONTROL BY PRINCIPAL SHAREHOLDERS. The officers and directors of the Company beneficially own approximately 27.2% of the outstanding shares of the Common Stock. The three founding shareholders, Messrs. Evans, Burge and Allen, beneficially own 6,370,703 of the outstanding shares of the Common Stock (approximately 22.9% of outstanding shares of Common Stock), and are parties to a voting agreement pursuant to which they have agreed, along with their respective spouses who are also beneficial owners of shares of Common Stock, to vote their shares of Common Stock as a group. Accordingly, the Company's officers and directors are likely to continue to exercise control or substantial influence over the Company's affairs, business and election of members of the Company's Board of Directors. See "Principal Shareholders."

    BANKRUPTCY RISKS RELATED TO COLLATERAL ACCOUNT. The right of the Trustee under the Indenture to foreclose upon and sell the assets in the Collateral Account upon the occurrence of an Event of Default with respect to the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Company. Under applicable bankruptcy law, secured creditors such as the holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of the Notes--Disbursement of Funds; Collateral Account."

    ABSENCE OF A PUBLIC MARKET. The New Notes are a new issue of securities. The Company does not intend to apply for listing of the New Notes on any securities exchange or on Nasdaq. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the liquidity or continuation of any market for the New Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected. In addition, the New Notes may trade at prices that may be higher or lower than the respective initial offering price of the Old Notes depending upon many factors, including prevailing debt interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities such as the New Notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that the market for the New Notes would not be subject to similar disruptions.

    FRAUDULENT CONVEYANCE RISKS; PREFERENTIAL TRANSFER. Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company, at the time of issuance of, or making any payment in respect of, the Notes, (a)(i) was or was rendered insolvent thereby, was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, and (ii) received less than reasonably equivalent value or fair consideration for such issuance, or (b) issued the Notes or made any payment thereunder with intent to hinder, defraud or delay any of its creditors, the obligations of the Company under some or all of the Notes could be voided or held to be unenforceable by a court, the obligations of the Company under the Notes could be subordinated to claims of other creditors or the holders would be required to return payments already received. In particular, if the Company were to cause a subsidiary to pay a dividend in order to enable the Company to make payments in respect of the Notes, and such transfer were deemed a fraudulent transfer, the holders could be required to return the payment. In any of the foregoing cases, there could be no assurance that the holders would ultimately recover the amounts owing under the Notes.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in any such case. Generally, however, the Company or its subsidiaries would be considered insolvent if the sum of its or their debts, including contingent liabilities, was greater than all of its assets at a fair valuation, if it had unreasonably small capital to conduct its business, or if the present fair salable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. The Company believes that it was not insolvent at the time of or as a result of the Initial Offering, that it will not be insolvent at the time of or as a result of the Exchange Offer and that it has not engaged in a business or transaction for which its remaining assets would constitute unreasonably small capital. The Company did not incur, does not intend to incur and believes that it will not incur debts beyond its ability to pay as they mature. There can be no assurance, however, that a court passing on such questions would agree with the Company's analysis.

    COMPETITION. The data networking, data transport and telephony industries are highly competitive, and the 1996 Act (as defined) has opened the local telephone market to competition in all states. Although the Company does not believe that a significant number of other companies are providing single-source solutions for the data networking, data transport, and telephony requirements of the Company's target customers, numerous competitors are attempting to fulfill one or more of such requirements. Most of the Company's competitors have financial and other resources greater than those of the Company. Many of these competitors also have long-standing relationships with their customers and greater name recognition than the Company. With respect to many individual products or services it offers, the Company does not necessarily enjoy any particular competitive advantage over other industry participants. The degree of competition in its target markets may prevent the Company from fully realizing its proposed business plans. In addition, the current trend toward deregulation of the provision of telecommunications services makes it more likely that the Company will face more intense competition in the future.

    The various individual product and service components of the Company's ENS offering are subject to substantial competition. In addition to competition from ILECs, including the RBOCs and GTE, the Company faces competition, or prospective competition, from new entrants to all these individual product and service markets. These new competitors include CLECs, long distance carriers offering local telecommunications services, fixed wireless services, and commercial mobile radio service providers offering wireless local loop services. In addition, the Company faces competition, and prospective competition, in the provision of data networking and customer premises equipment (as defined). Some of these competitors or potential competitors are or will be able to bundle the product and service components offered by the Company, including integrating data networking, data transport, and telephony. In particular, US West and other RBOCs have filed petitions seeking to have the FCC deregulate immediately the provision of packet-switched transport services, including frame relay and ATM. See "Regulatory Environment." In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company with resources far greater than those of the Company. See "Business--Competition."


    In particular, any telecommunications carrier that offers both some local and long-distance telecommunications services, including any RBOC permitted to offer in-region long-distance services, will be able to offer, as a single-source provider, both local exchange and long-distance service to customers. Indeed, some of the companies described herein under the heading "Business--Competition," offer facilities-based and/or resale local and long-distance data and voice transmission services. However, to the Company's knowledge, these companies are not offering the total one-source solution of Enterprise Network Services, including data networking. At the current time, no RBOC is permitted to offer in-region long-distance service. Under Section 271 of the 1996 Act, an RBOC is prohibited from providing long-distance service that originates in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has denied all such applications to date. The Company anticipates that a number of RBOCs will file additional applications for in-region long distance authority in 1998 and 1999, and it is possible that one or more may be granted.


    REGULATION. The Company's data networking services are not currently subject to federal or state regulation, but may be subject to certain local governmental license fees. The Company's local and long-distance telephony services, and to a lesser extent its data transport services, are subject to federal, state, and, to some extent, local regulation. The public telephone services provided by the Company, while expected to become a diminishing part of the business of the Company, are also subject to federal, state, and, to some extent, local regulation.

    The FCC exercises jurisdiction over all telecommunications common carriers, including the Company, to the extent that they provide interstate or international communications. Each state regulatory commission retains jurisdiction over the same carriers to the extent they provide intrastate communications in the state. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public right-of-way. Changes to the regulations imposed by any of these regulators could affect the Company.

    While the Company believes that the current trend toward relaxed regulatory oversight and competition will benefit the Company, the Company cannot predict the manner in which all aspects of the

1996 Act will be implemented by the FCC and by state regulators or the impact that such regulation will have on its business. The FCC has issued regulations
(1) limiting the ability of states to enact prohibitions on resale of ILEC service to customers to whom an ILEC does not offer that service at retail; (2) establishing interim default wholesale rates for local telecommunications services; and (3) setting standards governing the terms and prices of interconnection and access to unbundled ILEC network elements. Many of these regulations, including the FCC's promulgation of pricing standards, have been vacated by reviewing courts and these and other regulations are currently the subject of judicial appeals and FCC petitions for reconsideration. The Company's business plan depends upon LECs providing interconnection and unbundled network elements and/or resale of local telecommunications services. The Company cannot predict the outcome of various rulemakings being conducted by the FCC, or of the judicial appeals therefrom, establishing the terms upon which ILECs must offer resale of wholesale local telecommunications services, resale of network elements, and interconnection. The outcome of these rulemakings, judicial appeals, and subsequent FCC action may make it more difficult or expensive for the Company or competitors to use and combine network elements, or to resell ILEC services. Such developments could have a material adverse effect on the Company. The Company also cannot predict whether other regulatory decisions and changes will enhance or lessen the competitiveness of the Company relative to other providers of the products and services offered by the Company. In particular, the Company cannot predict when federal and state regulators will allow RBOCs to offer in-region long-distance services. See "Business--Regulatory Environment." In addition, the Company cannot predict what other costs or requirements might be imposed on the Company by state or local governmental authorities and whether or not any additional costs or requirements will have a material adverse effect on the Company.

    POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK. The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is currently unsettled. The imposition upon the Company of potential liability for materials carried on or disseminated through its systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product for service offerings. Further, the costs incurred in defending against any such claims and the potential adverse outcomes of such claims could have a material adverse effect on the Company's financial condition and results of operations.

    CLASSIFICATION AS AN INVESTMENT COMPANY. Pending deployment of the proceeds of the Offering in the Company's business, the assets it will have invested in interest bearing obligations will exceed the assets it has invested in its operating activities. While the Company believes it should not be classified as an investment company under the Investment Company Act of 1940, as amended, and should be able to structure its activities to avoid such a classification, if it were to be so classified, it would be subject to significant regulation and restrictions on its activities which could have a material adverse effect on the Company.

                               THE EXCHANGE OFFER

    Although the discussion below summarizes all material provisions of the Notes Registration Rights Agreement, it does not purport to be complete and reference is made to the provisions of the Notes Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part, and a copy of which is available upon request to the Company.

PURPOSE AND EFFECT

    The Old Notes were sold by the Company to the Initial Purchasers on April 2, 1998. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers entered into the Notes Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to July 1, 1998, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to August 30, 1998, and (b) to consummate the Exchange Offer on or prior to September 29, 1998. The deadlines referred to in clauses (a) and (b) in the prior sentence were not satisfied because of the delay resulting from the need to incorporate audited financial information relating to Tie (which was not readily available) into the Registration Statement covering the New Notes. As a result, the Company is required to pay additional interest to the holders of Notes as required by the Indenture. See "Description of the Notes--Maturity, Interest and Principal." The Company will keep the Exchange Offer open for a period of not less than 20 days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered, will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $160 million aggregate principal amount of New Notes for up to $160 million aggregate principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange of each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Notes Registration Rights Agreement. See "Conditions of the Exchange Offer."

    The Exchange Offer does not apply to the warrants issued in the Initial Offering.

    As of the date of this Prospectus, $160 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of June 30, 1998, there were 19 registered holders of the Old Notes. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no holder of Old Notes is an affiliate (as defined in Rule 405 under the Securities
Act) of the Company.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The Expiration Date shall be             , 1998 at 5:00 p.m., New York City
time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case, the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Certain modifications of the Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER


    The Exchange Offer shall not be subject to any conditions, other than (i) that the Exchange Offer, or the making of any exchange by a holder of Old Notes, does not violate applicable law or any applicable interpretation of the staff of the Commission and (ii) the tendering of Old Notes in accordance with all material terms of the Exchange Offer.


ACCRUED INTEREST

    The New Notes will bear interest at a rate of 13% per annum from October 1, 1998. Holders whose Old Notes are accepted for exchange will forego accrued but unpaid interest on such Old Notes for the period from October 1, 1998, to the date of exchange, but will receive such interest under the New Notes. See "Description of the Notes--Maturity, Interest and Principal." Pursuant to the terms of the Old Notes, additional interest will accrue at a rate of 0.5% per annum from August 31, 1998, until the consummation of the Exchange Offer because the Registration Statement relating to the Exchange Offer was not declared effective by August 30, 1998.

PROCEDURES FOR TENDERING OLD NOTES

    The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure is made in accordance with DTC's ATOP (as defined below) procedures for transfer and such procedures are complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

    DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system, prior to 5:00 p.m., New York City time, on the Expiration Date, in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent by an "Agent's Message." To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the Letter of Transmittal for such Old Notes.

    Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

    If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

    Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

    By tendering, each registered holder will represent to the Company that, among other things, (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of the New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures,
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery

(by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date. DTC participants may also submit the Notice of Guaranteed Delivery through ATOP.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

    Tenders of the Old Notes may be withdrawn by delivery of a written notice (or for DTC participants, transmission of notice through ATOP) to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn including the certificate number or numbers, if any, and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

    Norwest Bank Colorado N.A. is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                     BY REGISTERED MAIL OR CERTIFIED MAIL:
                                 Norwest Banks
                            Corporate Trust Section
                                 P.O. Box 1517
                           Minneapolis, MN 55480-1517
                             BY OVERNIGHT COURIER:
                                 Norwest Banks
                            Corporate Trust Section
                            NorthStar East Building
                          Sixth and Marquette Avenues
                           Minneapolis, MN 55479-0113
                   BY FACSIMILE (ELIGIBLE INSTITUTIONS ONLY):
                                 (612) 667-4972
                TO CONFIRM BY TELEPHONE OR FOR INFORMATION CALL:
                                  AMY E. BUCK
                                 VICE PRESIDENT
                                 (303) 863-6477

FEES AND EXPENSES

    All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all applicable Securities and Exchange Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees; (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of one counsel for holders that are Initial Purchasers in connection with blue sky qualifications of any of the New Notes) and compliance with the rules of the NASD; (iii) all applicable expenses incurred by the Company preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus and any amendments or supplements thereto, and in preparing or assisting in preparing any other documents relating to the performance of and compliance with the Registration Rights Agreement; (iv) all rating agency fees, if any; and (v) the fees and disbursements of counsel for the Company. The total of all such fees and expenses is estimated to be approximately $0.8 million.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or dealers of others soliciting acceptance of the Exchange Offer. The

Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

    Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Company has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Company and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff of other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act (if applicable). Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their New Notes.

                                USE OF PROCEEDS

    There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The net proceeds to the Company from the initial sale of the Units were approximately $154.0 million, net of the Initial Purchasers' discount and other offering costs incurred of approximately $6.0 million. Approximately $56.8 million of such net proceeds were used to purchase U.S. Government Securities, which are being held in a Collateral Account for the benefit of the holders of the Notes and will be used to fund when due the first six scheduled interest payments on the Notes. Approximately $0.3 million of the net proceeds have been used for repayment of indebtedness. In July, 1998, the Company utilized a significant portion of the net proceeds to acquire substantially all of the assets and certain liabilities of Tie. The purchase price consisted of approximately $40.0 million in cash and the assumption of certain liabilities, which, with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million. The Company also expects to incur substantial costs in integrating the two businesses.


    The balance of the remaining net proceeds from the sale of the Units has and will continue to be used to fund the expenditures incurred in the continuing development and deployment of the Company's services in its target markets, including deployment of its ENS networks and E-POPs-TM-, continuing enhancement of its CTISS System, strategic acquisitions, creating local customer care and sales organizations and for general corporate purposes, including working capital, and the funding of operating losses and debt service requirements. The Company believes that these remaining net proceeds will be sufficient to fund the Company's aggregate capital expenditures and working capital requirements, including operating losses associated with its expansion into new markets, for the next 9 to 15 months depending on the extent to which the Company's outstanding warrants to purchase 3,410,000 shares of Common Stock, expiring on July 14, 1999 and having a strike price of $3.75 per share, are exercised (full exercise of the warrants would result in net cash proceeds to the Company of $12.8 million). The amounts actually expended by the Company for these purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, capital expenditures and the amount of cash generated by the Company's operations. Additionally, if the Company determines it would be in its best interest, the Company may modify the number, selection and timing of entry of its targeted markets. Accordingly, the Company's management will retain broad discretion in the allocation of the remaining net proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company as of June 30, 1998. The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in the Prospectus.

                                                                                              AS OF JUNE 30, 1998
                                                                                              --------------------
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
Cash and Short-term Investments.............................................................       $   85,714
                                                                                                     --------
                                                                                                     --------
Restricted Cash(1)..........................................................................           59,884
                                                                                                     --------
                                                                                                     --------
Long-term Debt:
  Current Portion of Long-term Debt(2)......................................................            2,930
  Long-term Debt, net of Current Portion(2).................................................          155,606
                                                                                                     --------
Total Debt..................................................................................          158,536
Shareholders' Equity:
  Preferred Stock, no par value
  1,000,000 shares authorized; no shares issued.............................................           --
  Common Stock, no par value
  100,000,000 shares authorized; 27,473,507 shares issued(3)................................           25,595
Warrants(4).................................................................................           11,660
Treasury Stock(5)...........................................................................             (502)
Deferred Compensation Obligation(5).........................................................              502
Unrealized Gain (Loss) on Investments.......................................................              275
Unearned Compensation.......................................................................             (177)
Accumulated Deficit.........................................................................          (26,108)
                                                                                                     --------
Total Shareholders' Equity..................................................................           11,245
                                                                                                     --------
Total Capitalization........................................................................       $  169,781
                                                                                                     --------
                                                                                                     --------

------------------------

(1) Approximately $56.8 million of this amount represents that portion of the proceeds from the issuance of the Units deposited in the Collateral Account.

(2) Approximately $285,000 of proceeds of the sale of the Units was used to pay a note payable.

(3) Does not include: (i) 5,199,500 shares of Common Stock issuable upon exercise of outstanding stock options as of June 30, 1998, at exercise prices between $1.00 per share and $5.50 per share; (ii) 8,661,064 shares of Common Stock issuable upon exercise of outstanding warrants as of June 30, 1998 at exercise prices between $1.20 and $7.50 per share; or (iii) 1,728,000 shares of Common Stock issuable upon exercise of the Warrants which were part of the Units.

(4) The value ascribed to the Warrants of $6.9 million results in additional debt discount that will be amortized to interest expense using the effective interest method over the period that the Notes are outstanding.

(5) Represents shares held in trust by the Company in connection with a deferred compensation obligation of the Company. The shares are designated "treasury stock" for accounting purposes.

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following summary financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in the Prospectus. The selected financial data, except the information as of June 30, 1998 and December 31, 1993 and for the six months ended June 30, 1998 and 1997 and the year ended December 31, 1993, are derived from the financial statements of the Company and its predecessor, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The Balance Sheet and Results of Operations data as of December 31, 1993, and for the year then ended have been derived from the unaudited financial statements of the Company's predecessor. The data presented below as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 are derived from unaudited financial statements of the Company included in the Registration Statement. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the full year. These unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                                                        FOR THE PERIOD
                                                                                        JANUARY 1, 1996    FOR THE PERIOD
                                     FOR THE YEAR     FOR THE YEAR     FOR THE YEAR         THROUGH        FROM INCEPTION
                                    ENDED DECEMBER   ENDED DECEMBER   ENDED DECEMBER     DECEMBER 16,     THROUGH DECEMBER
                                       31, 1993         31, 1994         31, 1995            1996             31, 1996
                                     (PREDECESSOR)    (PREDECESSOR)    (PREDECESSOR)     (PREDECESSOR)       (SUCCESSOR)
                                    ---------------  ---------------  ---------------  -----------------  -----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE NUMBERS)
OPERATING STATEMENT
DATA(3):
Revenues..........................           476              988            1,434             1,496                 98
Operating costs...................           292              729              964             1,018                 79
Selling, general and
  administrative..................           202              477              405               554                552
Other operating expense(4)........        --               --               --                --                 --
Depreciation and amortization.....             3              106              127               124                 41
                                           -----           ------           ------            ------             ------
  Total operating expenses........           497            1,312            1,496             1,696                672
Interest income (expense) and
  other...........................            (1)             (64)             (17)              (21)                (1)
Restructuring.....................        --               --               --                --                 --
                                           -----           ------           ------            ------             ------
Net loss before income tax expense
  and extraordinary item..........           (22)            (388)             (79)             (221)              (575)
Income tax expense................        --               --               --                --                 --
Extraordinary Item................           (34)          --               --                --                 --
                                           -----           ------           ------            ------             ------
Net loss..........................     $     (56)       $    (388)       $     (79)        $    (221)         $    (575)
                                           -----           ------           ------            ------             ------
                                           -----           ------           ------            ------             ------
Net loss per share (basic)(5).....                                                                            $   (0.07)
                                                                                                                 ------
                                                                                                                 ------
Net loss per share (diluted)(5)...                                                                            $   (0.07)
                                                                                                                 ------
                                                                                                                 ------
Weighted average shares
  outstanding (basic)(5)..........                                                                                7,775
                                                                                                                 ------
                                                                                                                 ------
Weighted average shares
  outstanding (diluted)(5)........                                                                                7,775
                                                                                                                 ------
                                                                                                                 ------

                                                                           FOR THE
                                    FOR THE YEAR   PRO FORMA FOR       SIX MONTHS ENDED
                                        ENDED         THE YEAR     ------------------------   PRO FORMA
                                    DECEMBER 31,       ENDED        JUNE 30,      JUNE 30    SIX MONTHS
                                        1997        DECEMBER 31,      1997         1998      ENDED JUNE
                                    (SUCCESSOR)(1)    1997(2)      (SUCCESSOR)  (SUCCESSOR)  30, 1998(2)
                                    -------------  --------------  -----------  -----------  -----------

OPERATING STATEMENT
DATA(3):
Revenues..........................       10,210         105,584         2,618       14,505       55,888
Operating costs...................        7,368          76,727         1,737       10,570       42,546
Selling, general and
  administrative..................       10,983          44,650         3,161       13,772       27,528
Other operating expense(4)........       --                 893        --           --            1,000
Depreciation and amortization.....        1,453           6,637           456        1,953        4,618
                                    -------------  --------------  -----------  -----------  -----------
  Total operating expenses........       19,804         128,907         5,354       26,295       75,692
Interest income (expense) and
  other...........................          (61)        (23,323)           66       (4,489)     (10,649)
Restructuring.....................       --              --            --           --           (1,082)
                                    -------------  --------------  -----------  -----------  -----------
Net loss before income tax expense
  and extraordinary item..........       (9,655)        (47,158)       (2,670)     (16,279)     (31,535)
Income tax expense................       --                 (35)       --           --              (18)
Extraordinary Item................       --              --            --           --           --
                                    -------------  --------------  -----------  -----------  -----------
Net loss..........................    $  (9,655)     $  (47,193)    $  (2,670)   $ (16,279)   $ (31,553)
                                    -------------  --------------  -----------  -----------  -----------
                                    -------------  --------------  -----------  -----------  -----------
Net loss per share (basic)(5).....    $   (0.46)     $    (2.26)        (0.15)       (0.60)       (1.16)
                                    -------------  --------------  -----------  -----------  -----------
                                    -------------  --------------  -----------  -----------  -----------
Net loss per share (diluted)(5)...    $   (0.46)     $    (2.26)        (0.15)       (0.60)       (1.16)
                                    -------------  --------------  -----------  -----------  -----------
                                    -------------  --------------  -----------  -----------  -----------
Weighted average shares
  outstanding (basic)(5)..........       20,922          20,922        18,263       27,131       27,131
                                    -------------  --------------  -----------  -----------  -----------
                                    -------------  --------------  -----------  -----------  -----------
Weighted average shares
  outstanding (diluted)(5)........       20,922          20,922        18,263       27,131       27,131
                                    -------------  --------------  -----------  -----------  -----------
                                    -------------  --------------  -----------  -----------  -----------

                                                               AS OF DECEMBER   AS OF DECEMBER   AS OF DECEMBER         AS OF
                                                                  31, 1993         31, 1994         31, 1995      DECEMBER 31, 1996
                                                                (PREDECESSOR)    (PREDECESSOR)    (PREDECESSOR)      (SUCCESSOR)
                                                               ---------------  ---------------  ---------------  -----------------
BALANCE SHEET:
Working capital..............................................     $     246        $     219        $     (10)            1,890
Property and equipment, net..................................           315              414              553             1,923
Total assets.................................................           866            1,012              797             9,887
Total liabilities............................................            91              529              580             1,902
Shareholders' equity.........................................           775              483              217             7,985

                                                                     AS OF            AS OF      PRO FORMA AS
                                                               DECEMBER 31, 1997  JUNE 30, 1998   OF JUNE 30,
                                                                  (SUCCESSOR)      (SUCCESSOR)      1998(2)
                                                               -----------------  -------------  -------------
BALANCE SHEET:
Working capital..............................................          5,334           95,696         61,100
Property and equipment, net..................................          4,838           12,722         16,150
Total assets.................................................         24,922          185,879        194,955
Total liabilities............................................          6,194          174,634        183,710
Shareholders' equity.........................................         18,728           11,245         11,245

                                                                                                           FOR THE PERIOD
                                                                                         FOR THE PERIOD    FROM INCEPTION
                                   FOR THE YEAR      FOR THE YEAR      FOR THE YEAR      JANUARY 1, 1996       THROUGH
                                  ENDED DECEMBER    ENDED DECEMBER    ENDED DECEMBER         THROUGH        DECEMBER 31,
                                     31, 1993          31, 1994          31, 1995       DECEMBER 16, 1996       1996
                                   (PREDECESSOR)     (PREDECESSOR)     (PREDECESSOR)      (PREDECESSOR)      (SUCCESSOR)
                                 -----------------  ---------------  -----------------  -----------------  ---------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE NUMBERS)
OTHER OPERATING DATA:
  Net cash provided by (used
    in)
    operating activities.......      $     (45)        $    (217)        $      60          $     (31)        $    (283)
  Net cash used in investing
    activities.................            (74)             (200)               (8)               (36)           (1,446)
  Net cash provided by (used
    in)
    financing activities.......            124               427               (61)                91             4,890
  EBITDA(6)....................            (18)             (218)               65                (76)             (534)
  Capital expenditures.........             66               140                23                 36                29
  Deficiency of earnings to
    fixed charges(7)...........            (56)             (388)              (79)              (221)             (575)

                                                                          FOR THE
                                 FOR THE YEAR    PRO FORMA FOR        SIX MONTHS ENDED
                                     ENDED         THE YEAR      --------------------------   PRO FORMA
                                 DECEMBER 31,        ENDED                        JUNE 30    SIX MONTHS
                                     1997        DECEMBER 31,    JUNE 30, 1997     1998      ENDED JUNE
                                 (SUCCESSOR)(1)     1997(2)       (SUCCESSOR)   (SUCCESSOR)  30, 1998(2)
                                 -------------  ---------------  -------------  -----------  -----------
OTHER OPERATING DATA:
  Net cash provided by (used
    in)
    operating activities.......    $  (7,104)         N/A             (1,619)       (8,836)      N/A
  Net cash used in investing
    activities.................      (11,242)         N/A               (641)     (140,660)      N/A
  Net cash provided by (used
    in)
    financing activities.......       15,852          N/A                965       153,132       N/A
  EBITDA(6)....................       (8,141)         N/A             (2,280)       (9,837)      N/A
  Capital expenditures.........        2,042          N/A              1,037         9,018       N/A
  Deficiency of earnings to
    fixed charges(7)...........       (9,655)        (47,158)         (2,670)      (16,279)     (31,535)


                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

(1) Effective December 17, 1996, the Company acquired Integrated Communication Networks, L.C. (ICN). ICN is referred to as the "predecessor" for the period prior to the acquisition. The Company since inception and ICN since December 17, 1996 are referred to as the "successor."

(2) Pro Forma selected financial data presented as of June 30, 1998 reflects the acquisition of Tie as if it had occurred on June 30, 1998. Pro forma data for the year ended December 31, 1997 and six months ended June 30, 1998 reflects the sale of the Units and the acquisition of Tie as if they occurred at the beginning of each period presented. For additional information regarding the basis of presenting the pro forma data, see "Notes to Pro Forma Combining Statements--Basis of Presentation."

(3) The Company has made a number of acquisitions during 1997 which contributed to the significant increase in Results of Operations from the year ended December 31, 1996 to the year ended December 31, 1997.

(4) Other operating expense represents severance and relocation amounts during the year ended December 31, 1997 related to the centralization of certain operations and represents retention amounts incurred by Tie for certain key employees during the period from its bankruptcy filing through the consumation of the purchase of Tie by the Company.

(5) Per share data is not relevant for the Company's predecessor due to its different capital structure and therefore is not included.

(6) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense) and restructuring charges. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or as an alternative to cash flow as a measure of liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures by other companies.


(7) In calculating the ratio of earnings to fixed charges, "earnings" consist of net loss before income tax expense and fixed charges. Fixed charges consist of net interest expense, including such portion of rental expense that is attributed to interest. The ratio of earnings to fixed charges is not presented as earnings were inadequate to cover fixed charges for all periods presented.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE RESULTS HEREIN ARE NOT NECESSARILY INDICATIVE OF THE RESULTS TO BE EXPECTED IN ANY FUTURE PERIODS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH IN THE SECTION ENTITLED "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    UNLESS OTHERWISE INDICATED, THE FOLLOWING DISCUSSION REFLECTS THE OPERATIONS OF THE COMPANY AS OF JUNE 30, 1998, WHICH WAS PRIOR TO THE CLOSING OF THE TIE ACQUISITION. FINANCIAL INFORMATION REGARDING THE BUSINESS ACQUIRED FROM TIE AND A DISCUSSION OF SUCH INFORMATION APPEARS HEREIN UNDER THE HEADING "THE TIE ACQUISITION."

OVERVIEW


    The Company was founded in 1995 by an experienced team of three data and telephony executives with 61 combined years of experience in the industry. The Company had 274 employees at June 30, 1998 and operated in eight markets--Atlanta, Dallas, Denver, Des Moines, Omaha, Portland, Salt Lake City, and San Francisco. The Company has taken a number of steps since inception to implement its business plan, including: (i) establishing fully operational offices, providing direct sales, technical support and customer care in its eight markets; (ii) developing and testing its Enterprise Point-of-Presence ("E-POP-TM-") switching architecture for 1998 deployment; (iii) completing twelve acquisitions, adding sales and technical personnel, new products and services and increasing the customer base in the Company's target markets; (iv) assembling a support services management team of telecommunications experts; (v) developing and implementing its Computer-Telephony Integrated Support System-TM- ("CTISS") customer support software platform; and (vi) developing and testing its Englewood, Colorado customer care center, which provides additional support to local distributed customer care centers in each of the Company's markets. The Company is authorized to provide resold international telecommunications services and interstate long-distance and operator services. The Company is also authorized to provide intra-state long distance services in Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Iowa, Indiana, Kansas, Michigan, Missouri, Nebraska, Ohio, Oregon, Texas, Utah, Virginia and Washington, and is certified to provide local exchange services in California, Colorado, Oregon, Iowa and Utah.


    Prior to the Tie Acquisition, the Company provided one or more of its array of communications services to more than 4,000 customers. The Company's primary sources of revenue were sales of data products and services. For the six months ended June 30, 1998, the Company had approximately $14.5 million in revenues and a net loss of approximately $16.3 million. In December 1997, the Company entered into contracts with its first ENS customers. As of June 30, 1998, the Company had entered into multi-year contracts with 13 ENS customers with an aggregate of approximately 970 desktops (voice and/or data communications devices). The contracts are expected to provide the Company with approximately $2.5 million in annual contract revenue and are expected to produce and aggregate of approximately $12.3 million in revenue over their terms. Although these contracts may be canceled by the customer, cancellation requires payment of a fee designed to reimburse the Company for all or substantially all of its costs incurred in entering into the contract.

    During the first six months of 1998, the Company made several strategic business acquisitions. In February 1998, the Company acquired Telephone Communications Corporation of Vail, Colorado, a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services. Also in February 1998, the Company acquired the data network integration assets of Network Computer Solutions, L.L.C. of Denver, Colorado. In May 1998, the Company acquired Communications Services of Colorado, a long distance switchless reseller providing 1+, 0+, 800, and Calling Card services and HH&H Communications

Technologies, Inc. a voice equipment provider. In June 1998, the Company purchased CMB Holdings, Inc. d/b/a Independent Equipment Company, an equipment remarketer.


    In July 1998, the Company completed the Tie Acquisition, which added approximately 55,000 customers in 32 markets, 24 of which markets were not yet served by the Company. Tie was a provider of telecommunications equipment and a nationwide reseller of long distance service. See "The Tie Acquisition." With the Tie Acquisition, the Company intends to increase its market share of telecommunications equipment sales. In addition, the Company will begin offering all of its existing data services and products and ENS services to these newly acquired customers and markets over the next 12 to 24 months. This expansion is expected to require additional capital expenditures and direct operating costs such as salaries, sales commissions, marketing, management information systems and other general and administrative expenses. The amounts and timing of these expenditures and costs are subject to a variety of factors that may vary greatly by geographic market. The Company expects its net losses to increase as it continues to establish and expand its services and product offerings to all its existing and newly acquired markets. As the customer base grows, however, the Company believes that revenue will increase at a higher rate than operating expenses, which should result in positive contributions to cash flow.


    REVENUES. The Company's revenues are derived from data services (including frame relay, data network support, monitoring, design, implementation and consulting, Internet access, web hosting, and data network implementation, design and consulting); voice services (including local, long distance, public telephones, voice network support, monitoring, design, implementation and consulting); ENS services (including one or more of the foregoing together with the Company's ownership of network assets); data products (value added resale of data network equipment) and voice products (value added resale of voice network equipment). The Company records revenues from ENS customers only in situations in which the Company owns any of the related data or telephony equipment at the customer's location and provides services under long term contracts.

    For the six months ended June 30, 1998, revenues were approximately $14.5 million of which data and voice products contributed approximately $10.3 million, or 71% of revenues; data and voice services which includes ENS revenues added approximately $4.2 million, or 29% of revenues; ENS revenues were approximately $750,000 or 5% of revenues. For a discussion of Tie's revenues, see--"The Tie Acquisition."

    OPERATING COSTS. The Company's principal component of operating costs for the period ended June 30, 1998, was the cost of data and voice equipment purchased by the Company for value-added resale. Data and voice services operating costs include labor, leased line facilities charges (which include charges for connecting a customer to a local or long distance network) and related capacity charges (which are charges local and long distance carriers, Internet providers and others impose to use their switches, ports, servers and other equipment). ENS operating costs include all of the foregoing costs associated with data and voice services. As the Company begins to offer local exchange services, leased line capacity costs and access charges are expected to increase because the Company plans to obtain access to a greater number of ILEC facilities through leased lines in order to reach end users who cannot otherwise be connected to the Company's network on economically attractive terms. As the Company expands its long distance offerings, additional costs for wholesale access on third-party networks will continue to grow. For a discussion of Tie's operating costs, see--"The Tie Acquisition."

    With respect to ENS sales, the Company's strategy is to own all of the communications assets deployed at a customer's premise. These assets are expected to be financed through a combination of the use of the proceeds of the Initial Offering and capital leasing facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. These expenses include corporate expenses and management salaries, sales and marketing expenses, benefits, occupancy costs, and administrative expenses. Selling expenses include commissions paid in connection with the Company's sales programs. The Company plans to add additional sales personnel as it expands the product and service mix in its existing markets, including those recently entered through acquisition. Marketing and advertising expenses are expected to increase as the Company further implements its business plan. Marketing expenses consist of the costs of marketing the Company's products and services and include marketing salaries, travel expenses, trade show expenses, consulting fees and promotional costs. In addition, the Company's marketing expenses include direct costs related to customer acquisition, such as telemarketing, brochures, and targeted advertising and promotional campaigns.

    General and administrative expenses consist primarily of salaries and related expenses of management and support services personnel, professional fees and general corporate and administrative expenses. General and administrative expenses cover a broad range of the Company's operations, including corporate functions such as executive administration, finance, legal, human resources and facilities as well as significant costs associated with the development, support and expected growth of the Company's CTISS software platform. Selling, general and administrative expenses will increase significantly as a result of the Tie Acquisition and as the Company continues to recruit experienced personnel to implement its business strategy and add management personnel to support expansion of its business operations.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses include depreciation of property and equipment, including both assets deployed at customer sites and for the Company's internal use. Generally, depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets, which for property, plant and equipment range from two to five years, and for other assets, including intangibles, range from three to ten years. The Company expects depreciation and amortization expenses to increase substantially as capital expenditures increase in connection with capital deployment strategies and as a result of increased amortization of intangibles resulting from recent and future acquisitions.

RESULTS OF OPERATIONS

    The table below summarizes the Company's revenues by source:

                                                            YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30
                                                   ------------------------------------------  -------------------------------
                                                           1996                  1997                  1997            1998
                                                                                   (UNAUDITED)
                                                                                 (IN THOUSANDS)
Data products(1).................................  $      40         41% $   6,657         65% $   1,175         45% $   9,850
Voice products(2)................................     --         --            758          7        460         18        425
Data services(3).................................     --         --            585          6        104          4      1,430
Voice services(4)................................         58         59      2,203         22        879         33      2,049
ENS(5)...........................................     --         --              6     --         --         --            751
                                                         ---        ---  ---------        ---  ---------        ---  ---------
  Total revenue..................................         98        100%    10,210        100%     2,618        100%    14,505
                                                         ---        ---  ---------        ---  ---------        ---  ---------
                                                         ---        ---  ---------        ---  ---------        ---  ---------


Data products(1).................................         68%
Voice products(2)................................          3
Data services(3).................................         10
Voice services(4)................................         14
ENS(5)...........................................          5
                                                         ---
  Total revenue..................................        100%
                                                         ---
                                                         ---

------------------------

(1) Data products include the value-added resale of data network equipment.

(2) Voice products include the value-added resale of voice network equipment.

(3) Data services include frame relay, Internet access and hosting, data network monitoring and support, and data network planning, design and installation.

(4) Voice services include local telephone service, long distance service, public telephone service, voice network monitoring and support, and voice network planning, design and installation.

(5) Enterprise Network Services include all the previously mentioned services and the use of the Company-owned data network and voice network equipment.

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

    REVENUES. Revenues increased to $14.5 million for the six months ended June 30, 1998, from $2.6 million for the six months ended June 30, 1997. Revenue for the first half of 1998 consisted of $10.3 million in sales of data systems integration products and voice products and $4.2 million in service revenues which included $0.8 million in ENS contract revenue. Revenues for the first half of 1997 consisted of $1.6 million in sales of data systems integration products and voice products and $1.0 million in data and voice services revenues. The increase in revenues is primarily due to the expansion from four to eight markets, the completion of nine acquisitions, continued expansion of existing markets through the rollout of services and the addition of ENS to the suite of products and services offered.

    OPERATING COSTS. Operating costs increased to $10.6 million for the six months ended June 30, 1998 from $1.7 million for the six months ended June 30, 1997. Operating costs as a percentage of revenues were 73% for the six months ended June 30, 1998, compared to 66% for the six months ended June 30, 1997. The increase in operating costs as a percentage of revenues is due to an increase in sales of data and voice products as a percentage of total sales, which have a higher related operating cost than service revenues. The increase is also due to the Company offering more competitive prices on voice and data products in certain significant and strategic transactions. The overall increase in operating costs is attributable to costs associated with increased sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses increased to $13.8 million for the six months ended June 30, 1998 from $3.2 million for the six months ended June 30, 1997. This increase was primarily attributable to the additional assets purchased as a result of the Company expanding its operations from four to eight markets, completing nine acquisitions, and building a support services organization required to support field operations over the last 12 months. The support services organization accounted for approximately $7.2 million, or 52% of the current year-to-date expenses. The number of employees at June 30, 1998 was 274 compared to 59 at June 30, 1997.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $2.0 million for the six months ended June 30, 1998 from $0.5 million for the six months ended June 30 , 1997. This increase was attributable to the acquisition of additional assets in connection with the Company expanding its operations from four to eight markets, increased amortization of intangible assets as a result of nine acquisitions completed over the last 12 months, and the expansion of the Company's network to support ENS customers.

    INTEREST EXPENSE. Interest expense increased to approximately $5.9 million for the six months ended June 30, 1998 from approximately $8,475 for the six months ended June 30, 1997. This significant increase is primarily attributable to interest expense related to the sale of $160.0 million of 13% Notes which closed on April 2, 1998. In addition, the Company has incurred additional indebtedness under various equipment leasing facilities and acquisition related notes payable.

    INTEREST INCOME. Interest income increased from $43,930 for the six months ended June 30, 1997 to approximately $1.4 million for the six months ended June 30, 1998. This increase is attributable to the temporary investment of the proceeds of the 13% Notes Offering, which closed on April 2, 1998, pending their deployment in the Company's business.

    OTHER, NET. Other income or expense changed only nominally from net other income of $30,514 for the three months ended June 30, 1997 to net other income of $13,340 for the six months ended June 30, 1998, and is expected to remain an insignificant amount in relation to the net operating results.

    INCOME TAXES. The Company incurred net losses of $16.3 million and $2.7 million for the six months ended June 30, 1998 and 1997, respectively. Accordingly, no provision for current federal or state income taxes has been made to the financial statements. At December 31, 1997, the Company and its subsidiaries had net operating loss carry-forwards for federal income tax purposes of approximately $9.1 million. These losses begin to expire in 2011 for federal income tax purposes. A full valuation allowance has been recorded against the deferred tax assets at December 31, 1997 and June 30, 1998 as the recoverability of such deferred tax assets is not considered to be more likely than not due to the Company's continuing losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO PERIOD ENDED DECEMBER 31, 1996

    REVENUES. Revenues increased to $10.2 million for 1997 from $97,741 in 1996 as a result of a full year of operations compared to 15 days of revenue generating operations in 1996 subsequent to the ICN acquisition and as a result of several additional acquisitions during 1997. Revenues in 1996 were the result of the acquisition of ICN in December of that year. Revenues in 1997 consisted of $7.4 million in sales of data systems integration products and voice products, and an additional $2.8 million in data and voice service revenues, while 1996 revenues consisted solely of voice services from ICN's public telephone operations. Revenues from companies acquired in 1997 were $2.9 million. During 1997, the Company expanded its operations from one to eight markets and completed five acquisitions.

    OPERATING COSTS. Operating costs increased to $7.4 million for 1997, from $79,459 in 1996. Operating costs as a percentage of revenues were 72% in 1997, compared to 81% in 1996. Operating costs as a percentage of revenues declined in 1997 as a result of a change in the Company's service and product offerings from public telephone services in 1996 to sales of other data and voice products and services in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses increased to $11.0 million for 1997 from $552,092 in 1996. This increase was primarily attributable to the Company expanding its operations from one to eight markets, completing five acquisitions, and building a support services organization required to support field operations. This increase was also attributable to stock compensation expense of approximately $200,000 related to restricted stock granted upon the hiring of certain key employees and the repurchase of employee stock options for cash. The support services organization accounted for approximately $7.3 million, or 68% of the total 1997 increase in selling, general and administrative expenses. The number of employees at December 31, 1996 was 22 and increased to 165 employees at December 31, 1997.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $1.5 million for 1997 from $40,698 in 1996. This increase was attributable to the Company expanding its operations from one to eight markets, implementation of the CTISS system, and increased amortization of goodwill as a result of five acquisitions completed in 1997.

    INTEREST AND OTHER EXPENSE. Interest and other expense increased to $60,506 for 1997 from $884 in 1996. This increase was attributable to the additional indebtedness of the equipment leasing facility with Sun Financial Group, Inc.

PERIOD ENDED DECEMBER 31, 1996 COMPARED TO PERIOD ENDED DECEMBER 31, 1995

    Management believes comparison of financial data for the periods ended December 31, 1996 and December 31, 1995 is not meaningful because the Company, prior to the acquisition of ICN in December 1996, had no revenues or operations and was in a developmental stage. The Company also believes that the comparison of financial data from such prior periods would not be indicative of the future performance or results of operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, the Company has funded its operations primarily through cash from the private placement of units consisting of common stock and warrants to purchase common stock and debt, most recently the sale of the Units. The Company's private placements generated net proceeds of $154.0 million,

$17.3 million and $4.4 million for the six months ended June 30, 1998 and years ended December 31, 1997 and 1996, respectively. The Company's principal uses of cash are to fund working capital requirements, capital expenditures, business acquisitions, and the operating losses incurred during the start up phase in each new market established or acquired by the Company.

    As of June 30, 1998, the Company had current assets of $114.7 million, including cash, cash equivalents and short-term investments of $85.7 million, and working capital of $95.7 million. In addition to cash, cash equivalents and short-term investments, the Company had $59.9 million in restricted cash which, along with the earnings thereon, will be used to make the interest payments on the Notes through a portion of April 2001. The Company invests excess funds in short-term investments until such funds are needed for capital investments, acquisitions and operations of the Company's business.

CASH FLOWS FROM OPERATING ACTIVITIES:

    The Company's operating activities utilized cash of approximately $8.8 million and $1.6 million for the six months ended June 30, 1998 and 1997, respectively, and $6.7 million for the year ended December 31, 1997. The majority of the increase from the six months ended June 30, 1997 to the six months ended June 30, 1998 was due to a $13.6 million increase in the operating loss which was partially offset by $5.2 million of accrued interest expense. Cash used by operating activities during the year ended December 31, 1997 was primarily due to the Company's net loss of $9.7 million, partially offset by non-cash expenses such as depreciation and amortization and changes in working capital.

CASH FLOWS FROM INVESTING ACTIVITIES:

    During the six months ended June 30, 1998 and 1997 and year ended December 31, 1997, cash used by investing activities was $140.7 million, $0.6 million and $11.6 million, respectively. Cash used by investing activities during the six months ended June 30, 1998 primarily consisted of cash used for capital expenditures of $5.6 million, cash used in business combinations of $1.6 million and cash invested in short-term investments and restricted cash of $133.2 million. Cash used for investing activities during the year ended December 31, 1997 primarily consisted of $7.4 million used for short term investments, $2.0 million in capital expenditures and $1.5 million for business combinations.

    In July 1998, the Company completed the Tie Acquisition. The purchase price consisted of $40.0 million in cash and the assumption of certain liabilities, which, with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million. In addition, the Company expects to incur substantial costs in integrating the two businesses.

CASH FLOWS FROM FINANCING ACTIVITIES:

    Cash flows from financing activities provided $153.1 million, $1.0 million and $15.9 million, for the six months ended June 30, 1998 and 1997 and year ended December 31, 1997, respectively. Cash provided during the six months ended June 30, 1998 was primarily attributable to net cash flows of approximately $154.2 million in net proceeds from the 13% Notes Offering and outflows of approximately $1.3 million in payments on long-term borrowings. Cash flows from financing activities consisted of $17.3 million in net proceeds from the sale of Common Stock which was partially offset by approximately $1.4 million in debt repayments.

    On April 2, 1998, the Company completed a private offering of $160.0 million of Old Notes and 640,000 warrants to purchase 1,728,000 shares of Common Stock of the Company. Concurrent with the closing of the sale of the Old Notes, the Company deposited in a collateral account U.S. Government Securities, which, together with the interest received thereon, will be sufficient to pay, the first six interest payments on the Notes. Each Warrant entitles the holder to purchase 2.7 shares of Common Stock of the Company at an exercise price of $.01 per share. Proceeds available to the Company, net of offering costs of approximately $6.0 million and the deposit into the collateral account of $56.8 million, were approximately $97.2 million.

    In November 1997, the Company entered into a three year Program Agreement with Comdisco, Inc. ("Comdisco") which provides for up to $50 million of equipment lease financing. At June 30, 1998, $10 million of financing was available to the Company under this facility of which approximately $1.8 million was being utilized as of June 30, 1998. The availability of additional amounts depends on whether the Company meets certain financial criteria. The Program Agreement expires on June 30, 2000.

    The Company has an agreement with Sun Financial Group, Inc. under which the Company has borrowed $3.1 million to finance the Company's development of the CTISS system and other internal capital needs. The Company also has a $0.8 million inventory credit facility with NationsCredit Commercial Corporation.

GENERAL:

    The Company's business plans will continue to require a substantial amount of capital to fund its expansion of existing and recently acquired markets, including funding the development of its ENS networks (which includes providing its customers with all necessary hardware, software, transmission facilities and management services), deploying E-POPs-TM-, creating local customer care and sales organizations, continuing to develop its CTISS system and funding operating losses and debt service requirements. The Company also continues to evaluate acquisitions and investments in light of the Company's long range plans. Such acquisitions and investments, if realized, could require expenditure of a material portion of the Company's financial resources and would accelerate the need for raising additional capital in the future.

    The Company's cash and short-term investments are expected to provide sufficient liquidity to meet the Company's capital requirements for approximately 12 to 18 months, depending on the extent to which previously issued warrants to purchase the Company's Common Stock, expiring in July 1999, are exercised. Sources of funding for the Company's financing requirements may include vendor financing, bank loans and public offerings or private placements of equity and/or debt securities. There can be no assurance that additional financing will be available to the Company or, if available, that financing can be obtained on a timely basis and on acceptable terms. The failure to obtain such financing on acceptable terms could have a material adverse effect on the Company.

IMPACT OF THE YEAR 2000

    The "year 2000 issue" generally describes the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits to identify the year in a date. If a computer program or other piece of equipment fails to properly process dates including and after the year 2000, date-sensitive calculations may be inaccurate as a result of those computers and software failing to distinguish dates in the 2000's from dates in the 1900's. The failure to process dates could result in system failures or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    STATE OF READINESS. The Company has created a Year 2000 Task Force to evaluate its year 2000 readiness as it may affect the Company's operations. The Task Force has identified two areas for review: (i) internal issues (including the Company's information technology ("IT") assets and non-IT systems); and (ii) external issues (including third-party manufactured products sold by the Company, and issues with customers, vendors and suppliers). The Company is in the process of contacting manufacturers and suppliers of IT and non-IT assets used internally by the Company for services such as customer billing, customer service and financial reporting, including manufacturers and suppliers of computer equipment, software programs, telephone systems, data systems, systems comprising the Company's enterprise networks and equipment used to provide services to customers. These contacts will help the Company determine the extent to which these systems could cause a material adverse effect on the Company's operations in the event that the systems fail to properly process date-sensitive calculations following the year 2000. The Company is also actively identifying potential external issues which could have an impact on the operations of the Company. These include issues with (i) the functioning of third-party manufactured products sold by the Company to its customers; (ii) significant customer systems, including customer-owned and operated systems and systems that are connected to the Company's networks; (iii) vendors and suppliers such as credit facility providers, third-party service providers (e.g., local and long distance wholesale providers and interconnection providers) and employee benefit plan providers (e.g., 401(k) plan administrators).

    The Company's evaluation of its state of year 2000 readiness is not complete. As a result, the Company may in the future identify a significant internal or external year 2000 issue which, if not remediated in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Task Force has developed four phases for the implementation of its review and response to year 2000 issues. The phases will, to a great extent, be completed simultaneously as issues are identified in Phase I. While the Company anticipates it will complete all Phases described below by mid-1999, this may not be possible if the Company discovers a significant, previously unrecognized year 2000 issue in the course of completing its assessment of its year 2000 readiness.

       PHASE I --Phase I involves identifying all potential internal and external IT and non-IT systems that may have a material adverse effect on the operations of the Company in the event that they fail to process date-sensitive information correctly. The Company believes that it has identified substantially all significant internal IT systems the failure of which could have a material adverse effect. The Company has only begun to identify external IT systems and internal and external non-IT systems the failure of which could have a material adverse effect on operations.

       PHASE II --Phase II involves determining the extent of readiness of each IT and non-IT system identified in Phase I. The Company is currently contacting manufacturers, suppliers and vendors to determine the extent of readiness of systems it has identified to date. With respect to the vendors and suppliers of the systems identified to date in Phase I, the Company has received a number of statements regarding year 2000 readiness. The Company is in the process of evaluating these statements. To date, the Company has not positively identified any year 2000 issues with its own systems. The Company does not yet have enough information to determine whether there are any year 2000 issues with third-parties which could have a material adverse effect on operations.

       PHASE III --Phase III involves the implementation of any corrective action necessary for any problems in the systems identified in Phase II. The Company anticipates that any corrective action will require use of the Company's internal resources, third-party manufacturers, suppliers and vendors and potentially additional third-party consultants, as necessary.

       PHASE IV --Phase IV involves determining alternatives and contingency plans for any system the failure of which could have a material adverse effect on the Company's business, financial condition or results of operations if the corrective action implemented in Phase III is partially or wholly ineffective. The Company has begun identifying alternatives to systems in the event that existing systems are determined to not be year 2000 ready. Because the Company has not identified any year 2000 issues in Phase II which have not already been remediated, the Company has no finalized contingency plans. The Company will continue to develop such plans as additional information is received from manufacturers, suppliers and vendors.

    COSTS. Other than time spent by the Company's internal IT and legal personnel which could be spent on other matters, the Company has not incurred any significant costs in identifying year 2000 issues. The

Company does not anticipate any significant further costs in Phase I or Phase
II. Because no material year 2000 issues have yet been identified in Phase II, and therefore no contingency plans have been finalized, the Company cannot reasonably estimate further costs relating to Phase III remediation of any year 2000 issues at this time, or costs of contingency plans which might be implemented under Phase IV. As the Company continues to gather information regarding its year 2000 issues, the Company will re-evaluate its ability to estimate costs associated with the year 2000 issue. There can be no assurance that as additional year 2000 issues are addressed, the Company's costs to correct such issues will be consistent with historical costs.

    RISKS OF YEAR 2000 ISSUES. Because no material year 2000 issues have yet been identified in Phase II, the Company cannot reasonably ascertain the extent of the risks involved in the event that any one system fails to process date-sensitive calculations accurately. Potential risks include the inability to process customer billing accurately or in a timely manner, the inability to provide accurate financial reporting to management, auditors, investors and others, litigation costs associated with potential suits from customers and investors, delays in implementing other IT projects as a result of work by internal personnel on year 2000 issues, and delays in receiving payment or equipment from customers or suppliers as a result of their systems' failure. Any one of these risks, if they materialize, could individually have a material adverse effect on the Company's business, financial condition or results of operations.

    As almost all of the Company's IT and non-IT systems and products relating to the Company's internal and external issues are manufactured or supplied by third parties which are outside of the Company's control, there can be no assurance that all of those third parties' systems will be year 2000 ready. If some or all of the Company's internal and external systems fail, or if any critical IT or non-IT systems are overlooked or are not year 2000 ready in a timely manner, there could be a material adverse effect on the Company's business, financial condition or results of operations.

    CONTINGENCY PLANS. Because no material year 2000 issues have yet been identified in Phase II, no contingency plans have yet been finalized under Phase IV.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income.

    The Company will adopt SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information " for the year ended December 31, 1998. The Company is currently evaluating the financial information used by senior management in making strategic operating decisions to determine the operating segments to be disclosed and discussed in management's discussion and analysis of the business. The Company is certain there will be more than one operating segment, however, the total number is undetermined at this time. This statement will not affect the results of operations, financial position or cash flows of the Company and has no effect on the financial statements as previously presented.

    In March 1998, the AICPA issued Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance regarding the conditions under which the costs of internal-use software should be capitalized, and is effective for financial statements for years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

EFFECTS OF INFLATION

    Management does not believe that its business is impacted by inflation to a significantly different extent than is the general economy. However, there can be no assurances that inflation will not have a material effect on the Company's operations in the future.

                                    BUSINESS

INTRODUCTION

    Convergent Communications-TM- is an Enterprise Network Carrier-TM- offering comprehensive, single-source communications services primarily to small and medium-sized businesses.

    As an Enterprise Network Carrier,-TM- the Company integrates its data and telephony products and services into a single product offering, enabling the Company to act as a single-source, one-stop provider of its customer's total communications requirements. Unlike traditional telecommunications companies that provide services from outside a customer's premise, in providing Enterprise Network Services ("ENS"), the Company designs, buys and builds its own network within the customer's premise, enabling the Company to act as an outsource provider of any or all of the customer's communications requirements. For the six months ended June 30, 1998, the Company had approximately $14.5 million in revenues and a net loss of approximately $16.3 million. The Company began offering ENS services in December 1997 and as of June 30, 1998, had entered into long-term ENS contracts with 13 customers with an aggregate of approximately 970 desktops. The contracts are expected to provide the Company with approximately $2.5 million in annual contract revenues, and over their terms are expected to produce total revenues of approximately $12.3 million. Although these contracts may be canceled by the customer, cancellation requires payment of a fee designed to reimburse the Company for all or substantially all of its costs incurred in entering into the contract.

    The Company's business plan is designed to address the large and growing market for the provision of single-source communications services to small and medium-sized businesses. The Company believes it is the only provider of ENS solutions, or a comparable range of outsourced communications services, to such businesses in its target markets. The Company's ENS solution is provided under long-term contracts (typically three to five years) which position the Company to be the customer's exclusive provider of data networking, data transport and telephony services. The Company believes its ENS solution provides it with unique competitive advantages by creating the opportunity to (i) capture virtually all of the customer's expenditures for communications services, (ii) create long-term relationships with its customers by increasing their reliance on and sense of partnership with the Company, (iii) capitalize on the growing trend of outsourcing of networking services and the increasing demand for data services, (iv) differentiate itself from providers of communications services that do not offer integrated solutions to small and medium-sized businesses, (v) secure stable sources of long-term, recurring revenue and (vi) achieve significantly reduced customer turnover compared to traditional providers of communications services.

    Effective August 1, 1998, the Company completed the Tie Acquisition for a total purchase price (including expenses and assumed liabilities) of approximately $51.4 million. Tie was a telecommunications equipment provider and a nationwide reseller of long-distance services which had filed for protection under Chapter 11 of the U.S. Bankruptcy Code on April 10, 1998. Tie's business concentrated on the sale of voice products and services, all of which were of the type already being marketed by the Company.


    Tie was the fourth largest independent distributor of business telephone systems in the United States. It is anticipated that the acquisition will accelerate the Company's growth by adding approximately 55,000 customers in 24 new markets, providing the Company with extensive experience in telephony services including digital telephone systems, larger telephone systems (PBXs), computer-telephony integration hardware and software and video teleconferencing equipment and offering the Company the opportunity to cross-market its data and ENS products and services to Tie's predominately telephony customers. For the year ended December 31, 1997 and the seven months ended July 31, 1998, Tie had total revenues of approximately $95.4 million and $46.5 million, respectively and net losses of approximately $19.1 million and $9.4 million, respectively. Although the Company acquired substantially all of Tie's assets and all of its customer base, the Company did not acquire the corporation in which they existed and has no ongoing relationship with such corporation or its Chapter 11 proceeding. See "The Tie Acquisition."

    The Company provides the following products and services:

DATA:

    - Data networking services--including the planning, design, installation and management of networks, from simple LANs to complex WANs.

    - Data products--including the sale and integration of servers, routers, data switches and desk top computers.

    - Data transport services--including frame relay and ATM services.

    - Internet services--including web applications, web hosting and Internet access.

TELEPHONY:

    - Voice services--including local and long distance services.

    - Voice products--including the sale and integration of key systems and PBXs.

ENTERPRISE NETWORK SERVICES:

    - ENS--the delivery under long-term contract of one or more of the Company's data and telephony services utilizing the Company's owned network inside the customer's premise.

    As of June 30, 1998, the Company provided communications services to approximately 4,000 customers in eight markets, Atlanta, Dallas, Denver, Des Moines, Omaha, Portland, Salt Lake City, and San Francisco and its business plan anticipated the rollout of services in additional markets through acquisition and marketing efforts. The Tie Acquisition provided the Company with offices in 24 new markets and access to the approximately 55,000 telephony product and service customers of Tie. The Company anticipates a tiered phase-in of the new markets to its data products and services and ENS solution over the next 12 to 24 months. Although a significant portion of the Company's previously planned geographic expansion has been implemented as a result of the Tie Acquisition, the Company continues to anticipate additional expansion into new markets which it deems to be attractive.

    The Company owns or will own switching equipment, desktop equipment, and public phone equipment as its network in providing telephony services. The Company does not own, nor does it have any plans to own, telephony infrastructure such as fiber, cable or other access facilities, which it leases from providers pursuant to either tariff or negotiated arrangements.

    The Company was founded in 1995 by an experienced team of three telecommunications executives with a combined 61 years of experience in the industry. The Company's senior management team includes John R. Evans, Chairman and Chief Executive Officer, formerly the Executive Vice President and Chief Financial Officer of ICG Communications, Inc. ("ICG") from 1991 until December 1995; Keith V. Burge, President and Chief Operating Officer, who was the founder, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc., a leading national network services integrator; and Philip
G. Allen, Executive Vice President, and former Vice President of Investor Relations and Corporate Communications of ICG. The Company's senior management team also includes many additional telecommunications professionals, each with substantial expertise, leading the sales, customer care, engineering, operations and financial divisions of the Company. As of August 31, 1998, the Company had 736 employees, of which 436 were added in connection with the Tie Acquisition.

THE ENTERPRISE NETWORK OPPORTUNITY

    According to the Company's market research, small and medium-sized businesses (typically with 25 to 500 desktops) are increasingly seeking single-source solutions to their communications requirements as a result of (i) the bewildering array and increasing complexity of network configurations and telephony service offerings, (ii) the need to focus on their core operations rather than network and communications issues, (iii) rapid changes in technology, (iv) the growing importance of the Internet in business and commerce, (v) the cost and difficulty of maintaining in-house technical expertise, and (vi) the potential savings associated with outsourcing their data and communications requirements. The Company believes that the aggregate addressable market for ENS in the cities in which it operates will grow to approximately $105 billion over the next four years, which includes $80 billion for data networking and transport services and products and $25 billion for telephony services. The Company believes that the size and anticipated growth of the market for ENS, continued deregulation in the market for telecommunication services and the absence of regulation of the market for data networking services and certain data transport services such as Internet access have created enormous opportunities for smaller, highly focused, innovative communications providers like the Company to compete successfully against ILECs, CLECs, IXCs, data integrators and other traditional providers of communications services.

BUSINESS STRATEGY

    The goal of Convergent Communications-TM- is to become the premier Enterprise Network Carrier-TM- in its target markets by providing single-source communications services, superior customer care and cost effective communications solutions to its customer's data and telephony requirements. The Company's business strategy is designed to enable it to achieve rapid market penetration, strong growth and stable, long-term sources of recurring revenues. The Company's strategy includes the following key elements:

    SINGLE-SOURCE PROVIDER. The Company's market research indicates that there is significant demand from small and medium-sized businesses to outsource their entire communications requirements to a single-source provider that delivers a full range of efficient and cost-effective solutions. While the Company's sales efforts are directed towards its ENS solution, the Company believes that its ability to deliver an entire range of products and services provides significant advantages to its customers by reducing (i) the complexity and confusion associated with integrating diverse networks and technologies obtained from and serviced by multiple vendors and deployed at multiple locations, and (ii) the administrative costs of network implementation, coordination, maintenance and monitoring.

    OWN THE ENTERPRISE NETWORK. Unlike traditional telecommunications providers which "look in" to the customer's premise, terminating their networks outside of the customer's building, the Company designs, builds and owns the network within the customer's premise, managing and controlling the customer's communications infrastructure under long-term service agreements (typically three to five years in duration). As a component of its ENS solution, the Company will either buy a customer's existing communications equipment or install its own new equipment, enabling the customer to redeploy its capital for use in its core business activities. During the term of an ENS agreement, the Company effectively acts as its customer's communications department, providing complete outsourcing for its customer's communications requirements and increasing the customer's reliance on and sense of partnership with the Company. The customer pays one fee for all services included in the ENS solution, including its use of the Company-owned infrastructure on the customer premise and the maintenance of this infrastructure. The Company believes its ownership of the communications equipment installed on the customer's premise, and its ability to provide services from within the customer's premise will provide it with significant competitive advantages over non-enterprise based service providers, including the ability to (i) capture virtually all of the customer's expenditure for communications services, (ii) offer superior customer care, (iii) continually offer and provide new value-added product and service enhancements, and (iv) achieve significantly less customer turnover than traditional communications providers.

    "LEAD WITH DATA; FOLLOW WITH TELEPHONY; CLOSE WITH ENS." The Company believes its strategy of leading with data, following with telephony and closing with ENS will enable it to rapidly penetrate its existing markets, increase the range of communications services provided to its existing customers and secure a

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greater percentage of its existing customers' expenditures on communications services earlier in the sales cycle. This belief is based on a perception that while businesses are accustomed to reliable voice services, customers place paramount importance on data networking and transport services because of the impact inadequate data services can have on a customer's operating efficiency and profitability. As such, the Company's strategy for new customers is to "Lead with Data; Follow with Telephony; and Close with ENS." Once the Company gains the confidence of new customers through the provision of data services, the Company believes that those customers are more likely to purchase its telephone services and ultimately its complete ENS solution.

    TARGET SMALL AND MEDIUM-SIZED BUSINESSES. The Company believes it can achieve rapid market penetration by focusing its sales efforts on small and medium-sized businesses (25 to 500 desktops) with high data usage requirements. The Company believes that these businesses are highly attractive customers for ENS because management of such companies typically lacks the time, expertise and financial resources to adequately fulfill their own data and telephony requirements. Geographically, the Company's target markets have been selected on the basis of a number of factors, including the number and concentration of small businesses, the potential for rapid market penetration and sustained growth, and the availability of local management personnel and talent with key technical and marketing skills. Pursuant to this strategy, the Company has compiled demographic research on 26,000 small and medium-sized businesses located in highly concentrated business parks in these target markets.

    E-POP-TM- DEPLOYMENT. The Company's business plan includes the deployment of E-POPs-TM- in its target markets. The E-POP-TM- is a scaleable, distributed network that integrates voice and data over a single digital facility and common switching platform, which is a platform using high speed connections between a single industry standard switching platform and an industry standard database, with the ability to provide local, long distance and enhanced services to the Company's customer base. The Company believes the deployment of E-POPs-TM- will enable it to more quickly achieve improved margins by reducing the cost to the Company of data and voice switching and transmission. Based on its current cost estimates, the Company believes that the use of its E-POP-TM- switching platform will result in its ability to provide services similar to those provided by a traditional CLEC switching platform at cost levels which are initially approximately 29% lower than those associated with such traditional switching platforms. The Company has deployed E-POPs-TM- in three of its markets and is currently routing its internal voice and data traffic through them. The Company anticipates that it will begin routing customer traffic over these platforms by the end of the year.

    GROWTH THROUGH STRATEGIC ACQUISITIONS. In each of the Company's target markets, a large number of small private companies provide local and long-distance resale, telecommunications equipment and network integration services. This creates numerous opportunities to acquire industry participants that can provide key technical support personnel and management talent, customer bases for potential expansion to full ENS solutions, accretions to cash flows, and product line extensions. In addition, the Company's acquisition strategy allows the Company to enter new markets more quickly than would otherwise be possible. In addition to the Tie Acquisition, the Company has completed 11 acquisitions in four markets.

COMPETITIVE ADVANTAGES

    The Company believes its business strategy provides it with the following competitive advantages:

    "ONE-STOP SHOPPING." The Company's market research indicates there is significant unmet demand among its target customers for single-source communications solutions. The Company's "one-stop shopping" enables its customers to (i) reduce the complexity and confusion associated with integrating diverse networks and technologies obtained from multiple vendors and deployed at multiple locations, (ii) reduce the administrative expense of network implementation, coordination, maintenance and monitoring and (iii) receive customer care through a single point of contact. The Company believes that its ability to deliver the entire range of communications services, including its ENS solution, distinguishes it from traditional providers of networking and telecommunications services.

    LONG-TERM EXCLUSIVE RELATIONSHIPS. The Company's ENS solution is designed to enable it to establish long-term exclusive relationships with its customers. As its customer's ENS provider, the Company seeks to own the network on the customer's premise, acting as the single-source provider of the customer's communications equipment and services, and as the primary consultant for the customer's communications requirements. The Company believes that this ongoing relationship fosters a greater sense of partnership between the Company and the customer and provides the Company with the ability to offer additional services to the customer, culminating in an ENS sale. The Company's Enterprise Network Services are provided pursuant to long-term contracts (typically three to five years in duration) which will provide it with a number of competitive advantages over CLECs, ILECs and other service providers, including, among other things, significantly lower customer turnover than traditional providers of telecommunications services, as well as stable, long-term sources of recurring revenue.

    REDUCE CUSTOMER'S TOTAL COST OF NETWORK OWNERSHIP. The Company will reduce the customer's total cost of network ownership by (i) purchasing the customer's existing premise network equipment, enabling the customer to redeploy its capital for use in its core business activities and eliminating the customer's need for further capital expenditures on equipment, (ii) offering bundled communication services at a lower overall cost than existing services, and (iii) minimizing and in some cases eliminating the customer's reliance on on-site networking expertise through the utilization of the Company's localized network management capabilities. As a result, the Company expects to provide its customers with higher quality service than they currently receive, while reducing their overall cost of network ownership and operation.

    SOLUTIONS-ORIENTED SALES AND CUSTOMER CARE ORGANIZATION. Based on the results of its market research, the Company believes that providing superior customer care requires (i) the establishment of a local sales and service presence, (ii) the availability of a single customer interface to handle all customer care requirements, and (iii) a highly trained, solutions-oriented sales and customer care organization. Each employee of the Company, from its sales executives and project managers to its engineers and field service technicians, is trained to operate in each local market as a member of a team in devising customer solutions and facilitating customer care. To achieve a cohesive, solutions-oriented sales and customer care approach, and to allow the effective use of a single customer interface, the Company has developed its proprietary operating support system platform called the Computer-Telephony Integrated Support System-TM- ("CTISS"). CTISS is an Oracle-based software system that integrates all internal support services on a single platform, permitting all of the Company's customer care, sales engineering, service management, service delivery, accounting and inventory management personnel to provide input to and work from a single data source. See "--Computer-Telephony Integrated Support System-TM- ("CTISS")."

    EFFICIENT CAPITAL DEPLOYMENT. The Company expects to realize significant capital deployment efficiencies using the E-POP-TM-, a unique third-generation CLEC switching platform. The Company has elected to integrate "best-in-class" network components into its E-POP-TM- for quality of service and reliability purposes. This means that it has selected equipment from industry leaders with proven technologies to deliver services to its customers. By integrating voice and data through the use of a single digital facility, using best-in-class network components and creating a distributed network architecture, the E-POP-TM- results in lower costs in relation to other CLEC networks. The Company estimates that the E-POP-TM- is approximately 29% less costly than the traditional CLEC switching platform and will become up to 65% less costly as the E-POP-TM- architecture is further refined. In addition, the Company believes its E-POP-TM- platform will provide the Company with substantially greater operating flexibility and higher returns on deployed capital on a market-by-market basis than is achievable by traditional CLECs or ILECs. The Company expects to recapture the capital cost of an E-POP-TM- in as short as 12 to 24 months after deployment, with the initial break-even point attainable with as few as approximately ten ENS customers with 50 desktops each. The smart elements of the E-POP's-TM- distributed network architecture are

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
structured to allow each of them to be periodically "refreshed" by the Company, enabling a continual, cost-effective and seamless expansion and upgrade of network equipment in response to expected increases in data traffic and advances in technology.

THE ENTERPRISE NETWORK

    INSIDE NETWORK. The Enterprise Network is a Company-designed, owned and managed data and telephony network located inside the customer's premise and linked to the Company's external network through a single digital facility. The provision of an ENS solution begins with an assessment of a customer's near and long-term communications requirements emphasizing how the implementation of an enterprise network will allow the customer to focus on core business functions while reducing its total cost of network ownership, and culminates in the design and implementation of a completely outsourced network solution.

    OUTSIDE NETWORK. The Company's business plan includes the rapid deployment of its E-POP-TM-. The E-POP-TM-, a third-generation CLEC switching platform, consists of existing switching and transmission equipment and software uniquely configured by the Company to act as a service aggregation point for its customers and a dissemination point to facilities-based providers of local, long distance, data transport and Internet services. The Company seeks to establish relationships with local, long distance, Internet, and data transport companies to provide connection from the Company's switches and customers to the network. The Company's E-POP-TM- is designed as a scaleable, distributed data network that integrates voice and local switching platforms, enabling the Company to add specific data and voice services as required by the customer. By integrating voice and data through a single digital facility, using best-in-class network components, and creating a distributed network architecture, the E-POP-TM-results in lower costs in relation to other CLEC networks. The Company has deployed its E-POPs-TM- in Des Moines, Denver and San Francisco, through which the Company is currently routing its own internal voice and data traffic, and anticipates routing customer traffic over these platforms by the end of the year.

    Following is a graphic representation of the E-POP-TM-:

                               [GRAPHIC]

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PRODUCTS AND SERVICES

    The Company offers a complete range of communications equipment and services, both on a bundled and on an unbundled basis. The Company's products and services are designed to: (i) address the broad range of its customer's communications requirements, and (ii) support the Company's ultimate sales objective of providing a complete ENS solution.

DATA NETWORKING AND TRANSPORT

    CUSTOMER PREMISE EQUIPMENT (DATA AND VOICE). The Company supplies a wide range of data communications equipment and software, including servers, bridges, routers, multiplexers, switches and other equipment used to support premise networks, and to connect those networks to the WAN and to the Company's E-POP-TM-. Data equipment is generally sold as a part of a systems integration contract, or installed as part of the Company's enterprise network, in which case the customer pays a service fee, a portion of which is for the use of the equipment, through its ENS service agreement. The Company also supplies PBX and key systems and support to its customers. This equipment includes phones, call management software and switching systems. In addition, the Company provides voice processing including unified messaging systems and the integration of voice with electronic mail (e-mail) and facsimile services, and designs, installs, maintains and upgrades voice networks.

    WIDE AREA DATA NETWORKING. The Company provides frame relay transmission and switching for computer data (including digitized voice) for customers with local or national needs. The provision of frame relay services, supported by ATM technology, enhances the business strategy of the Company by allowing the Company to anticipate increasing customer demand. Frame relay is a shared networking service where customers share the costs of the Company's networking facilities, but have their own privately defined networks which are customized and secure. This enables a reduction in cost of up to 40% over private line networks, with a comparable level of service quality. The customer buys access to the Company's network and pays a fixed rate for transport over the network. ATM is a high bandwidth switching and multiplexing technique with usable capacity allocated to services on demand. Frame relay and ATM technology also require the installation of new equipment at the customer's premise, which provides the Company with an opportunity to introduce its other products and services, including data equipment sales, network management and monitoring services and ultimately ENS.

    SYSTEM INTEGRATION AND CONSULTING. The Company designs, installs, maintains and upgrades data and voice networks, as well as providing consulting and network integration services. The Company analyzes a customer's requirements, designs a network, and purchases, installs, certifies, maintains, monitors and upgrades such networks on behalf of a customer. In addition, the Company charges a fee for designing a customer's enterprise network and for developing a long-range technology plan which identifies the present and future tools the customer will need to meet profitability targets and other business objectives, including a reduction in total cost of network ownership and operation.

    NETWORK MONITORING. The Company offers remote monitoring of both its customers' networks and its enterprise network from a local facility 9 hours a day, 5 days a week, and backup monitoring from the Company's network operations center in Englewood, Colorado 24 hours a day, 7 days a week. Such network monitoring facilitates regular reports on the network, early detection of possible problems, and provides valuable information to the Company's sales organization which is used to anticipate its customers' future communications service requirements.

    INTERNET SERVICES. The Company currently offers Internet access under fixed monthly fee arrangements through third-party Internet service providers (providers which offer a centralized location providing consumers with services such as access to the Internet, email services, customized newsgroups, web page design and web hosting). In addition, the Company offers web hosting on its own servers, providing the hardware necessary for its customers to establish Internet and Intranet web pages, as well as web

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
application development which customers can use to develop high-level strategic applications such as e-commerce. The Company anticipates ultimately offering Internet and Intranet access to ENS customers through dedicated access to the Company's E-POP-TM-.

TELEPHONY

    LOCAL TELEPHONE SERVICES. These services include establishing connections between the customer's telephone equipment and the local telephone network in a given city and the operation of public telephones in Iowa. In addition to providing standard dial tone (access), the Company provides associated call processing features, such as caller identification, call waiting, call forwarding, call screening or voice mail, as well as other special services, such as higher-speed data connections.

    LONG DISTANCE. The Company offers long-distance as a reseller of services from nationally recognized long distance carriers. Services offered include basic 1+ long distance access, 0+, 800/888 and calling card services, as well as ancillary services such as operator access and directory assistance. The Company is currently operating as a switchless reseller, but anticipates eventually moving a portion of the resold long distance traffic onto its own E-POP-TM-switching infrastructure through its single digital facility between the E-POP-TM- and its customers.

ENS

    ENS involves the delivery under long-term contract by the Company of one or more of its data and telephony services utilizing the Company's owned network inside the customer's premise. In a complete ENS solution, the Company provides a comprehensive single-source solution to all of its customer's communications requirements. See "--Introduction," "--Business Strategy--Own the Enterprise Network," and "--The Enterprise Network Opportunity."

SALES AND MARKETING

    The Company's marketing strategy emphasizes the provision of single-source communications services primarily to small and medium-sized businesses. The Company's direct sales force is trained in the methodology of solution-based selling, with the sale of ENS solutions as the primary goal of the sale process. Sales leads are provided by an internal lead-generation process that coordinates local market data and identifies key executives, partners and owners of small and medium-sized businesses for direct local contact. The Company's local presence is enhanced by advertising and publicity. The Company has also developed a CD-ROM designed to describe and help sell its ENS directly to chief executive officers and chief information officers. The Company's marketing efforts focus on "leading with data and telephony" and "closing with ENS." Consequently, the Company often establishes its expertise with customers as a data networking or telephony specialist, and then attempts to expand its relationship into the provision of a full ENS solution.

    The Company's local sales force in each market is managed by a Director of Sales. A significant portion of the compensation of the sales force is tied to annual goal and quota programs that are developed as part of the Company's annual budgeting process. Sales force incentives are based on gross margin targets rather than pure revenue, and the local sales force can earn more than their goals and quotas by selling bundled offerings and ENS solutions at combined higher-than-average targeted margins.

    Once a potential ENS customer is identified either from existing or newly acquired limited service customers or from leads developed by the Company's sales force, the Company offers to perform a "total cost of ownership" analysis. This evaluation, while designed to culminate in the sale of a full ENS solution and, even if not successful in securing an ENS contract, may result in the sale to customers of components of ENS, including equipment or systems, long distance and/or local services and other fee generating activities and services.

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
    The total cost of ownership analysis requires an extensive, quantitative evaluation of all direct and indirect costs incurred by a business in supporting its communications systems. As part of this consultation, the Company's sales staff helps the customer quantify the real costs of owning and operating its voice and data communications systems, taking into account such factors as equipment depreciation, personnel costs, wide area networking costs, maintenance and upgrade costs, software costs, hardware costs and connectivity requirements. This analysis also focuses on the ability of a customer's subsystems to support its stated business objectives.

    Once this evaluation is completed, using data supplied by the customer and decision support software developed by the Company, the potential ENS purchaser receives a written analysis. This analysis details the amount of money the customer spends in support of its data networking and telephony systems and illustrates how the Company can help the customer, by either reducing or reallocating the customer's costs, improving the quality of services, upgrading technology and enhancing its ability to realize its business objectives.

    Upon completion of a sale, the Company's local support group will begin providing direct, local customer care and support from the Company's local operations office. Migration to a full, outsourced ENS solution is not only the goal of each sale, but also is the goal of each interaction with the customer. Thus, a record of all contacts with the customer and all opportunities for additional sales is intended to be maintained via CTISS with additional sales opportunities coming from the tracking of various service offerings that are either due for renewal or thought to be attractive to the customer as add-ons. CTISS is intended to act as a bridge between the technical and sales groups, allowing the customer's changing communications needs to be monitored by the sales group which generates continuing sales leads.

CUSTOMER CARE

    Based on the results of its market research, the Company believes that providing superior customer care requires (i) the establishment of a local sales and service presence, (ii) the availability of a single customer interface to handle all customer care requirements and (iii) a highly trained, solutions-oriented sales and customer care organization. The Company maintains highly integrated sales and customer care support functions, with customer care specialists trained in all aspects of the Company's service and support offerings working in fully functional local sales and customer care centers in each city where the Company has operations. Each employee of the Company, from the Company's sales executives and project managers to its engineers and field service technicians, is trained to operate in each local market as a member of a team in devising customer solutions and facilitating customer care.

    The Company differentiates its customer care program from those of other providers of data and telephony services in the following manner:

    IMMEDIATE ACTION. Unlike other data providers that utilize help desks and frequently advise customers that someone will call them back within a specified amount of time, the Company's employees are specialists who will begin trouble shooting immediately to resolve the problem and, if possible, resolution will occur while the specialist is on the phone with the customer. The local customer care centers are staffed 9 hours a day, 5 days a week to handle the anticipated workload, and the Englewood, Colorado customer care center provides rollover support during peak usage and off hours.

    SINGLE POINT OF CONTACT. Customers of other data and telephone providers are often required to call two or more separate companies or trouble reporting offices to receive adequate assistance. The Company's customers call a single 1-800 trouble reporting number for assistance in solving the full range of potential problems. In addition, while other providers of telecommunications services are forced to staff help lines with separate specialists who often have limited, specific training in areas such as data, voice or Internet, the Company's trained specialists are trained in all aspects of communication services, enabling them to assist customers in solving multiple problems across multiple services.

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
    The Company not only provides the training required for each customer care specialist to become technically proficient, but provides extensive customer care training to each employee of the Company who has customer contact as well, allowing the Company to provide premier customer care in every aspect of its operations. This integrated approach allows the Company to pursue its goal of best-in-care service starting with the initial customer contact and continuing throughout the life of the account. The Company's customer care procedures are extensively documented so that the level of care is consistent in each market.

COMPUTER-TELEPHONY INTEGRATED SUPPORT SYSTEM-TM- ("CTISS")

    The Company has developed its proprietary Computer-Telephony Integrated Support System-TM- ("CTISS"), a software system designed to support the Company's customer care program and internal support platforms. CTISS is an Oracle-based platform of commercial software applications. Software modules are seamlessly integrated through Oracle's object-oriented and relational databases, allowing the Company's sales engineering, service management, service delivery, accounting and inventory management personnel to all work from the same core set of customer data points: the "customer record." CTISS is tightly integrated with the Company's financial information system which enables detailed management data for project and line-of-business profitability analyses. CTISS also lends itself to Web-enabled applications which the Company anticipates will make CTISS accessible by Company personnel through the Company's intranet, and through the Internet.

    The primary function for CTISS is the automated support of internal business processes. It is a collection of operations support systems for ordering, fulfillment, billing and customer care. The CTISS Network Management System monitors all E-POPs-TM- and connecting facilities for delivering services to the customer. CTISS consists of seven functional models: customer record, sales engineering, service delivery, inventory management, service management, billing and financials. CTISS also will include a data exchange gateway with strategic partners and will permit interfacing with network elements.

ACQUISITIONS

    There are a large number of small private companies providing local and long-distance resale, telecommunications equipment, telecommunications service and data system integration services in the Company's target markets. The Company believes the acquisition of certain of these companies can provide it with additional end-user customer accounts, potential candidates for expansion to full ENS offerings, new products and services, as well as local sales, service and technical support, enabling the Company to execute its business plan more rapidly. Acquisitions have been the primary means by which the Company has entered new markets and introduced new products. The Tie Acquisition is discussed separately under the heading "THE TIE ACQUISITION." The Company's other acquisitions to date are as follows:

    INTEGRATED COMMUNICATION NETWORKS, L.C. In December 1996, the Company acquired Integrated Communication Networks, L.C. ("ICN"), a public telephone service provider in Des Moines, Iowa. The purchase price consisted of $1,232,300 in cash, the issuance of a $1,000,000 promissory note and the issuance of 3,500,000 shares of Common Stock. ICN was the Company's first strategic acquisition which established it in the marketplace, provided a telephony offering platform, initiated a strategic relationship with Iowa Network Services ("INS"), and established a launching platform for additional acquisitions in the Iowa area, specifically CSI, A.T.T.ex, and Vital.

    COMMUNICATION SERVICES OF IOWA, INC. In April 1997, the Company acquired Communication Services of Iowa, Inc. ("CSI"), an Iowa reseller of telephony keyboard PBX telephone equipment to businesses. The purchase price consisted of $100,000 cash, the issuance of a $100,000 one-year note at 8% and the issuance of 50,000 shares of Common Stock. Through the CSI acquisition, the Company established a strategic vendor relationship with Intertel Integrated Systems, Inc. ("Intertel"), a major PBX and key-system manufacturer for small to medium-sized businesses. CSI's relationship with Intertel and other manufacturers such as Lucent and Nortel have helped the Company develop its telephony product and services offering, which will be mirrored in other markets.

    A.T.T.EX CORPORATION. In September 1997, the Company acquired A.T.T.ex Corporation ("A.T.T.ex") of Des Moines, Iowa, a telecommunications service company providing direct telephony service support to corporate customers. The purchase price consisted of $450,000 in cash and the issuance of 75,000 shares of Common Stock.

    VITAL INTEGRATION SOLUTIONS, INC. In September 1997, the Company acquired Vital Integration Solutions, Inc. ("Vital") of Des Moines, Iowa and Omaha, Nebraska, a full service integration solutions provider, specializing in comprehensive information management and networking solutions. Vital provides its customers with the hardware, software, and integration services necessary to build information systems and networks. The purchase price consisted of $500,000 in cash and the issuance of 750,000 shares of Common Stock.

    TELEPHONE COMMUNICATIONS CORPORATION. In February 1998, the Company acquired the assets and certain liabilities of Telephone Communications Corporation ("TCC") of Vail, Colorado. TCC is a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services to several Colorado cities. The purchase price consisted of $400,000 in cash and the issuance of a $200,000 one-year note at 8% and 10,000 shares of Common Stock. The Company also assumed debt in the amount of approximately $287,000 which will be paid down in equal monthly installments through December 31, 1998. This acquisition immediately launched the Company's long distance product offering by providing it with necessary carrier identification codes and a calling card platform capability to enhance the Company's full suite of telephony products.

    NETWORK COMPUTER SOLUTIONS, L.L.C. In February 1998, the Company acquired the assets and certain liabilities of Network Computer Solutions ("NCS") of Greenwood Village, Colorado. NCS provides network integration services. The purchase price consisted of $500,000 in cash, and the issuance of 100,000 shares of Common Stock. The NCS acquisition added additional technicians and technical sales people to the Denver market. NCS had an established systems integration and data communications business which was integrated directly into the Company's Denver operations.

    COMMUNICATION SERVICES OF COLORADO, INC. In May 1998, the Company completed a merger with Communication Services of Colorado ("CSC") of Englewood, Colorado. CSC is a long distance switchless reseller providing 1+, 0+, 800/888, and calling card services. The purchase price consisted of $475,000 cash and the issuance of a $530,000 one-year note at 8%. The acquisition of CSC, combined with the acquisition of TCC, is designed to further enhance the Company's long distance product offering.

    H,H & H COMMUNICATIONS TECHNOLOGIES, INC. In May 1998, the Company completed the acquisition of the assets of H,H & H Communications Technologies, Inc. ("CTI"), a voice equipment provider in Texas. The purchase price consisted of $200,000 in cash and the issuance of 30,000 shares of Common Stock. Through the CTI acquisition, the Company further developed its vendor relationship with Lucent Technologies, Inc. CTI's relationship with Lucent has helped the Company develop its voice product and service offerings in the Dallas market.

    CMB HOLDINGS, INC. D/B/A INDEPENDENT EQUIPMENT COMPANY. In June 1998, the Company completed the acquisition of substantially all of the assets of CMB Holdings, Inc. d/b/a Independent Equipment Company ("IEC"), an equipment remarketer in Florida. The purchase price consisted of the issuance of 340,000 shares of Common Stock. Through the IEC acquisition, the Company enhanced the ability of its wholly owned subsidiary, C3, to remarket less technologically advanced equipment obtained from new customers when their existing equipment is updated.

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    In addition to the above business acquisitions, the Company has also completed purchases of certain assets of other companies as follows:

    BIG PLANET, INC. In October 1997, the Company acquired certain assets of Big Planet, Inc., ("Big Planet") of Portland, Oregon, which provides Internet services, including Internet access, Web hosting, maintenance, and site design. The purchase price for such assets consisted of $250,000 in cash and the assumption by the Company of certain trade payables of Big Planet. This acquisition accelerated the Company's Internet product offering and brought a talent base to the Company which can be deployed in other markets.

    SIGMACOM CORPORATION. In December 1997, the Company acquired certain data integration assets of Sigmacom Corporation ("Sigmacom") of Denver, Colorado, a leading systems integrator for corporate audio, video and data communications providing state-of-the-art systems that combine telecommunications and computer network technologies. Sigmacom is also developing Internet application software for financial institutions such as credit unions. In addition to the data integration assets, the Company received a 17.9% investment position in Sigmacom's software development business. The purchase price consisted of $875,000 in cash and a warrant to purchase 50,000 shares of Common Stock. The Sigmacom acquisition added additional technicians and technical sales people to the Denver market.

STRATEGIC RELATIONSHIP

    The Company has an exclusive engineering and consulting agreement with Services-oriented Open Network Technologies, Inc. ("SONeTech") for engineering services to the Company's internal engineering staff relating solely to the initial configuration of the architecture of the E-POP-TM- network strategy and the development of service logic for the Company's call processing design. The Company issued 375,000 shares of Common Stock in exchange for a 10% equity interest in SONeTech and an exclusive engineering and consulting agreement. The Company will be entitled to reacquire a portion of the Common Stock if SONeTech terminates the agreement. The Company has a right to acquire an additional 35% equity interest in SONeTech.

COMPETITION


    The telecommunications industry is highly competitive, and with the passage of the 1996 Act (as defined), which has opened the local telephone market to competition in all states, the Company expects that it will face substantial and growing competition from a number of providers of data networking, data transport, and telephony services. Although the Company does not believe that a significant number of other companies are providing ENS solutions, or a comparable range of integrated data networking, data transport, and telephony outsourcing services, to small and medium-sized businesses in its target markets, the Company faces intense competition in each individual service element of its ENS solution. These competitors include ILECs (including the RBOCs and GTE), CLECs, long distance carriers (such as AT&T Corporation, MCI WorldCom, and Sprint), fixed wireless services (such as WinStar Communications, Inc., Advanced Radio Telecommunications, Inc., BizTel, Inc. and Teligent), commercial mobile radio service providers offering wireless local loop services, and data integrators and providers of network services and customer premise data equipment. The major competitors in the telephony customer premise equipment sector are Williams Telecommunications, Inter-Tel, Claricom (formerly Executive Business Systems) and the RBOCs. With respect to many individual products and services it offers, the Company does not necessarily enjoy any particular competitive advantage over other industry participants. Such competition may prevent the Company from fully realizing its proposed business operations and plans.


    Some of these competitors or potential competitors are or will be able to bundle the same types of product and service components offered by the Company. In particular, any telecommunications carrier that offers both some local and long-distance telecommunications services, including any RBOC permitted to offer in-region long-distance services, will be able to offer, as a single source provider, both local exchange and long-distance service to customers. At the current time, no RBOC is permitted to offer in-region long-distance services. Under Section 271 of the 1996 Act, an RBOC is prohibited from providing long-distance service that originates in one of its in-region states until the RBOC has satisfied certain statutory conditions in that state and has received the approval of the FCC. The FCC has not granted any such applications to date. The Company anticipates that a number of RBOCs will file additional applications for in-region long-distance authority in 1998 and 1999, and it is possible that one or more may be granted.



    In addition, various RBOCs have challenged the constitutionality of Section
271. These RBOCs contend that Section 271 constitutes a bill of attainder. This claim has been rejected by the U.S. Court of Appeals for the Fifth Circuit, but the time to petition the Supreme Court to review that decision has not yet run. Notwithstanding the Section 271 application process, both US West and Ameritech entered into marketing alliances with Qwest offering customers a package consisting of local and enhanced/information services provided by the RBOC and long-distance services provided by Qwest. The FCC has found that these business agreements are unlawful and required US West and Ameritech to cease offering Qwest's long-distance service. Qwest and US West have appealed to the U.S. Court of Appeals for the D.C. Circuit to overturn the FCC's order rejecting the agreement, and it is expected that Ameritech likewise will seek judicial review of the FCC's order. See "Regulatory Environment." The entry of the RBOCs into the long-distance market will create significant new competitors to the Company with regard to its long distance service offerings.



    The RBOCs are also moving more aggressively into data transport. US West and other RBOCs filed petitions seeking to have the FCC deregulate immediately the provision of packet-switched transport services, including frame relay and ATM. Although the FCC denied these petitions, the FCC has proposed permitting LECs to offer interLATA (local access and transport area) data services through a separate affiliate. Moreover, Bell Atlantic has petitioned to be allowed to provide interLATA data transport services in West Virginia, SBC Communications and Bell Atlantic have announced that they are aiming to provide more data networking services to commercial customers, and a number of RBOCs have begun offering digital subscriber line services. See "Regulatory Environment."



    A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors with resources far greater than those of the Company. These business combinations include the proposed merger of AT&T and Tele-Communications, Inc., which would allow bundling of their combined networks. The AT&T-TCI merger follows on AT&T's successful acquisition of Teleport Communications, a large competitive local exchange carrier. In addition, MCI Telecommunications and WorldCom recently completed a merger. Moreover, several of the largest local phone companies have proposed to merge, including Bell Atlantic with GTE and SBC Communications with Ameritech.



    Technological developments may allow other companies to provide a single-source solution in competition with the Company's product offerings. For example, Sprint has announced its development of an "Integrated-On-Demand Network" - "ION" - which if viable will allow customers to simultaneously use the Internet, telephone, and fax machine through use of the same phone line.



    To the extent that competitors begin bundling components of the Enterprise Network Services (including data networking and the provision of customer premises equipment) into their own product offerings, the Company will face additional competition as a "one-source" provider of services. Most of the Company's existing and potential competitors with respect to elements of the Company's ENS solution have financial and other resources far greater than those of the Company, have long-standing relationships with their customers and have greater name recognition than the Company. The Company cannot predict whether or not any such additional competition will have a material adverse effect on the Company's business and operations.

REGULATORY ENVIRONMENT

    Various components of the Company's Enterprise Network Services are subject to varying degrees of federal, state, and local regulation.

    The Company's provision of data networking services is not currently subject to federal or state regulation. The Company's local and long-distance telephony services, and to a lesser extent its data transport services, are subject to federal, state and, to some extent, local regulation.

    The FCC exercises jurisdiction over all telecommunications common carriers, including the Company, to the extent that they provide interstate or international communications. Each state regulatory commission retains jurisdiction over the same carriers to the extent they provide intrastate communications in that state. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public rights of way.

    FEDERAL LEGISLATION. The 1996 Act became law on February 8, 1996, a comprehensive federal telecommunications statute affecting all aspects of the telecommunications industry. The 1996 Act establishes a national policy that promotes competition in telecommunications services, including local exchange service. The 1996 Act did not change the regulatory environment governing the Company's provision of data products and networking services, which are still not subject to federal or state government regulation.

    The 1996 Act requires that local and state barriers to entry into the local exchange market be removed and establishes broad uniform standards under which the FCC and the state commissions are to implement local competition and co-carrier arrangements in the local exchange market. The 1996 Act also imposes significant obligations on the RBOCs and other ILECs, including the obligation to interconnect their networks with the networks of competitors. Each ILEC is required not only to open its network but also to "unbundle" the network. The FCC issued regulations in August 1996 defining a minimum set of elements which must be unbundled, and each state may augment this list. States have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of these unbundled network elements and services, and the results of these proceedings (and any ensuing judicial appeals) will determine whether it is economically attractive for the Company to use these elements.


    The RBOCs have an added incentive to open their local exchange networks to facilities-based competition because Section 271 of the 1996 Act provides for the removal of the current ban on RBOC provision of in-region interLATA toll service. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has (1) met the requirements of the 1996 Act's 14-point competitive checklist and (2) entered into an approved interconnection agreement with one or more unaffiliated, facilities-based competitors in some portion of the state pursuant to which such competitors provide both business and residential service (or that by a date certain no such competitors have "requested" interconnection as defined in the 1996 Act).



    To date the FCC has not granted any such application. The Company anticipates that a number of RBOCs will file additional applications in 1998 and 1999. In addition, various RBOCs have challenged the constitutionality of
Section 271. These RBOCs contend that Section 271 constitutes a bill of attainder. This claim has been rejected by the U.S. Court of Appeals for the Fifth Circuit, but the time to petition the Supreme Court to review that decision has not yet run.


    The 1996 Act permits the Company, as a telecommunications carrier with less than 5% of nationwide presubscribed access lines, to offer single-source combined packages of local and long distance services on an unrestricted basis. In contrast, AT&T, MCI, and Sprint may not bundle their long distance services with local services resold from the incumbent RBOC in any state until the earlier of (i) February 8, 1999 or (ii) the date the RBOC is authorized under
Section 271 to enter the interLATA long-distance market in that state.

    The 1996 Act also prohibits state and local statutory and regulatory barriers to entry to the provision of telecommunications services, thus accelerating the process of creating a competitive environment in all markets. Such preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings. At the same time, the 1996 Act will also substantially increase the competition the Company will face in its various markets.


    FEDERAL REGULATION. The FCC has issued regulations implementing the changes prescribed by the 1996 Act. These regulations affect the cost and availability of certain services offered by the Company as part of its one-source ENS solution.

    The FCC has issued various regulations affecting local exchange service, which is one component of the Company's Enterprise Network Services. The FCC has issued regulations (1) limiting the ability of states to enact prohibitions on resale of ILEC service to customers to whom an ILEC does not offer that service at retail; (2) establishing interim default wholesale rates for local telecommunications services; and (3) setting standards governing the terms and prices of interconnection and access to unbundled ILEC network elements. These regulations are currently the subject of judicial appeals and FCC petitions for reconsideration. In particular, the U.S. Court of Appeals for the Eighth Circuit has vacated FCC rules that (1) govern the pricing of local telecommunications services and unbundled network elements, (2) permit a telecommunications carrier to demand any term of an ILEC's interconnection contract with another carrier, and (3) obligate ILECs to provide combinations of network elements, rather than provide them individually. The U.S. Supreme Court has accepted these decisions of the Eighth Circuit for review. The Company cannot predict the outcome of the various court proceedings or any subsequent action by the FCC, although the outcome of such proceedings could favorably or unfavorably materially affect the Company's operations. Indeed, the outcome of these judicial appeals may comparatively advantage the Company.


    The proposed mergers between Bell Atlantic and GTE, and between SBC Communications and Ameritech, may provide additional opportunities for the FCC to require these companies to unbundle and resell local exchange network elements. Moreover, with respect to advanced telecommunications services, the FCC has proposed substantially expanding the collocation and operational support system requirements imposed on ILECs. If adopted, these proposals may benefit competitive carriers like the Company.



    Notwithstanding the Section 271 application process, both US West and Ameritech entered into marketing alliances with Qwest offering customers a package consisting of local and enhanced/information services provided by the RBOC and long-distance services provided by Qwest. The FCC has found that these business agreements are unlawful and required US West and Ameritech to cease offering Qwest's long-distance service. Qwest and US West have appealed to the U.S. Court of Appeals for the D.C. Circuit to overturn the FCC's order rejecting the agreement, and it is expected that Ameritech likewise will seek judicial review of the FCC's order.



    Section 706 of the 1996 Act gives the FCC authority to forbear from regulation if the FCC concludes that such forbearance is necessary to encourage the rapid deployment of advanced telecommunications capabilities. The RBOCs filed petitions seeking to have the provision of data transport services deregulated, but the FCC denied the requested relief. However, the FCC has proposed to permit the RBOCs to offer interLATA data services through a separate affiliate. With respect to data services, or packet-switched voice telephony, this FCC proposal could permit strong RBOC-affiliated competitors to the Company to emerge without imposing resale or unbundling requirements upon those competitors.



    PUBLIC TELEPHONES. Public telephone service providers are subject to federal, state and, to some extent, local regulation. Section 276 of the 1996 Act, and the regulations promulgated thereunder and in related proceedings by the FCC, impose requirements that public telephone service providers be compensated by long-distance carriers for subscriber 800 and access code calls and that RBOC-affiliated public phone service providers eliminate subsidies to their public telephone operations. The per-call compensation rate to be paid by long-distance carriers for subscriber 800 and access code calls remains the subject of judicial appeals, further reconsideration by the FCC, and other pending FCC proceedings. The amount of per-call compensation that the Company will be paid for subscriber 800 and access code calls that were made after November 7, 1996, is uncertain. Furthermore, most states have not yet determined pursuant to an FCC mandate whether or not to adopt public-interest public telephone programs in the interest of public health, safety, and welfare in locations where there would not otherwise be a public telephone. These state proceedings could impose further public interest obligations on the Company.


    OPERATOR SERVICE PROVIDER. As part of its Enterprise Network Services, the Company offers 0+ services to callers from public telephones and other locations. In addition to federal and state regulations governing common carriers and long-distance services, the Company, as a provider of 0+ calling, is regulated at the federal and state level as an operator service provider. Operator service providers are required to disclose their prices to callers and must file with the FCC informational tariffs containing detailed and specific information concerning their rates.

    STATE REGULATION. Certain of the Company's resold local and long-distance services are classified as intrastate and therefore subject to state regulation. In most states in which the Company plans to do business, the Company will be required to obtain a certificate of public convenience and necessity and operating authority for the provision of local telephony services. In addition, the Company may be required to file tariffs setting forth the terms, conditions, and prices for services which are classified as intrastate, particularly local exchange service. In some states, the Company's tariff can list a range of prices for particular services, and in others, such prices can be set on an individual customer basis. The Company will not be subject to price caps or to rate of return regulation in any state in which it currently provides services, or in those states in which the Company intends to provide services.

    All states in which the Company has filed applications for local authority have rules and regulations in place allowing local competition. In addition to certification by various state commissions, the Company needs interconnection arrangements with the ILEC in each service area. In some states (for example, California), these arrangements are tariffed. In others, the Company must enter into an interconnection agreement with the ILEC. These agreements are negotiated by the parties, subject to arbitration by the state commission if agreement cannot be reached. If one or more such agreements have been negotiated by other parties and approved by the state commission, a new entrant can elect to opt into an existing agreement in whole. The Company has elected to do this in every case, and expects to be able to continue to do so as it enters new markets. This reduces regulatory costs and expedites the procedure.

    LOCAL AUTHORIZATIONS AND FEES. In certain locations, the Company may be required to obtain local franchises, licenses, or other operating rights. In some of the areas where the Company will provide networking services, the Company may pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. The Company has no immediate plans for any construction which would entail local permits, right-of-way agreements, or fees. Some local governments do impose usage taxes on long-distance or other telecommunications services. To the extent that such taxes are imposed on the Company, they are also imposed on all competitors, and are passed through to the customer.

REGULATORY STATUS OF THE COMPANY

    The Company is authorized by the FCC to provide resold international services pursuant to Section 214 of the Communications Act of 1934, as amended. In addition, the Company is authorized to provide interstate long-distance and operator services.

    The Company is certified to provide local exchange services in California, Colorado, Oregon, Iowa and Utah, and intends to pursue certification in each of its other markets. This certification will allow the Company to purchase unbundled network elements from the ILEC in these markets and to combine these elements with Company-owned or leased facilities to provide full-service telecommunications services to the Company's customers.

    The Company is also authorized to provide intrastate long distance service in Arizona, Arkansas, California, Colorado, Indiana, Florida, Georgia, Idaho, Iowa, Kansas, Michigan, Missouri, Nebraska, Ohio, Oregon, Texas, Utah, Virginia and Washington.


    In addition, the Company has interconnection agreements in place in Iowa, Utah and Colorado, and an agreement is pending in Oregon. No agreement is required in California.

EMPLOYEES


    As of August 31, 1998, the Company had 736 full-time employees, of which 436 were added as a result of the Tie Acquisition. Of the 436 former Tie employees who were hired by the Company, a total of 53 at locations in California, Minnesota and New York were represented by the Communications Workers of America ("CWA") labor union while employed by Tie. The local chapters of the CWA have now asked the Company to enter into collective bargaining negotiations as a result of the hiring of these employees at these locations. The Company has agreed to do so where it believes such collective bargaining is appropriate.


OFFICE FACILITIES

    The Company leases sales and support facilities in each of its 32 markets. The principal corporate and support facilities are also leased, and are located as follows:

                                                                              SIZE (SQ.
LOCATION                                                                         FT)          LEASE EXPIRATION
---------------------------------------------------------------------------  -----------  ------------------------
Englewood, Colorado........................................................      28,488             April 30, 2003
Englewood, Colorado........................................................      16,700          February 28, 2002
Overland Park, Kansas......................................................      32,044          November 30, 1999

------------------------

LEGAL PROCEEDINGS


    The Company is involved in legal proceedings from time to time, none of which management believes, if decided adversely to the Company, would have a material adverse effect on the business, financial condition or results of operations of the Company.

                              THE TIE ACQUISITION

GENERAL

    At the time of the Tie Acquisition, Tie was the fourth largest independent distributor of business telephone systems in the United States, had an active customer base of approximately 55,000 accounts and had 32 offices. Tie's principal equipment products were multi-featured, digitally controlled, hybrid and private branch exchange ("PBX") systems. In addition, Tie provided voice response and processing products with computer telephone integration hardware and software, and network services. Tie's business mix consisted of new system sales, service and maintenance, moves, adds, changes and upgrades to existing customers, national account sales, and resale of long distance services. By acquiring virtually all of Tie's assets, including its customer service contracts, the Company was able to obtain substantially all the benefits associated with Tie's operations and recent restructuring and an attractive platform upon which to expand the Company's existing business.

REASONS FOR THE ACQUISITION

    COMPLEMENTARY STRENGTHS. The Company's expertise in data networking and data transport, which is often used as a first step in winning clients and expanding client relationships into telephony and ENS services, is complemented by Tie's strength in telephony sales and service. Tie's position as the largest domestic independent distributor for the Norstar product line of Nortel (formerly Northern Telecom), and for Mitel and Nitsuko products, has contributed to its ability to establish a customer base of approximately 55,000 accounts.

    CROSS-SELLING OPPORTUNITIES. Access to Tie's 55,000 accounts (which are predominately telephone sales and service based) provides very attractive cross-selling opportunities for the Company's data products and services and its ENS solution. In addition, the Company expects to be able to take advantage of cross-selling opportunities for such items as long distance service, local exchange services and other network service offerings, which were not effectively pursued by Tie due to its lack of capital resources and failure to execute its business plan.

    ACCELERATED GEOGRAPHIC GROWTH. The Company's business plan had anticipated the rollout of its services in a total of 25 cities by the end of 2001. The Tie Acquisition, by providing immediate access to 24 new cities, many of which had already been targeted for expansion by the Company, will permit the immediate refocusing of the Company's resources on the exploitation of the newly acquired markets and customers without the delays which would have been incurred.

    ADDITION TO SALES FORCE. Tie's strong consultative sales organization remains substantially intact, and is trained in marketing approaches with the prospective customer similar to those of the Company, including total cost of ownership analysis, creating customized solutions and emphasizing the advantages of a single source provider.

    CUSTOMER DATABASE. Tie's customer database accounted for more than 100,000 former and current customers. Each of the customers in the database had been or is being sold services by Tie. Utilization of this database decreases the amount of time needed to identify potential customers. In addition, the database provides the sales teams with the opportunity to contact customers without making a "cold call."

HISTORY

    Tie was founded in 1971 as a manufacturer and supplier of telephone system products used by businesses. Tie was one of the first non-Bell companies to manufacture and distribute commercial telephone systems on a national basis. As a manufacturer and distributor, Tie built and established a strong position in the industry with the caliber of its equipment and service. While Tie has not manufactured telephone equipment since 1991, when it was first reorganized under Chapter 11 of the United States Bankruptcy Code, the Company believes that Tie's name recognition and reputation for quality continue to be valuable assets.

RESTRUCTURING PLAN

    As a result of under capitalization and a weak strategic plan put in place by the now departed management team, Tie had in recent years been unable to generate operating profits. The Company believes that the primary problems were the high level of corporate overhead associated with a flawed centralization effort, unnecessary capital lease expenditures and the high fixed cost of maintaining a field technician force staffed for peak demand levels. Through a bankruptcy filing under Chapter 11 of the United States Bankruptcy Code on April 10, 1998, Tie was able to effect numerous changes to its previous operating model including refocusing its sales organization on the existing customer base, elimination of underutilized field technicians, closure of two unprofitable branch office locations, and rejection of certain unattractive contracts with vendors.

PRODUCTS AND SERVICES

    Virtually all of the types of products and services offered by Tie were already being offered by the Company but to a much lesser extent. Tie placed greater emphasis, however, on the sale and service of telephony equipment which historically constituted a smaller portion of the Company's revenues. Tie's target customers consisted of small and medium-sized corporate, government and multi-location national accounts to which Tie provided sales, installation, service and support for telephone systems. Although the discussion which follows is written so as to describe the products and services historically provided by the Tie corporate entity, which was not acquired by the Company, the Company will continue to be able to offer all of these products and services by virtue of its acquisition of substantially all the assets used by Tie to offer these products and services.

    NEW EQUIPMENT SALES. The services offered by Tie began with consulting with clients to determine their business flow and the interrelation of business functions and telecommunications; helping clients select the appropriate communications system for their business from hardware to telephone/data locations, control software and actual site cable installation and termination; and network services.

    Tie marketed a broad range of fully electronic and digital, multi-featured "key" telephone systems, hybrid switching systems, and PBX systems, together with voice response and processing products incorporating integrated hardware and software and related business products for commercial distribution. A "key" telephone system provides each telephone with direct access to multiple outside trunk lines and internal communications through intercom lines. A PBX system, through a central switching device, permits the connection of internal and external lines. A hybrid switching system provides, in a single system, both key telephone and PBX features. Voice response systems and processing products include voice-mail and inter-active voice response systems, which allow access to computerized information via a single line instrument. Tie also provided computer telephone integration and network services, resale of long distance service and network design with related commercial and proprietary software.

    All of Tie's fully electronic systems were microprocessor based, digitally controlled systems. This enabled Tie to readily incorporate a variety of additional features, as well as the ability to expand a system's capacity through software enhancements. A number of Tie's advanced systems provided integrated voice and data communications in a single system, and Tie's PBX systems utilize digital switching technology which allowed them to be an integral part of data processing and communications networks.

    SERVICES. Once a client was operational, Tie provided on-going maintenance (often through a long-term maintenance arrangement) and would make any necessary additions and modifications to the system, referred to as moves, adds and changes ("MAC"). Tie offered a complete array of service and maintenance options which kept Tie involved in future aspects of client communications requirements and provided an on-going revenue source for Tie. MAC work typically includes installing new telephones, moving extensions, adding telephone lines, or modifying software and services. Tie's MAC and services business was very stable over recent years, generating in excess of approximately $43 million in 1997 revenues. In addition to MAC, Tie offered service and maintenance contracts on installed equipment.

    Customer service was provided to customers through a dedicated team of customer service representatives ("CSRs"), dispatchers and managers. The CSRs answered incoming calls and managed the customer relationship including sales of additional products, while the dispatchers managed work flow to the field service technicians. The CSR and dispatchers worked with the customer to determine the appropriate course of action and coordinated the Tie service staff.

    Installations and service were carried out through the installation work force. Tie utilized its fleet of vehicles which were scheduled from the local branches by dispatchers and provided service at all hours of the day based on demand and emergency situations.

    NATIONAL ACCOUNTS. Business in the national accounts segment included providing the full range of Tie's products and services on a national basis to large corporate customers with multiple locations. For these accounts, Tie provided full service from installation design and execution to ongoing maintenance and MAC execution. When a national corporate office selected a new location, blue-prints were sent to Tie, which would, based on the customer's specifications, plan both telecommunications and data layout for the location. Tie would then send a team to the new location to cable, test and install client specified equipment. Upon completion of work at the location, Tie would coordinate the cut over with the local telephone company and make sure that data and communications between the new location and home office were working according to plan. On an on-going basis, many locations had maintenance agreements which provided an on-going revenue stream for Tie.

    LONG DISTANCE. Tie had marketing and/or distribution agreements with long distance providers that complemented Tie's equipment and service offering and allowed Tie to offer long distance service to customers as part of an integrated communication services package. The Company is able to continue to provide these services under its own resale agreements.

TIE HISTORICAL RESULTS OF OPERATIONS

    Set forth below is summarized historical financial information for Tie derived from the audited financial statements of Tie included elsewhere herein which have been audited by PricewaterhouseCoopers LLP, independent accountants. It should be noted that in the Tie Acquisition, although the Company acquired substantially all of the assets of Tie, it only assumed selected liabilities of Tie. See "Convergent Communications, Inc. Pro Forma Combined Financial Statements" for additional information as to the assets acquired and liabilities assumed in the Tie Acquisition.


                                                                                        SEVEN MONTHS
                                                                                            ENDED
                                                          YEAR ENDED DECEMBER 31,       JULY 31, 1998
                                                       ------------------------------   -------------
                                                           1996             1997            1998
                                                       -------------   --------------   -------------
                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  Equipment(1).......................................  $45,114   47%   $ 40,338   42%   $17,258   37%
  Services(2)........................................   45,111   47%     43,390   46%    21,334   46%
  Other(5)...........................................    6,332    6%     11,646   12%     7,880   17%
                                                       -------  ----   --------  ----   -------  ----
    Total revenue....................................   96,557  100%     95,374  100%    46,472  100%
Cost of sales........................................   63,691           69,359          36,616
Selling, general and administrative..................   28,944           33,667          15,775
Depreciation and amortization........................    4,632            4,851           2,909
Reorganization expenses..............................    --               --              1,439
Other operating expenses.............................      706              893           1,000
                                                       -------         --------         -------
  Operating loss.....................................  $(1,416)        $(13,396)        $(11,267)


------------------------------
(1) "Equipment" includes new installations and upgrades.

(2) "Services" include MACs and service maintenance.

(3) "Other" represents agency commissions for long distance services, virtual PBX services, rentals, royalties and other miscellaneous revenue.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND FOR THE
  SEVEN MONTHS ENDED JULY 31, 1998

    REVENUES. Revenues for the year ended December 31, 1997 were $95.4 million, a reduction of $1.2 million from $96.6 million for the year ended December 31, 1996. The 1.2% decrease from 1996 to 1997 was largely attributable to a decline in equipment sales due to working capital constraints in the third and fourth quarters of 1997 which hindered Tie's ability to purchase equipment for resale. Service revenues, which include moves, adds, and changes of telephone equipment and technical support, also declined 3.8% due to a shift away from services to larger cash contributing equipment sales with the intent to support the cash needs of continuing operations. Other revenues increased $5.3 million or 84% from 1996 to 1997 as a result of increased market penetration into the long distance market.

    For the seven months ended July 31, 1998, revenues continued to decline due to declines in sales of equipment and services, including long distance services. These declines resulted from the continuing cash constraints and the negative impact of the April 1998 bankruptcy filing which caused constriction of supplier credit lines and a 30% reduction in sales and technical staffing.

    OPERATING COSTS. Operating costs for the year ended December 31, 1997 increased $5.7 million to $69.4 million from $63.7 million for the year ended December 31, 1996. Although equipment and service operating costs decreased from the prior year as a result of lower sales, the overall increase in operating costs is attributable to an increase in other revenues. Other revenues consist of agency communications for LD services, virtual PBX services, rentals, and royalties. Operating costs for other revenues are greater as a percentage of other revenues than operating costs for revenues from equipment and services.

    Operating costs for the seven months ended July 31, 1998 continued to rise as a percentage of revenues as a result of the cash constraints and the bankruptcy filing which hampered Tie's ability to obtain favorable credit terms with its vendors. In addition to increased costs from suppliers for resale equipment, additional costs were incurred stemming from contractual minimum cost commitments by network providers related to long distance service.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $33.7 million or 35.3% of revenues for the year ended December 31, 1997. These expenses increased $4.8 million from $28.9 million or 29.9% of revenues for the year ended December 31, 1996. The increase in expenses is primarily a result of the costs incurred in the centralization of support services including accounting, purchasing, national sales and call center operations located in each of the field markets to Tie's headquarters in Overland Park, Kansas. Operations in the field and the number of personnel remained relatively constant from the prior year.

    Selling, general and administrative expenses for the seven months ended July 31, 1998 were $15.8 million or 34.0% of revenues. Tie reorganized its operations through significant cost cutting measures as a means to maintain cash for ongoing operations and as a result of the April 1998 bankruptcy filing. Included in these efforts to reduce costs and conserve cash, Tie reduced its workforce by approximately 30%, resulting in a large reduction in sales and technical staff. Despite these reductions, selling, general and administrative expenses increased as a percentage of revenue due to the decline in revenues.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the year ended December 31, 1997 was $4.9 million, up 6.5% from $4.6 million for the year ended December 31, 1996. The increase in depreciation and amortization was a result of capital expenditures during 1997 stemming from the centralization of accounting and call center operations which were acquired under capital leases.

    For the seven months ended July 31, 1998, depreciation and amortization expense was $2.9 million. Depreciation and amortization remained relatively constant in 1998 due to Tie's efforts to minimize cash used for capital expenditures and it's inability to obtain financing.

                                   MANAGEMENT

    The following table sets forth the names and ages of the executive officers and directors of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer. The Company's directors have staggered terms, with three classes of directors serving terms as set forth below or until the director's death, resignation or removal.

                                                                 OFFICER
                                                                 AND/OR
                                                                DIRECTOR
NAMES OF EXECUTIVE OFFICERS AND DIRECTORS             AGE         SINCE                         POSITION
------------------------------------------------      ---      -----------  ------------------------------------------------
John R. Evans(1)(2)(3)..........................          43         1995   Chief Executive Officer, Chairman and Director
Keith V. Burge(2)(3)............................          44         1995   President, Chief Operating Officer and Director
Philip G. Allen(4)..............................          51         1995   Executive Vice President, Secretary and Director
Roger W. Christoph(1)(2)(5).....................          38         1997   Director
Roland E. Casati(2)(4)..........................          67         1997   Director
Richard G. Tomlinson, Ph.D.(1)(5)...............          62         1997   Director
Martin E. Freidel...............................          35         1997   Executive Vice President, General Counsel and
                                                                              Assistant Secretary
John J. Phibbs..................................          36         1997   Chief Financial Officer and Treasurer

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Elected to Class I, with a term expiring on the annual meeting following the end of the calendar year 2000, and every three years thereafter.

(4) Elected to Class II, with a term expiring on the annual meeting following the end of the calendar year 1999, and every three years thereafter.

(5) Elected to Class III, with a term expiring on the annual meeting following the end of the calendar year 1998, and every three years thereafter.

    JOHN R. EVANS, Chief Executive Officer since December 1995. Mr. Evans served as the Chief Financial Officer and Executive Vice President of ICG Communications, Inc. ("ICG") from its inception until December 1995. During his five-year tenure, ICG's revenues grew from approximately $600,000 in 1991 to an annualized rate of more than $140 million at the end of 1995. He also was ICG's principal financial spokesperson in successful efforts of raising more than $500 million in public and private financings during this period. Mr. Evans was primarily responsible for ICG's acquisition and development of core fiber optic network investments prior to public recognition of the emerging CLEC opportunities. Mr. Evans has also held various senior accounting and treasury management positions with Northern Telecom Canada Ltd., including strategic financial planning, analysis and budgeting, and held various audit and management information systems positions during six years with Coopers & Lybrand.

    KEITH V. BURGE, President and Chief Operating Officer since December 1995. Mr. Burge has nineteen years of data communications experience. He was the founder, Chief Executive Officer and Chief Operating Officer of Fiber Optic Technologies, Inc. ("FOTI"), a leading national network services integrator specializing in the design, implementation and support of high-speed data communication infrastructures, which was formed in 1986. While at FOTI, Mr. Burge was responsible for formulating and executing a disciplined plan that allowed FOTI to realize 90% annualized growth, culminating in revenues of $65 million in 1995 and 550 employees in thirteen offices throughout the western United States. During his nine year tenure, Mr. Burge supervised FOTI's implementation of more than 10,500 LAN and WAN infrastructures for companies such as Exxon Corporation, The Boeing Company, Amoco Corporation, International Business Machines, Weyerhaeuser, MCI Communications Corporation, The Dow Chemical Company and Hewlett-Packard Company. In 1994, Mr. Burge directed an initiative to execute a Network Desktop Outsourcing program that successfully placed 140 full-time network engineers and technicians onsite at Intel Corporation's Portland, Oregon campus, assisting and supporting 8,000 network users. Prior to founding FOTI, Mr. Burge was employed by Digital Equipment Corporation for nine years, where, from 1983 to 1986, he was a senior sales executive.

    PHILIP G. ALLEN, Executive Vice President, Secretary and a Director since December 1995. Mr. Allen was most recently Vice President of Investor Relations and Corporate Communications for ICG Communications, Inc. Prior to joining ICG in 1992, Mr. Allen was President of Allen & Company Business Communications, a communications company specializing in business development and the design and production of marketing materials in the communications field. His customers included U S West, Inc., AT&T and MCI. Mr. Allen was also an advisor to senior management at what is now Ameritech and U S West from 1976 to 1986, where he worked in various media relations, public policy and executive support areas.

    ROGER W. CHRISTOPH, a Director since January 17, 1997. Mr. Christoph is a Managing Partner of Keystone Capital Partners LLC, a Chicago-based venture capital and private equity firm and is also a Managing Partner of Keystone Investment Advisors LLC, a registered investment advisor and broker-dealer providing asset management services to private customers. Mr. Christoph founded and was President and CEO of Shepherd Financial Group, Inc., a private-customer brokerage firm, prior to its sale. Earlier in his career, he was a Principal at Christoph Securities, Inc., a private family-owned brokerage firm. Mr. Christoph began his career as a financial consultant at PaineWebber, Inc. Mr. Christoph has invested and raised growth capital for several privately owned and publicly traded companies including: Boston Chicken, GST Telecommunications, ICG, Neomedia Technologies, Stambaugh Hardware Co., and Universal Display Corp. Mr. Christoph is a director of Christoph Securities, Inc., Stambaugh Hardware Co., Keystone Capital Partners and Keystone Investment Advisors.


    ROLAND E. CASATI, a Director since January 17, 1997. Mr. Casati has developed in excess of three million square feet of high-quality office buildings in and around Chicago, Illinois, during the past 35 years. For the last 15 years, Mr. Casati has been a venture capitalist, having been a start-up investor in Callaway Golf and Zeigler Coal Holding Co.


    RICHARD G. TOMLINSON, Ph.D., a Director since June 28, 1997. Dr. Tomlinson is the President of Connecticut Research, Inc. ("CRI"), a management consulting company founded in 1986 which serves the telecommunications, electric utility and computer industries. Since 1989, CRI has published a widely referenced annual overview report on the competitive telecommunications industry (now jointly produced with Chicago-based New Paradigm Resources Group, Inc.). He has published numerous marketing studies, venture analyses and technical papers, is a contributing author for several books and holds five patents. Prior to founding CRI, he was the Vice President for Strategic Planning of United Technologies Communications Co. Inc., a subsidiary of United Technologies Corporation ("UTC"). His career at UTC spanned 20 years, including 16 years at the UTC Research Laboratory where he held the position of Senior Principal Scientist.


    MARTIN E. FREIDEL, Executive Vice President, General Counsel and Assistant Secretary since September 1997. Prior to joining the Company, Mr. Freidel served as Special Counsel to the law firm of Miller & Welch, LLC in Denver, Colorado, where he also acted as Associate General Counsel to the Company. From December 1992 until December 1996, Mr. Freidel was Vice President and General Counsel of ICG. Prior to joining ICG, Mr. Freidel served as Vice President--Regulatory for LDDS Communications, Inc. (now MCI WorldCom) ("LDDS") and Vice President and General Counsel for MidAmerican Technologies, Inc., MidAmerican Communications, Inc. and Republic Telecom Services, Inc., which were purchased by LDDS in 1991. Mr. Freidel holds a Juris Doctor degree from the Creighton University School of Law and a BSBA from Creighton University.

    JOHN J. PHIBBS, Chief Financial Officer of the Company since March 1998. Mr. Phibbs previously served as Vice President of Finance and Administration since joining the Company in March 1997. Prior to joining the Company, Mr. Phibbs held various financial positions from 1991 through February 1997 with ICG. Most recently, Mr. Phibbs held the position of Vice President--Accounting and previously, Vice President--Financial Planning and Analysis. From 1985 to 1991, Mr. Phibbs was employed in various financial positions at Lockheed Martin Corporation and McDonnell Douglas Corporation.

    DIRECTOR COMPENSATION

    Directors of the Company are reimbursed for certain reasonable expenses incurred in attending Board or committee meetings. In addition, non-employee Directors are compensated at the rate of $1,000 per day for on-site meetings of the Board or its committees and $250 for teleconference meetings. Non-employee Directors are also compensated with stock options to purchase 5,000 shares of Common Stock per quarter for each quarter served as a Director of the Company.

    AUDIT COMMITTEE


    The Company's Board of Directors currently has an Audit Committee that monitors the corporate financial reporting and the internal and external audits of the Company, reviews and approves material accounting policy changes, monitors internal accounting controls, recommends engagements of independent auditors, reviews related-party transactions and performs other duties as prescribed by the Board of Directors. The Audit Committee currently consists of the Company's Chairman and Chief Executive Officer and Messrs. Christoph and Tomlinson who are non-employee directors.


    COMPENSATION COMMITTEE


    The Company's Board of Directors currently has a Compensation Committee that reviews and approves the compensation and benefits to be provided to the executive officers of the Company. In addition, the Compensation Committee administers the Company's 1996 and 1997 Incentive and Non-Statutory Stock Option Plans and the 1998 Stock Option Plan. The Compensation Committee currently consists of the Company's Chairman and Chief Executive Officer and its President and Chief Operating Officer and Messrs. Casati and Christoph who are non-employee directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth in summary form the compensation earned by the Company's Chief Executive Officer and the other highest paid executive officers (collectively, the "Named Officers") for the Company.


                                                    ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                            -----------------------------------  -------------------------
                                                                  OTHER ANNUAL     SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR(1)     SALARY      BONUS    COMPENSATION          OPTIONS(2)          COMPENSATION
-----------------------------  -----------  ---------  ---------  -------------  -------------------------  -------------
John R. Evans                        1996   $   6,250     --           --                  200,000               --
  Chairman and Chief                 1997   $ 150,000  $  75,000(3)   $  12,781(4)            --              $  82,500(5)
  Executive Officer
Keith V. Burge                       1996   $   5,417     --           --                  200,000               --
  President and Chief                1997   $ 130,000  $  65,000(3)   $   8,625(4)            --              $  72,022(5)
  Operating Officer
Philip G. Allen                      1996   $   4,167     --           --                  200,000               --
  Executive Vice President           1997   $ 100,000  $  50,000(3)   $  12,172(4)            --              $  55,735(5)
  and Secretary
Bruce Boland(6)                      1996   $   5,208     --           --                  100,000               --
  Former Executive Vice              1997   $ 125,000     --        $   6,900(4)            --                $   6,668(5)
  President Corporate
    Development
John J. Phibbs                       1996      --         --           --                   --                   --
  Chief Financial Officer and        1997   $  95,833(7) $  32,383(3)   $   5,000(4)           300,000        $  29,134(5)
  Treasurer
Martin E. Freidel                    1996      --         --           --                   --                   --
  Executive Vice President,          1997   $  36,939(8) $  19,569(3)   $   2,199(4)           300,000        $  21,445(5)
  General Counsel and Asst.
    Secretary


------------------------------

(1) During 1996, the Company was in its initial formation stages and the executive officers did not receive compensation for their services until December 16, 1996.


(2) Amounts listed are options granted. Options vest with respect to twenty percent (20%) of the shares of Common Stock on each anniversary of the date of grant.



(3) Includes the 50% of the individual's bonus under his employment agreement which was paid in cash, plus, in the case of Mr. Phibbs, a signing bonus of $8,425. Each of the individuals elected to receive the remaining 50% of his bonus in shares of the Company's Common Stock, valued at fair market value. The total cash payments made are listed in this column. The total value of cash and deferred bonus payments made to the Named Officers were as follows:
    Mr. Evans, $150,000; Mr. Burge, $130,000; Mr. Allen, $100,000; Mr. Phibbs,
    $47,917, and Mr. Freidel, $39,139. Mr. Boland did not receive a bonus because of his resignation from the Company in February 1998.


(4) Includes automobile allowance and other fringe benefit payments.


(5) Includes contributions to the Company's 401(k) Plan and 50% of the bonus payments made under the individual's employment agreement which were deferred and paid in Company Common Stock which is held under the Company's Deferred Compensation Plan. These shares are held in a "rabbi trust" for a period specified by the Company and the employee, which cannot be less than one year. The number of shares held for the benefit of the Named Officers are as follows: Mr. Evans, 23,076; Mr. Burge, 20,000; Mr. Allen, 15,384; Mr. Phibbs, 7,371; and Mr. Freidel, 6,021.


(6) Mr. Boland resigned from the Company on February 18, 1998. As a result of his resignation, options to purchase 60,000 shares of Common Stock were canceled.

(7) Mr. Phibbs' base salary is $130,000 per year. His employment commenced on March 3, 1997.

(8) Mr. Freidel's base salary is $125,000 per year. Mr. Freidel's employment commenced on September 15, 1997.

OPTION GRANTS TABLE

                                                                                                 POTENTIAL REALIZABLE VALUE
                                       NUMBER OF                                               ASSUMED ANNUAL RATES OF STOCK
                                      SECURITIES     PERCENT OF                                PRICE APPRECIATION FOR OPTION
                                      UNDERLYING    TOTAL OPTIONS    EXERCISE                             TERM(2)
                                        OPTIONS      GRANTED TO      PRICE PER    EXPIRATION   ------------------------------
NAME                         YEAR     GRANTED(1)      EMPLOYEES        SHARE         DATE            5%              10%
-------------------------  ---------  -----------  ---------------  -----------  ------------  ---------------  -------------
John R. Evans............       1996     200,000           23.3      $    1.10     12/15/2001    $    35,000     $   102,000
                                1997      --             --             --            --             --              --
Keith V. Burge...........       1996     200,000           23.3      $    1.10     12/15/2001    $    35,000     $   102,000
                                1997      --             --             --            --             --              --
Philip G. Allen..........       1996     200,000           23.3      $    1.10     12/15/2001    $    35,000     $   102,000
                                1997      --             --             --            --             --              --
Bruce Boland(3)..........       1996     100,000           11.6      $    1.10     12/15/2001    $    18,000     $    51,000
                                1997      --             --             --            --
John J. Phibbs...........       1996      --             --             --            --
                                1997     300,000            7.9      $    1.00       3/3/2007    $   189,000     $   478,000
Martin E. Freidel........       1996      --             --             --            --             --              --
                                1997     300,000            7.9      $    2.50      9/15/2007    $   472,000     $ 1,195,000

------------------------

(1) Options vest with respect to 20% of the shares on each anniversary of the date of grant. Each of the option grants were made in the year the named executive officer first executed an employment agreement with the Company.

(2) Amounts reflect assumed risks of appreciation set forth in the Commissions' executive compensation disclosure requirements and do not reflect the Company's beliefs as to the amount, if any, the fair market value of the Company's Common Stock may appreciate. Amounts are rounded to the nearest $1,000.

(3) Mr. Boland resigned from the Company on February 18, 1998. As a result of his resignation, options to purchase 60,000 shares of Common Stock were canceled.

AGGREGATED OPTION FISCAL YEAR-END VALUES

                                                                                         VALUE OF UNEXERCISED IN-
                                                              NUMBER OF SECURITIES         THE-MONEY OPTIONS AT
                                                             INCLUDING UNEXERCISED           FISCAL YEAR-END
                                                           OPTIONS AT FISCAL YEAR-END          EXERCISABLE/
NAME                                                       EXERCISABLE/ UNEXERCISABLE        UNEXERCISABLE(1)
--------------------------------------------------------  ----------------------------  --------------------------
John R. Evans...........................................           40,000/200,000           $   76,000/380,000
Keith V. Burge..........................................           40,000/200,000           $   76,000/380,000
Philip G. Allen.........................................           40,000/200,000           $   76,000/380,000
Bruce Boland(2).........................................           20,000/100,000           $   38,000/190,000
John J. Phibbs..........................................                0/300,000           $        0/600,000
Martin E. Freidel.......................................                0/300,000           $        0/150,000

------------------------

(1) Assumes a fair market value of the Common Stock of the Company at December 31, 1997, of $3.00 per share based on a valuation of the Company performed by an independent appraiser.

(2) Mr. Boland resigned from the Company on February 18, 1998. As a result of his resignation, options to purchase 60,000 shares of Common Stock were canceled.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with John R. Evans, Keith V. Burge, Philip G. Allen, John J. Phibbs and Martin E. Freidel.


    Each of Messrs. Evans', Burge's and Allen's employment agreement, as amended, was originally executed effective December 15, 1996 and provides for an initial term of five (5) years. Thereafter, each of the employment agreements continues from year to year. Mr. Evans, Mr. Burge and Mr. Allen currently receive annual base salaries of $200,000, $180,000 and $150,000, respectively. In addition, each of Messrs. Evans, Burge and Allen receives a car allowance, benefit package and an incentive bonus of up to 100% of their respective base salaries for Messrs. Evans and Burge, and up to 50% of his base salary for Mr. Allen. The incentive bonus is determined by the Compensation Committee of the Board of Directors. See "Management--Compensation Committee." In the event of termination by the Corporation without cause, or by the employee, for certain events, including changes in control, the employee is entitled to continue to receive his salary and accrued bonus for a period of twenty-four (24) months, as well as the immediate vesting of all options granted to the employee. In addition, each of Messrs. Evans, Burge and Allan is subject to non-compete, non-interference and confidentiality provisions for a period of twenty-four (24) months following the termination of their respective employment agreement. Any disputes involving the employee's employment or his respective employment agreement are subject to certain arbitration provisions contained in the agreements.



    Mr. Phibbs' employment agreement, as amended, is effective as of March 3, 1997 and provides for a term of four years. Mr. Phibbs receives an annual base salary of $130,000. In addition, Mr. Phibbs receives a car allowance, benefit package and an incentive bonus of up to 50% of his base salary. The incentive bonus is determined by the Compensation Committee of the Board of Directors. See "Management-- Compensation Committee." In the event of termination by the Company without cause, or by the employee upon the occurrence of certain events, including changes in control, Mr. Phibbs is entitled to continue to receive his salary for a period of 12 months. Any disputes involving the Mr. Phibbs' employment or his employment agreement is subject to certain arbitration provisions contained in the agreement.



    Mr. Freidel's employment agreement is effective as of September 15, 1997 and provides for an initial term of five years. Thereafter, the employment agreement continues from year to year. Mr. Freidel receives an annual base salary of $125,000. In addition, Mr. Freidel receives a car allowance, benefit package and an incentive bonus of up to 100% of his base salary. The incentive bonus is determined by the Compensation Committee of the Board of Directors. See "Management--Compensation Committee." In the event of termination by the Company without cause, or by the employee upon the occurrence of certain events, including changes in control, Mr. Freidel is entitled to continue to receive his salary and accrued bonus for a period of 24 months, as well as the immediate vesting of all options granted to Mr. Freidel. Any disputes involving Mr. Freidel's employment or his employment agreement is subject to certain arbitration provisions contained in the agreement.


STOCK INCENTIVE PLANS


    The Company has adopted the 1996 and the 1997 Incentive and Non-Statutory Option Plans and the 1998 Stock Option Plan (collectively "Plans") which authorize the Company to grant incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. The Plans relate to a total of 6,400,000 shares of Common Stock. Options to purchase 2,233,000 shares of the Common Stock under the 1996 Plan, 963,000 shares under the 1997 Plan and 2,067,500 shares of the Company's Common Stock under the 1998 Plan, at exercise prices between $1.00 per share and $5.50 per share are outstanding. A total of 566,000 of the outstanding options are presently exercisable and all employee options vest 20% annually over five years from the date of grant.

    The Plans require that the exercise prices of options granted must be at least equal to the fair market value of a share of Common Stock on the date of grant, with a maximum term of ten years, provided that if an employee owns more than 10% of the Company's outstanding Common Stock, then the exercise price of an incentive option must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of Common Stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year is limited to $100,000.

    The Plans are to be administered by the Company's Board of Directors or a committee thereof which determines the terms of options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No option granted under the Plans is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

    The Company presently believes that in 1998 an amount of Common Stock equal to approximately 15% of the fully diluted shares of the Common Stock of the Company will be reserved as Options for employees so that the Company is better able to attract and retain highly competent employees.

401(K) PLAN

    The Company adopted an employee benefit 401(k) plan (the "401(k) Plan") for all employees, effective March 1, 1997. Under the 401(k) Plan, employees may voluntarily elect to have up to 15% of their salaries (subject to the maximum amount allowed under Federal law) deducted from earnings and placed in the 401(k) Plan, to be invested among several alternatives selected by the employee. The Company may elect to match the employee's contributions up to 6% by depositing Common Stock into the 401(k) Plan. Such contributions are made on a quarterly basis and the number of shares of Common Stock issued is determined with reference to the value of the Common Stock at the end of each quarter, as determined by an independent valuation. Shares of the Common Stock are fully vested when issued under the 401(k) Plan. With respect to the six month period ended June 30, 1998, the Company had issued a total of 110,231 shares of Common Stock under the 401(k) Plan.

INCENTIVE COMPENSATION PLAN


    The Company adopted an Incentive Compensation Plan in March, 1997 whereby each employee is eligible to receive in the second quarter of each year a payment based in part upon the employee's performance during the preceding fiscal year as measured against predetermined objectives and in part upon the performance of the Company during the same period. For director-level employees and above, 50% of the employee's incentive compensation must be taken in the form of shares of the Company's Common Stock, receipt of which may be deferred pursuant to the Company's Deferred Compensation Plan. No payments were made pursuant to the Incentive Compensation Plan during 1997 because payments are based in part on the financial performance of the Company as reflected in its audited financial statements which were not available until March 1998. Amounts which were paid in April 1998 are listed in the compensation table for 1997 for the Named Officers.


DEFERRED COMPENSATION PLAN

    The Company has a Deferred Compensation Plan whereby certain management employees can elect to defer a portion of their compensation which will be paid in Common Stock of the Company at a future date. The plan requires the Company to issue shares of Common Stock into a trust account which will then be distributed to the employee at a specified date in the future not less than 1 year from the deferral date. As of June 30, 1998, 154,344 shares of Common Stock are being held in the trust account.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 30, 1998, by (i) each of the Company's directors, and named officers, (ii) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock and the address of each such person and (iii) all of the Company's officers and directors as a group.



                                                                             SHARES OF COMMON
                                                                                   STOCK              PERCENT
                                                                               BENEFICIALLY        BENEFICIALLY
NAME AND ADDRESS                                                                   OWNED             OWNED(1)
---------------------------------------------------------------------------  -----------------  -------------------
Philip G. Allen(2)(3) .....................................................
  400 Inverness Drive South, Suite 400
  Englewood, CO 80112                                                             2,393,785               8.58%
Keith V. Burge(2)(4) ......................................................
  400 Inverness Drive South, Suite 400
  Englewood, CO 80112                                                             2,349,253               8.42%
John R. Evans(2)(5) .......................................................
  400 Inverness Drive South, Suite 400
  Englewood, CO 80112                                                             1,882,666               6.75%
Roland E. Casati(6)........................................................       1,160,000               4.11%
Roger W. Christoph(7)......................................................         938,000               3.30%
Dr. Richard G. Tomlinson(8)................................................          85,000                  *
John J. Phibbs(9)..........................................................          70,315                  *
Martin E. Freidel(10)......................................................         132,439                  *
First Continental Group, L.C. .............................................
  5731 Greendale Road, Box 429
  Johnston, Iowa 50131                                                            2,005,000               7.21%
All Officers and Directors as a group (9 persons)..........................       9,016,371              30.80%


------------------------

*   Less than 1%


(1) Based on 27,820,507 shares of Common Stock issued and outstanding as of September 30, 1998. Percentage ownership is calculated by dividing (i) the sum of the number of shares owned by such stockholders plus the number of shares such stockholder would receive upon exercise of options or warrants exercisable within sixty (60) days of the date hereof ("Conversion Shares"), by (ii) the total number shares of Common Stock outstanding plus such stockholder's Conversion Shares.


(2) Shares of Common Stock now owned or hereafter acquired by Messrs. Evans, Burge and Allen and their wives are subject to a voting agreement pursuant to which all shares of Common Stock owned directly or indirectly by the parties (including shares held in trust for Mr. Evan's children over which shares Mr. Allen, as trustee, has sole voting power) will be voted together as the parties agree by a simple majority of the parties to the voting agreement. Each party to the voting agreement could be deemed to beneficially own all the shares of Common Stock owned by the other parties to such agreement due to such voting provision. As the Company believes that it more accurately reflects ownership of the Company's Common Stock, this table does not reflect shares that may be deemed to be beneficially owned by any person solely by virtue of the voting agreement.


(3) Includes 200,000 shares of Common Stock held in trust for the benefit of Mr. Evans' children and over which shares Mr. Allen, as trustee, has sole voting power, 500,000 shares of Common Stock held by Mr. Allen's wife, options to purchase 40,000 shares of Common Stock, warrants to purchase 45,000 shares of Common Stock, 3,401 shares of Common Stock held in the Company's 401(k) Plan, and 15,384 shares held in the Company's Deferred Compensation Plan.

(4) Includes 500,000 shares of Common Stock held by Mr. Burge's wife, options to purchase 40,000 shares Common Stock, warrants to purchase 45,000 shares of Common Stock, 4,253 shares of Common Stock held in the Company's 401(k) Plan, and 20,000 shares held in the Company's Deferred Compensation Plan.

(5) Includes 500,000 shares of Common Stock held by Mr. Evans' wife's, options to purchase 40,000 shares of Common Stock, warrants for 45,000 shares of Common Stock, 4,590 shares of Common Stock held in the Company' 401(k) Plan, and 23,076 shares held in the Company's Deferred Compensation Plan.

(6) Includes 35,000 options and warrants to purchase 375,000 shares of Common Stock.

(7) Includes 35,000 options and warrants to purchase 573,000 shares of Common Stock.

(8) Includes 25,000 options and warrants to purchase 20,000 shares of Common Stock.

(9) Includes options to purchase 60,000 shares of Common Stock, 2,944 shares of Common Stock held in the Company's 401(k) Plan and 7,371 shares of Common Stock held in the Company's Deferred Compensation Plan.

(10) Includes 40,000 shares of Common Stock held by Freidel Development International, LLC ("FDI"), for which Mr. Freidel has voting power, warrants to purchase 1,800 shares of Common Stock, warrants to purchase 20,000 shares of Common Stock held by FDI, options to purchase 60,000 shares of Common Stock, 1,018 shares of Common Stock held in the Company's 401(k) plan, and 6,021 shares of Common Stock held in the Company's Deferred Compensation Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In 1996, the Company issued 2,500,000 shares of Common Stock each to its three founders, Messrs. Evans, Burge and Allen, for $150,000 each. Messrs. Evans, Burge and Allen also each paid $50,000 to purchase 50,000 shares of Common Stock and warrants to purchase 25,000 shares of Common Stock for $50,000 each in the Company's initial private placement offering.

    As part of the Company's second private placement in 1997, Messrs. Evans, Burge, Allen, Tomlinson and Freidel each paid $100,000 to purchase 40,000 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock.

    Roger Christoph, a Director of the Company, provides financial advisory services to the Company from time to time. An aggregate of $1,750 has been paid to Mr. Christoph for such services. In addition, Mr. Christoph was a Principal and owner of Shepherd Financial Group which received compensation totaling approximately $1.5 million and the issuance of 438,000 warrants to purchase Common Stock in exchange for placement agent services provided to the Company in the Company's 1996 and 1997 private placements of Common Stock. Mr. Christoph was also a Principal and owner of Shepherd Capital Group which was paid approximately $0.5 million for financial advisory services provided to the Company during 1997.

                              CERTAIN INDEBTEDNESS

COMDISCO FACILITY

    In November 1997, the Company entered into a three year Program Agreement which provides up to $50 million in equipment lease financing with Comdisco, Inc. ("Comdisco"), a computer and telecommunications equipment leasing and financing company. As of June 30, 1998, $10.0 million was available for lease to the Company of which $1.8 million was being utilized. The availability of additional amounts depends on whether the Company meets certain financial criteria. The Program Agreement expires on June 30, 2000.


    The Comdisco facility is collateralized by the equipment being financed and is guaranteed by the Company. In addition, the Company is required to issue a warrant to acquire Common Stock of the Company in an amount equal to ten percent (10%) of the facility, divided by the exercise price per share. The exercise price per share is equal to the price paid by investors in recent equity offerings and will, in no event, be less than $3.00 per share. The warrants will be issued in three installments based upon amounts available under the facility. On November 19, 1997, the Company issued a warrant for the purchase of 333,333 shares of Common Stock at an exercise price of $3.00 per share for the first $10.0 million of the facility. The warrants are being amortized into interest expense over three years and were valued utilizing the Black-Scholes Option Pricing Model and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis.


NATIONSCREDIT COMMERCIAL CORPORATION FACILITY

    In February 1997, the Company entered into an inventory credit facility with NationsCredit Commercial Corporation ("NationsCredit") for the purpose of purchasing data and telephony inventory for sale to customers. The amount of the credit line is currently $0.8 million which is collateralized by inventory.

GMAC

    In June 1997, the Company obtained a one-year line of credit with General Motors Acceptance Corporation in the amount of approximately $0.5 million to purchase vehicles for its operations. Advances under the line are payable over a four to five year term. The Company has utilized $155,521 of this credit facility of which $133,064 remained outstanding as of June 30, 1998. The Company does not anticipate additional borrowings under this facility.

SUN FINANCIAL FACILITY


    In May 1997, the Company entered into a Master Equipment Lease with Sun Financial Group, Inc. to lease equipment, facilities and related items for the Company's internal expansion as well as equipment to be used for customer installations. The facility is collateralized by a $0.1 million standby letter of credit. In connection with the establishment of the facility, the Company issued a warrant to Sun Financial Group, Inc. for the purchase of 80,571 shares of Common Stock at an exercise price of $3.00. The warrants are being amortized into interest expense over three years and were valued utilizing the Black-Scholes Option Pricing Model and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis. The Company had outstanding amounts under this facility of $1.4 million and $2.3 million as of December 31, 1997 and June 30, 1998, respectively.


                            DESCRIPTION OF THE NOTES

    Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" means the Old Notes and the New Notes, unless otherwise indicated.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions and registration rights applicable to the Old Notes. See "The Exchange Offer."

    The Notes are issued under an Indenture (the "Indenture"), dated as of April 2, 1998, between the Company and Norwest Bank Colorado, N.A. as trustee (in such capacity, the "Trustee"). A copy of the form of Indenture is available from the Initial Purchasers. Upon the issuance of the New Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or the "TIA"). The following summary of all of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, (i) all of the provisions of the Notes and the Indenture, including the definitions of certain terms contained therein and those terms made a part of the Indenture through the incorporation by reference of the Trust Indenture Act, as in effect on the Issue Date, and
(ii) the Trust Indenture Act, in the case of the New Notes. Whenever particular provisions or definitions of the Indenture, the Notes or the terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. As used in this section, the "Company" refers to Convergent Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Notes are general senior unsecured (except for the security interest in the Collateral Account) obligations of the Company. The Notes are secured by a first priority security interest in the Collateral Account described under "--Disbursement of Funds; Collateral Account" and "--Ranking."

    The Old Notes have been, and the New Notes will be, issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. See "Book-Entry; Delivery and Form." Principal of, premium, if any, and interest on the Notes are payable, and the Notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee). See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

    Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with such Exchange Offer, will be treated as a single class of securities under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

    The Notes are limited to $160,000,000 aggregate principal amount, and will mature on April 1, 2008. Interest on the Notes will accrue at a rate of 13% per annum, and will be payable semiannually in arrears on each April 1 and October 1, commencing October 1, 1998 to the holders of record of Notes at the close of business on the March 15 and September 15 immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes. Because of the need to incorporate into the Registration Statement audited financial information regarding Tie (which was not readily available) the Registration Statement relating to the Exchange Offer was not declared effective by the Securities and Exchange Commission prior to August 30, 1998, and the Exchange Offer was not consummated prior to September 29, 1998. Thus, the Notes will accrue additional interest at a rate of 0.5% per annum for the period from August 31, 1998, through the date the Exchange Offer is consummated.

OPTIONAL REDEMPTION

    The Notes will be redeemable, in whole or in part, at any time on or after April 1, 2003 at the option of the Company, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2003.............................................................................      106.50%
2004.............................................................................      104.33%
2005.............................................................................      102.17%
2006 and thereafter..............................................................      100.00%

    Notwithstanding the foregoing, on or prior to April 1, 2001, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings (as defined below) or one or more sales of Common Stock to a Strategic Equity Investor (as defined) yielding gross cash proceeds to the Company of not less than $50 million to redeem up to 35% of the aggregate principal amount of Notes originally issued, in each case on a PRO RATA basis, at a redemption price of 113% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED that not less than 65% of the originally issued aggregate principal amount of Notes would remain outstanding immediately after each such redemption. To effect the foregoing redemption, the Company must mail a notice of redemption not later than 60 days after the consummation of any Public Equity Offering or sale of Common Stock to a Strategic Equity Investor that resulted in the requisite gross proceeds.

    As used above, "Public Equity Offering" means an underwritten public offering of Common Stock of the Company registered with the Commission under the Securities Act.

    Notice of an optional redemption must be given no less than 30 nor more than 60 days prior to the applicable redemption date. In the case of a partial redemption of Notes, selection of the Notes for redemption will be made by lot, PRO RATA or by such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal securities exchange, if any, on which the Notes being redeemed are listed and DTC; PROVIDED that any redemption following one or more Public Equity Offerings or sales of Common Stock to a Strategic Equity Investor will be made on a PRO RATA or on as nearly a PRO RATA basis as practicable (subject to the procedures of DTC). Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Company defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

SINKING FUND

    The Company will not be required to make any mandatory sinking fund payments in respect of the Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to any Change of Control Payment Date. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date. The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that may be delivered by holders of Notes seeking to accept the Change of Control Offer. In addition, the requirement to make a Change of Control Offer would not necessarily afford holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction which would not qualify as a Change of Control.

    If the Company is required to make a Change of Control Offer, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

DISBURSEMENT OF FUNDS; COLLATERAL ACCOUNT

    The Notes are collateralized, pursuant to the Custody and Security Agreement (the "Security Agreement") dated as of April 2, 1998, among the Company, the Trustee and Norwest Bank Colorado, N.A., as Custodian of the Collateral Account, by a pledge of the Collateral Account (as defined in the Security Agreement), which contains approximately $56.8 million of the net proceeds from the sale of the Old Notes issued pursuant to the Initial Offering and/or U.S. Government Securities purchased therewith (the "Collateral"), that, together with the proceeds from the investment thereof, will be sufficient to pay interest on the Notes for the first six scheduled interest payments (but not any additional interest that may arise under the Notes Registration Rights Agreement).

    The Company has entered into the Security Agreement providing for the grant by the Company to the Trustee, for the benefit of the holders of the Notes, of security interests in the Collateral. All such security interests collateralize the payment and performance when due of the obligation of the Company to pay interest on the Notes for the first six scheduled interest payments, as provided in the Security Agreement.

The Liens created by the Security Agreement are first priority security interests in the Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company. See "Risk Factors--Bankruptcy Risks Related to Collateral Account."

    Pursuant to the Security Agreement, Collateral may be released from the Collateral Account only (i) to pay interest on the Notes or (ii) in the event that the funds or U.S. Government Securities held in the Collateral Account (together with the proceeds from the investment thereof) exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm selected by the Company, to provide for payment in full of the first six scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the sixth scheduled interest payment), the Trustee will be permitted to release to the Company at the Company's request any such excess amount if no Default then exists under the Indenture.

    Pending such disbursements, funds contained in the Collateral Account will be invested in U.S. Government Securities. Interest earned on such U.S. Government Securities will be placed in the Collateral Account. Upon the acceleration of the maturity of the Notes, the Security Agreement will permit the Trustee to exercise the rights of a secured party with respect to the Collateral Account. Under the terms of the Indenture, the proceeds of the Collateral Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations of the Company under the Notes and the Indenture. Under the Security Agreement, assuming that the Company makes the first six scheduled interest payments on the Notes in a timely manner, all of the Collateral will be released from the Collateral Account.

RANKING

    The Indebtedness evidenced by the Notes ranks pari passu in right of payment with all other future unsecured senior indebtedness of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Notes. As of June 30, 1998, which includes the effect of the sale of the Units and the application of the proceeds therefrom, there was approximately $0.1 million of Indebtedness of the Company outstanding other than the Notes on an unconsolidated basis. The Notes are unsecured (except for the security interest in the Collateral Account).

    The Company is a holding company with no direct operations and no significant assets other than cash and the stock of the Subsidiaries. The Company operates its business through the Subsidiaries. The Company will be dependent on the cash flow of the Subsidiaries to meet its obligations, including the payment of interest and principal on the Notes. The Subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because the Subsidiaries will not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of the Subsidiaries upon their liquidation or reorganization (and the consequent right of holder of the Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of the Subsidiaries (including trade creditors and holders of indebtedness of such Subsidiaries), except if and to the extent the Company is itself a creditor of any of the Subsidiaries, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of any of the Subsidiaries. As of June 30, 1998, which includes the effect of the sale of the Units and the application of the proceeds therefrom, the Subsidiaries had aggregate liabilities of approximately $15.8 million. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future, including secured Indebtedness. For a discussion of certain adverse consequences of the Company being a holding company and of the terms of certain existing and potential future indebtedness of the Company and its Subsidiaries, see "Risk Factors--Holding Company Structure; Structural Subordination."

CERTAIN COVENANTS

    Set forth below are certain covenants that are contained in the Indenture.

    LIMITATION ON INDEBTEDNESS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; PROVIDED that the Company may Incur Indebtedness if and at the time of such incurrence (i) the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have been less than or equal to 6.0 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions set forth in this covenant.

    In making the foregoing calculation, (A) PRO FORMA effect will be given to:
(i) the incurrence or repayment of any Indebtedness to be incurred or repaid on the date of the incurrence of such Indebtedness (the "Transaction Date"), (ii) Asset Sales and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Assets Sales) that occur from the beginning of the Four Quarter Period (as defined under the "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" definition) through the Transaction Date (the "Reference Period"), as if such acquisition or disposition had occurred and such proceeds had been applied on the first day of such Reference Period and
(iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of (including giving PRO FORMA effect to the application of proceeds of such disposition) by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Sales or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that, to the extent that clause (ii) or (iii) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Sale, such PRO FORMA calculation shall be based upon the four full fiscal quarters, immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available, and (B) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include an amount of funds equal to the average daily balance of Indebtedness outstanding during the Reference Period under any revolving credit or similar facilities of the Company and its Restricted Subsidiaries. For purposes of this provision, whenever PRO FORMA effect is to be given to a transaction, the PRO FORMA calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

    For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness the Company and the Restricted Subsidiaries are permitted to incur, the Company will have the right, in its sole discretion, to classify such item of Indebtedness or portion thereof at the time of its incurrence and will only be required to include the amount and type of such Indebtedness or portion thereof under the clause permitting the Indebtedness as so classified.

    LIMITATION ON RESTRICTED PAYMENTS. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock and (y) dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of its Capital Stock or any Capital Stock of any of its Affiliates or any options, warrants or other rights to acquire such shares of Capital Stock;

   (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; or

    (iv) make any Investment (other than any Permitted Investment);

(such payments or other actions described in (but not excluded from) clauses (i) though (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the proviso of the "--Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of:

    (A) 50% of the aggregate amount of the Consolidated Adjusted Net Income (or, if the Consolidated Adjusted Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Issue Date and ending on the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment for which quarterly or annual consolidated financial statements of the Company are available; plus

    (B) the aggregate Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock); plus

    (C) to the extent not otherwise included in the Consolidated Adjusted Net Income of the Company, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, or from the Net Cash Proceeds from the sale of any such Investment, in each case to the Company or any Restricted Subsidiary after the Issue Date from such Person and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii) through (v) inclusive and clauses (vii) through (ix) inclusive below) no Default or Event of Default shall have occurred and be continuing:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

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    (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company; PROVIDED, HOWEVER, that such Qualified Capital Stock of the Company may not be redeemable at the option of the holder or be required to be redeemed prior to the Stated Maturity of the Notes;

   (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (iv) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant; PROVIDED that prior to such purchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

    (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of new Subordinated Indebtedness so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, PLUS, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity longer than the Average Life to Stated Maturity of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes;

    (vi) the payment of cash in lieu of fractional shares of Common Stock pursuant to the Warrant Agreement;

   (vii) payments of amounts required for any repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any options or rights to acquire such Capital Stock of the Company owned by any director, officer or employee of the Company or its Subsidiaries pursuant to any management equity subscription agreement or similar agreement, or otherwise upon the death, disability, retirement or termination of employment or departure from the Board, PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock of the Company or options shall not exceed in the aggregate $0.5 million in any calendar year;

  (viii) payments that would otherwise be Restricted Payments in an aggregate amount not to exceed $1.0 million;

    (ix) investments in Telecommunications Businesses that would otherwise be Restricted Payments, the sum of which does not exceed $5.0 million at any one time outstanding; and

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
    (x) repurchases of Capital Stock of the Company solely in connection with cashless exercises of options, warrants and other convertible securities.

    The actions described in clauses (i) through (iv) inclusive and clauses (vi) through (ix) inclusive of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) and the actions described in clauses (v) and
(x) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause
(3) of paragraph (a) above. In the event the proceeds of an issuance of Qualified Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause
(B) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON LIENS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to (i) any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and
(y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien, or (ii) the Collateral Account.

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (the "Guaranteed Indebtedness") unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary; PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall be PARI PASSU in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

        (c) Notwithstanding the foregoing, any Subsidiary Guarantee created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such Subsidiary Guarantee), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed released upon payment in full of all obligations under such Indebtedness).

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
    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits to the extent owned by the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make any Investment in the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or to any Restricted Subsidiary, except for:

    (i) any encumbrance or restriction in existence on the Issue Date;

    (ii) customary non-assignment provisions;

   (iii) any encumbrance or restriction pertaining to an asset subject to a Lien to the extent set forth in the documentation governing such Lien;

    (iv) any encumbrance or restriction applicable to a Restricted Subsidiary at the time that it becomes a Restricted Subsidiary that is not created in contemplation thereof;

    (v) any encumbrance or restriction existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i) or (iv) above; provided that the terms and conditions of any such encumbrance or restriction are not materially less favorable to the holders of Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced;

    (vi) any encumbrance or restriction imposed upon a Restricted Subsidiary pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary or any Asset Sale to the extent limited to the Capital Stock or assets in question; and

   (vii) any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness contained in any Permitted Credit Facility; PROVIDED that (subject to customary net worth, leverage, invested capital and other financial covenants and the absence of default under such agreement) the provisions of such agreement permit the payment of interest and principal and mandatory repurchases pursuant to the terms of the Indenture and the Notes and other indebtedness that is solely an obligation of the Company; PROVIDED, FURTHER, that such agreement may contain customary covenants regarding the merger of or sale of all or any substantial part of the assets of the Company or any Restricted Subsidiary, customary restrictions on transactions with affiliates, and customary subordination provisions governing indebtedness owed to the Company or any Restricted Subsidiary.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration (excluding contingent liabilities assumed by the transferee of any such assets) consists of cash or Cash Equivalents; PROVIDED that the amount of any liabilities (other than Subordinated Indebtedness or Indebtedness of a Restricted Subsidiary that would not constitute Restricted Subsidiary Indebtedness) that are assumed by the transferee of any such assets pursuant to an agreement that unconditionally releases the Company or such Restricted Subsidiary, as the case may be, from further liability shall be treated as cash for purposes of this covenant. Within 365 days after any Asset Sale, the Company or the applicable Restricted Subsidiary, as the case may be, may at its option (a) reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such disposition in properties and assets that will be used in a Telecommunications Business (or in Capital Stock and other securities of any Person that will become a Restricted Subsidiary as

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a result of such investment to the extent such Person owns properties and assets that will be used in a Telecommunications Business) of the Company or any Restricted Subsidiary ("Replacement Assets"), and/ or (b) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of any Indebtedness of the Company ranking PARI PASSU with the Notes (including the Notes) or the permanent reduction of Indebtedness of any Restricted Subsidiary of the Company. Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving Indebtedness under any Permitted Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Replacement Assets and/or repay any such PARI PASSU Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries constitute Excess Proceeds.

    When the aggregate amount of Excess Proceeds from one or more Asset Sales equals or exceeds $5.0 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of Notes issued under the Indenture, that aggregate principal amount of Notes as can be purchased by application of such Excess Proceeds at a price in cash equal to 100% of the outstanding aggregate principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate purchase price for the Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or any Restricted Subsidiary may use such deficiency for general corporate purposes. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the amount of Notes which can be purchased with the Excess Proceeds, Notes to be purchased will be selected on a PRO RATA basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

    Notwithstanding the two immediately preceding paragraphs, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 75% of the consideration of such Asset Sale constitutes Replacement Assets, cash or Cash Equivalents (including obligations deemed to be cash under this covenant) and
(ii) such Asset Sale is for Fair Market Value; PROVIDED that any consideration constituting (or deemed to constitute) cash or Cash Equivalents received by the Company or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

    If the Company is required to make an Asset Sale Offer, the Company will comply with all applicable tender offer rules, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations.

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary of the Company (other than under a Permitted Credit Facility) or (ii) permit any of its Restricted Subsidiaries to issue any Capital Stock, in either case, other than to the Company or a Restricted Subsidiary of the Company. The foregoing restrictions shall not apply to an Asset Sale consisting of 100% of the Capital Stock of a Restricted Subsidiary owned by the Company made in compliance with the covenant "--Disposition of Proceeds of Asset Sales."

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company will not, and will not permit, cause or suffer any Restricted Subsidiary to, conduct any business or enter into any transaction (or series of related transactions which are similar or part of a common plan) with or for the benefit of any of their respective Affiliates or any beneficial holder of 5% or more of the Common Stock of the Company or any officer or director of the Company (each, an "Affiliate Transaction"), unless the terms of the Affiliate Transaction are set forth in writing, and are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1.0 million shall be approved by a majority of the Board, such

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approval to be evidenced by a Board Resolution stating that the Board has determined that such transaction or transactions comply with the foregoing provisions. In addition to the foregoing, each Affiliate Transaction involving aggregate consideration of $5.0 million or more shall be approved by a majority of the Disinterested Directors; PROVIDED that, in lieu of such approval by the Disinterested Directors, the Company may obtain a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Company or the Restricted Subsidiary, as the case may be, are fair from a financial point of view. For purposes of this covenant, any Affiliate Transaction approved by a majority of the Disinterested Directors or as to which a written opinion has been obtained from an Independent Financial Advisor, on the basis set forth in the preceding sentence, shall be deemed to be on terms that are fair and reasonable to the Company and the Restricted Subsidiaries, as the case may be, and therefore shall be permitted under this covenant.

    Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among, or solely for the benefit of, the Company and/or any of the Restricted Subsidiaries, (ii) transactions pursuant to agreements and arrangements existing on the Issue Date, (iii) dividends and other Restricted Payments paid by the Company pursuant to and in compliance with the covenant "Limitation on Restricted Payments," (iv) customary directors' fees, indemnification and similar arrangements, employee salaries and bonuses, employment agreements and arrangements or compensation or employee benefit arrangements (including options), (v) grants of customary registration rights with respect to securities of the Company and (vi) loans or advances to officers or employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company or such Restricted Subsidiary to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Company or such Restricted Subsidiary.

    REPORTS. The Indenture provides that, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to each holder of record of Notes issued thereunder (in sufficient quantities for distribution to beneficial holders) and file with the Trustee and the Commission (unless the Commission will not accept such a filing), (i) within the applicable time period required under the Exchange Act, after the end of each fiscal year of the Company, the information required by Form 10-K (or any successor form thereto) under the Exchange Act with respect to such period (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that describes the consolidated financial condition and results of operations of the Company), together with a report thereon by the Company's certified independent accountants, (ii) within the applicable time period required under the Exchange Act after the end of each of the first three fiscal quarters of each fiscal year of the Company, the information required by Form 10-Q (or any successor form thereto) under the Exchange Act with respect to such period (including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and describes the consolidated financial condition and results of operations of the Company) and (iii) any current reports on Form 8-K (or any successor forms) required to be filed under the Exchange Act.

    LIMITATION ON BUSINESS. The Indenture provides that the Company will not, and will not permit any of the Restricted Subsidiaries to, engage in a business which is not a Telecommunications Business.

    DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) immediately after giving effect to such Designation, the Company would be able to incur $1.00 of Indebtedness under the proviso of the covenant "--Limitation on Indebtedness," except in the case of (1) a Permitted Investment or (2) an Investment to the extent reasonably promptly made

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       with the proceeds of (x) a capital contribution to the Company or (y) an issue or sale of Capital Stock (other than Disqualified Stock) of the Company (other than to a Subsidiary of the Company); PROVIDED that any such Net Cash Proceeds are excluded from clause (3)(B) of paragraph (a) of the covenant "--Limitation on Restricted Payments," and are not used for the redemption, repurchase or other acquisition of Indebtedness; and

    (c) The Company would not be prohibited under the Indenture from making an Investment at the time of such Designation (assuming the effectiveness of such Designation) in an amount (the "US Designation Amount") equal to the Fair Market Value of the net Investment of the Company or any other Restricted Subsidiary in such Subsidiary on such date. In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the US Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); PROVIDED that the Company may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (x) or (y) to the extent permitted under the covenants "Limitation on Restricted Payments" and "Limitation on Transactions with Affiliates."

    The Indenture further provides that the Company will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") unless:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

    The Indenture provides that the Company will not (i) consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any Person or Persons in a single transaction or through a series of transactions, or (ii) permit any of the Restricted Subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries on a consolidated basis to a Person other than the Company or another Restricted Subsidiary, unless, in the case of either (i) or (ii), (a) the Company shall be the continuing Person or, if the Company is not the continuing Person, the resulting, surviving or transferee Person (the "surviving entity") shall be a company organized and existing under the laws of the United States or any State or territory thereof;
(b) the surviving entity shall expressly assume all of the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Notes and the Indenture, and shall, if required by law to effectuate such assumption, execute a supplemental indenture to effect such assumption, which supplemental indenture shall be delivered to the Trustee and shall be in form and substance reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company or the surviving entity (assuming such surviving entity's assumption of the Company's or Restricted Subsidiary's, as the case may be, obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "--Limitation on Indebtedness;" (d) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing and (e) the Company or the surviving entity, as the case may be, shall have delivered to the Trustee an officers' certificate stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture, complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

    Upon the occurrence of any transaction under clause (i) or (ii) of the preceding paragraph in which the Company or a Restricted Subsidiary, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company or any such Restricted Subsidiary is merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary, as the case may be, under the Indenture and the Notes with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary therein; and thereafter, except in the case of any lease, sale, assignment, conveyance, transfer or other disposition to a Restricted Subsidiary of the Company, the Company shall be discharged from all obligations and covenants under the Indenture and the Notes issued thereunder.

    The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants "Limitation on Additional Indebtedness," "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any surviving entity will, upon such transaction or series of related transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

    The following are "Events of Default" under the Indenture:

    (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; PROVIDED that a default in the payment of any installment of interest when it becomes due and payable on the Notes on or prior to April 1, 2001 will constitute an Event or Default, with no grace or cure period; or

    (ii) default in the payment of the principal of, or premium, if any, on the Notes when due; or

   (iii) default in the performance, or breach, of any covenant described under "Change of Control," "--Certain Covenants--Disposition of Proceeds of Asset Sales" or "Consolidation, Merger, Sale of Assets, Etc.;" or

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    (iv) default in the performance, or breach, of any covenant in the Indenture
         (other than defaults specified in clause (i), (ii) or (iii) above) or the Security Agreement and continuance of such default or breach for a period of 30 days or more after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least
         25% of the aggregate principal amount of the outstanding Notes; or

    (v) failure to perform any term, covenant, condition or provision of one or more classes or issues of Indebtedness in an aggregate principal amount of $5.0 million or more under which the Company or a Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more final non-appealable judgments, orders or decrees for the payment of money of $5.0 million or more, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

   (vii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company, or any Material Restricted Subsidiary of the Company in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or other similar law or (ii) a decree or order adjudging the Company, or any Material Restricted Subsidiary of the Company, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, or any Material Restricted Subsidiary of the Company, under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state, or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or any Material Restricted Subsidiary of the Company, or of any substantial part of the property or assets of the Company, or any Material Restricted Subsidiary of the Company, or ordering the winding up or liquidation of the affairs of the Company, or any Material Restricted Subsidiary of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

  (viii) the Company shall assert or acknowledge in writing that the Security Agreement is invalid or unenforceable.

    If an Event of Default (other than an Event of Default specified in clause
(vii) with respect to the Company) under the Indenture occurs and is continuing, then the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Notes may by written notice, and the Trustee upon request of the holders of not less than 25% of the aggregate principal amount of the outstanding Notes shall, declare the aggregate principal amount of, premium (if any) on, and any accrued and unpaid interest on the outstanding Notes issued thereunder to be due and payable immediately. Upon any such declaration, the aggregate principal amount of, premium (if any) on, and any accrued and unpaid interest on the outstanding Notes shall become due and payable immediately. If an Event of Default under the Indenture specified in clause (vii) with respect to the Company occurs and is continuing then the aggregate principal amount of, premium (if any) on, and any accrued and unpaid interest on the outstanding Notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration or any ipso facto acceleration pursuant to clause (vii) under the Indenture, the holders of a majority of the aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration and its consequences if all existing Events of

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
Default, other than nonpayment of the principal of, and accrued and unpaid interest on, such Notes that have become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority of the aggregate principal amount of the outstanding Notes also have the right to waive past defaults, except a default in the payment of the principal of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the Notes.

    No holder of any of the Notes issued under the Indenture has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% of the aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee has not within such 60-day period received directions inconsistent with such written request by holders of a majority of the aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

    During the existence of an Event of Default under the Indenture, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority of the aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

    The Indenture provides that the Trustee will, within 45 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; PROVIDED that, except in the case of a Default in payment of principal of or premium, if any, on any Note when due or in the case of any Default in the payment of any interest on the Notes or in the case of any Default arising from the occurrence of any Change of Control, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

    The Company is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

    The Company may terminate its obligations under the Indenture, when (1) either: (A) all Notes issued thereunder that have been theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes issued thereunder that have not theretofore been delivered to the Trustee for cancellation will become due and payable (a "Discharge") under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such issue of Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit or maturity or date of redemption; (2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company and (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all

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
conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

    The Company may elect, at its option, to have its obligations under the Indenture discharged with respect to the outstanding Notes ("legal defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes under the Indenture, except for (1) the rights of holders of Notes to receive payments in respect of the principal of and any premium and interest on the Notes when payments are due, (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (3) the rights, powers, trusts, duties and immunities of the Trustee, and (4) the defeasance provisions of the Indenture. In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants in the Indenture, including covenants relating to Asset Sales and Changes of Control ("covenant defeasance"), and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes under the Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes: (1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the Notes: (A) money in an amount, or (B) U.S. Government Securities which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire Indebtedness in respect of the principal of and premium, if any, and interest on the Notes on the maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and Notes; (2) in the case of legal defeasance under the Indenture, the Company shall have delivered to the Trustee an opinion of counsel stating that, under then applicable Federal income tax law, the holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to the Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur; (3) in the case of covenant defeasance under the Indenture, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of such outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to the Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur; (4) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto or, in the case of legal defeasance, no Default relating to bankruptcy or insolvency shall have occurred and be continuing at any time on or prior to the 123rd day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 123rd day); (5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes were in default within the meaning of such Act); (6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company is a party or by which it is bound; (7) such legal defeasance or covenant defeasance shall not

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
result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder and (8) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

AMENDMENT AND WAIVERS

    From time to time, the Company, when authorized by resolutions of the Board and the Trustee, without the consent of the holders of Notes, may amend, waive or supplement the Indenture and the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes, to add guarantors with respect to the Notes, to secure the Notes, to maintain the qualification of the Indenture under the Trust Indenture Act or to make any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes issued thereunder may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, or extend the fixed maturity of the Notes, or alter or waive the redemption provisions of the Notes, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage of the aggregate principal amount of outstanding Notes which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) following the occurrence of an Asset Sale or a Change of Control, alter the obligation to purchase Notes as a result thereof (except for changes required by applicable law) in accordance with the Indenture or waive any default in the performance thereof, (viii) adversely affect the ranking of the Notes, except in compliance with the terms of the Indenture, or (ix) release any funds from the Collateral Account, except in accordance with the terms of the Security Agreement as in effect on the Issue Date.

REGARDING THE TRUSTEE

    Norwest Bank Colorado, N.A. will serve as Trustee. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED that if the Trustee acquires any conflicting interest (as defined) the Trustee must eliminate such conflict, apply to the Commission for permission to continue as Trustee or resign.

GOVERNING LAW

    The Indenture and the Security Agreement provide that the Indenture and the Notes and the Security Agreement, respectively, are governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

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
CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the Indenture, unless otherwise noted. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such Person and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

    "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall (a) become a Restricted Subsidiary or (b) shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) the Capital Stock of any Restricted Subsidiary (other than customary stock option programs), (ii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company and the Restricted Subsidiaries or (iii) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties and assets of the Company and/or the Restricted Subsidiaries that is governed under the covenant "Consolidation, Merger, Sale of Assets, Etc.," (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be, (iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, involving assets with a Fair Market Value not in excess of $1.0 million, (iv) a Restricted Payment that is permitted by the covenant "Limitation on Restricted Payments" and (v) sales of Cash Equivalents.

    "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments; PROVIDED that, in the case of any Capitalized Lease Obligation, all calculations hereunder shall give effect to any applicable options to renew in favor of the Company or any Restricted Subsidiary.

    "Board" means the Board of Directors of the Company.

    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification and delivered to the Trustee.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of, such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of Indebtedness), warrants or options exchangeable for or convertible into such capital stock.

    "Capitalized Lease Obligations" means, with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a capitalized lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) any evidence of Indebtedness (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof or such Indebtedness constitutes a general obligation of such country); (ii) deposits, certificates of deposit or acceptances (with, for purposes of the covenant "Disposition of Proceeds of Asset Sales" only, a maturity of 365 days or less) of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $500.0 million and whose senior unsecured debt is rated at least "A-l" by S&P or "P-l" by Moody's; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Company) organized under the laws of the United States or any State thereof and rated at least "A-l" by S&P or "P-l" by Moody's;
(iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States Government maturing within 365 days from the date of acquisition and (v) money market funds which invest substantially all of their assets in securities described in the preceding clauses (i) through (iv).

    "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) prior to a Public Equity Offering or one or more sales of Common Stock to a Strategic Equity Investor, any "person" or "group" (as such terms are used in clause (a)) contemporaneously becomes the "beneficial owner" (as such term is used in clause (a)), directly or indirectly, of Voting Stock of the Company in an amount greater than the total Voting Stock of the Company "beneficially owned" (as such term is used in clause (a)) by the Permitted Holders; (c) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or its parent corporation and/or (2) cash,

                                       93
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securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in clause (a)), excluding Permitted Holders, is the "beneficial owner" (as such term is used in clause (a)), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or its parent corporation, as applicable; or (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

    "Common Stock" means, with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary or non-recurring gains or losses; (b) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business; (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period; (d) net income (but not loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; (e) the net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; (f) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan and (g) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP).

    "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at the date of determination as determined on a consolidated basis in accordance with GAAP to (ii) the aggregate amount of Consolidated Operating Cash Flow for the then most recent four full fiscal quarters for which consolidated financial statements of the Company are available preceding the date of the transaction giving rise to the need to calculate the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio (such four fiscal quarter period being referred to as the "Four Quarter Period").

    "Consolidated Interest Expense" of the Company means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount; (ii) the net cost of Interest Rate Agreements (including amortization of discounts); (iii) the interest portion of any deferred payment obligation; (iv) accrued interest; (v) the consolidated amount of any interest capitalized by the Company and (vi) amortization of debt issuance costs, PLUS (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, EXCLUDING, HOWEVER, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof (but only in the same proportion as the net income of such

                                       94
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Restricted Subsidiary is excluded from the calculation of Consolidated Adjusted
Net Income pursuant to clause (e) of the definition thereof); PROVIDED that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a PRO FORMA basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or the floating rate.

    "Consolidated Net Worth" means, with respect to any Person, the consolidated stockholders' or partners' equity of such Person reflected on the most recent financial statements of such Person, determined in accordance with GAAP, less any amounts attributable to Disqualified Stock of such Person.

    "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Adjusted Net Income for such period (a) increased by (to the extent included in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Company and its Restricted Subsidiaries for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

    "Consolidated Tax Expense" means, for any period, the provision for federal, state, provincial, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Consolidation" means with respect to the Company, the consolidation of the accounts of the Restricted Subsidiaries with those of the Company, all in accordance with GAAP; PROVIDED that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

    "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed solely to protect against or manage exposure to fluctuations in currency exchange rates.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designation" has the meaning set forth under the covenant "Designations of Unrestricted Subsidiaries."

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a Board Resolution under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; PROVIDED such Capital Stock shall only constitute Disqualified Stock to the

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extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the Notes; PROVIDED, FURTHER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants "Disposition of Proceeds of Asset Sales" and "Change of Control" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenants "Disposition of Proceeds of Asset Sales" and "Change of Control" and at all times subject to the covenant "Limitation on Restricted Payments."

    "Eligible Working Capital Borrowing Base" means an amount equal to the sum of (i) 50% of the net inventory of the Company and (ii) 85% of the net accounts receivable of the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution.

    "GAAP" means generally accepted accounting principles in the United States in effect on the Issue Date, consistently applied.

    "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts); (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities; (iii) evidenced by bonds, notes, debentures or other similar instruments; (iv) for the deferred purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; or (v) for Capitalized Lease Obligations; (b) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements; (c) all indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and (e) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; PROVIDED that the amount outstanding at any time of any Indebtedness issued with original issue discount equals the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount with respect to such Indebtedness at the time of its issuance as determined in conformity with GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

    "Independent Financial Advisor" means a United States investment banking, consulting or accounting firm of national standing in the United States (i) which does not, and whose directors, officers and employees or Affiliates do not, have a material direct or indirect financial interest in the Company or any of its Subsidiaries or Affiliates and (ii) which, in the judgment of the Board, is otherwise independent and qualified to perform the task for which it is to be engaged.

    "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements) designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary.

    "Interest Rate Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

    "Investment" means, with respect to any Person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Company in exchange for Capital Stock, property or assets of another Person or any redemption or repurchase of the Notes or other Indebtedness of the Company or any Restricted Subsidiary constitute an Investment by the Company in such other Person.

    "Issue Date" means the original date of issuance of the Notes.

    "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

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    "Market Capitalization" of any Person means, as of any day of determination, the average Closing Price of such Person's common stock over the 20 consecutive trading days immediately preceding such day. "Closing Price" on any trading day with respect to the per share price of any shares of common stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of common stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

    "Material Restricted Subsidiary" means any Restricted Subsidiary of the Company, which, at any date of determination, is a "Significant Subsidiary" (as that term is defined in Regulation S-X issued under the Securities Act).

    "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

    "Moody's" means Moody's Investors Service.

    "Net Cash Proceeds" means, (a) with respect to any asset sale, the proceeds thereof in the form of cash (including assumed liabilities and other items deemed to be cash under the proviso to the first sentence of the covenant "Disposition of Proceeds of Asset Sales") or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants, consultants and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee, and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Credit Facility" means any senior commercial term loan and/or revolving credit facility or any letter of credit facility entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

    "Permitted Holders" mean (i) John R. Evans, Keith V. Burge and Philip G. Allen and their spouses, issue or other members of their immediate families (the "Evans Family," the "Burge Family" and the

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"Allen Family," respectively), (ii) trusts or other entities created for the benefit of any member of the Evans Family, the Burge Family or the Allen Family,
(iii) entities controlled by any of the Evans Family, the Burge Family or the Allen Family, and (iv) in the event of the death of any member of the Evans Family, the Burge Family or the Allen Family, the heirs or testamentary legatees of such member of the Evans Family, the Burge Family or the Allen Family.

    "Permitted Indebtedness" means the following Indebtedness (each of which shall be given independent effect):

    (a) Indebtedness under the Notes and the Indenture;

    (b) Indebtedness of the Company and/or any Restricted Subsidiary outstanding on the Issue Date;

    (c) (i) Indebtedness of the Company issued to and held by a Wholly Owned Restricted Subsidiary and (ii) Indebtedness of a Restricted Subsidiary issued to and held by the Company or a Wholly Owned Restricted Subsidiary; PROVIDED, HOWEVER, that (x) any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary,
       (y) any Designation of such Wholly Owned Restricted Subsidiary as an Unrestricted Subsidiary or (z) any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Restricted Subsidiary) will be deemed, in each case, to constitute the issuance of such Indebtedness by the Company or such Indebtedness by such Restricted Subsidiary;

    (d) Interest Rate Obligations of the Company and/or any Restricted Subsidiary relating to Indebtedness of the Company and/or such Restricted Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), but only to the extent that the notional principal amount of such Interest Rate Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Obligations relate;

    (e) Indebtedness of the Company and/or any Restricted Subsidiary in respect of performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary, in each case incurred in the ordinary course of business;

    (f) Indebtedness of the Company and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Company and/or of any Restricted Subsidiary incurred or outstanding pursuant to clause (b), (g) or (h) of this definition or the proviso of the covenant "Limitation on Additional Indebtedness;" PROVIDED that (1) Indebtedness of the Company may not be Refinanced to such extent under this clause (f) with Indebtedness of any Restricted Subsidiary and (2) any such Refinancing shall only be permitted under this clause (f) to the extent that (x) it does not result in a lower Average Life to Stated Maturity of such Indebtedness as compared with the Indebtedness being Refinanced, and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith;

    (g) Indebtedness of the Company and/or any Restricted Subsidiary incurred under one or more Permitted Credit Facilities, such that the aggregate principal amount of the Indebtedness of the Company and the Restricted Subsidiaries under Permitted Credit Facilities does not exceed the greater of (i) $50.0 million at any time outstanding and (ii) the Eligible Working Capital Borrowing Base;

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    (h) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Issue Date as a capital contribution or from the issuance and sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (a)(3)(B) or clauses (b)(ii) and (iii) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment or for the redemption, repurchase or other acquisition of Indebtedness and (B) 80% of the Fair Market Value of property (other than cash and Cash Equivalents) received by the Company after the Issue Date as a contribution of capital or from the sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Qualified Capital Stock has not been used pursuant to clause (a) (3) (B) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and (y) has an Average Life to Stated Maturity longer than the Notes;

    (i) Purchase Money Indebtedness;

    (j) Indebtedness evidenced by letters of credit issued in the ordinary course of business of the Company and/or any Restricted Subsidiary to secure workers' compensation and other insurance coverages; and

    (k) Indebtedness of the Company and/or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (a) through (j) above in an aggregate principal amount not in excess of $5.0 million outstanding at any one time.

    "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Obligations incurred in compliance with the covenant "Limitation on Additional Indebtedness;" (d) Investments in the Company or any Wholly Owned Restricted Subsidiary; (e) Investments made in any Person as a result of which such Person becomes a Wholly Owned Restricted Subsidiary or is merged into, or transfers substantially all of its assets to the Company or a Wholly Owned Restricted Subsidiary; (f) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made in compliance with the covenant "Disposition of Proceeds of Asset Sales;" (g) Investments received as a part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person and (h) loans or advances to officers or employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company or such Restricted Subsidiary to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by the Company or such Restricted Subsidiary.

    "Permitted Liens" means the following types of Liens:

    (a) Liens existing as of the Issue Date of the Notes;

    (b) Liens on any property or assets of a Subsidiary granted in favor of the Company or any Restricted Subsidiary;

    (c) Liens securing the Notes;

    (d) any interest or title of a lessor under any Capitalized Lease Obligations or of a seller under any Purchase Money Indebtedness permitted by the Indenture;

    (e) Liens securing Indebtedness incurred under clause (g) or (i) of the definition of "Permitted Indebtedness;"

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
    (f) statutory Liens or landlord's and carrier's, warehouseman's, mechanic's, supplier's materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature (including, without limitation, indefeasible rights to use) incurred in the ordinary course of business (other than contracts for the payment of money);

    (i) easements, servitudes, rights-of-way, restrictions (including, without limitation, zoning restrictions) and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Subsidiary incurred in the ordinary course of business;

    (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; PROVIDED that such Lien does not extend to any property or assets of the Company or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

    (l) Liens securing Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (e) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

    (m) Liens arising from purchase money mortgages and purchase money security interests; PROVIDED that the related Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired;

    (n) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such Restricted Subsidiary;

    (o) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

    (p) Liens with respect to the assets of any entity which becomes the successor to the Company as provided under "--Consolidation Merger, Sale of Assets, Etc."; and

    (q) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (p); PROVIDED that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                                      101
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    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiaries incurred for the purpose of financing all or any part of the cost of, the construction, expansion, installation, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any Telecommunications Assets or not less than 66 2/3 percent of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets; PROVIDED, that the Net Cash Proceeds from the issuance of such Indebtedness (or the amount of such Indebtedness constituting Capitalized Lease Obligations) does not exceed, as of the date of incurrence of such Indebtedness, 100 percent of the lesser of cost or Fair Market Value of such Telecommunication Assets.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

    "Refinancing" has the meaning set forth in clause (f) of the definition of "Permitted Indebtedness."

    "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "Restricted Subsidiary Indebtedness" means Indebtedness of any Restricted Subsidiary (i) which is not subordinated to any other Indebtedness of such Restricted Subsidiary and (ii) in respect of which the Company is not also obligated (by means of a guarantee or otherwise) other than, in the case of this clause (ii), Indebtedness under any Permitted Credit Facilities.

    "Revocation" has the meaning set forth under the covenant "Designations of Unrestricted Subsidiaries."

    "S&P" means Standard & Poor's Corporation.

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

    "Strategic Equity Investor" means any Person engaged principally in one or more Telecommunications Businesses with a Market Capitalization or Consolidated Net Worth of at least $1.0 billion.

    "Subordinated Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes.

    "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (ii) any other Person of which at least a majority of voting interest is at the time, directly or indirectly, owned by such Person.

    "Telecommunications Assets" means, with respect to any Person, all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

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    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of voice, video or data through customer or company owned or leased transmission facilities, including without limitation frame relay, ATM, Internet access, cellular services, paging services, voice messaging services, local and long distance services, (ii) constructing, planning, designing, creating, installing, managing, consulting with respect to developing, leasing, financing, selling or marketing data and voice equipment, computer hardware and software, networking hardware and software and other similar devices including without limitation servers, routors, data switches, personal computers, key systems and handsets, and (iii) consulting on advisory services relating to either of (i) or (ii), including without limitation services relating to the design, implementation and maintenance of web applications, web hosting and Internet access or (iv) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i), (ii) or (iii) above; PROVIDED that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board.

    "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant "Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

    "US Designation Amount" has the meaning set forth under the covenant "Designations of Unrestricted Subsidiaries."

    "U.S. Government Securities" means direct obligations of the United States of America, or obligations guaranteed by the United States of America, for the payment of which obligations or guarantee its full faith and credit is pledged.

    "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

    "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary in which all of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary. For the purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

    Except as set forth under "--Certificated Notes," the New Notes will be issued in the form of one Global New Note. Ownership of beneficial interest in a Global New Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global New Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC, or its nominee, is the registered owner or holder of a Global New Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the related New Notes represented by such Global New Note for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global New Note will be able to transfer that interest except in accordance with applicable procedures of DTC, in addition to those provided for under the Indenture.

    Payments of the principal of, and interest on, New Notes represented by the Global New Note registered in the name of and held by the Depository or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global New Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global New Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated Note for any reason, such holder must transfer its interest in the Global New Note in accordance with the procedures described under "Notice to Investors," as well as DTC's applicable procedures and, if applicable, those of Euroclear and Cedel Bank.

    The Company expects that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global New Note is credited and only in respect of such portion of the aggregate principal amount of New Notes, as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the applicable Global New Note for certificated New Notes, which it will distribute to its participants and which may be legended as set forth under "Notice to Investors."

    The Company understands that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global New Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    If DTC is at any time unwilling or unable to continue as a depository for the Global New Note and a successor depository is not appointed by the Company within 90 days, the Company will issue certificated New Notes in exchange for the Global New Notes. Holders of an interest in the Global New Note may receive a certificated New Note in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    The following discussion sets forth the material United States federal income tax considerations relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer and, where specifically indicated, constitutes the opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company ("Counsel") regarding such material consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial and administrative determinations, all in effect as of the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis in a manner which could adversely affect a holder of the New Notes. The discussion does not address state, local or foreign tax consequences, nor does it address all of the federal income tax consequences that might be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations, and persons who hold the New Notes as part of a "straddle," "hedge," "conversion transaction," or other risk reduction transaction. This discussion is limited to persons purchasing the Old Notes for cash at original issue. Moreover, the discussion deals only with New Notes held as "capital assets" within the meaning of section 1221 of the Code. No rulings have been or will be sought from the IRS with respect to any of the positions of the Company discussed below.


    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE OLD NOTES FOR NEW NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

TAXATION OF U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of New Notes that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

THE EXCHANGE OFFER


    In the opinion of Counsel, the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes. As a result, there will be no U.S. Federal income tax consequences for holders regardless of whether such holders participate in the Exchange Offer, and each holder will continue to be required to include stated interest and original issue discount ("OID") in its gross income as discussed below, and will continue to have the same adjusted issue price, adjusted basis and holding period in its Notes as it had immediately before the exchange.


THE NOTES

    STATED INTEREST. Notwithstanding the fact that the Old Notes were considered to be issued with OID as discussed below, holders of the Notes will be required to include stated interest on the Notes in gross income in accordance with their respective methods of accounting for U.S. federal income tax purposes.

    ORIGINAL ISSUE DISCOUNT ON THE NOTES. In the opinion of Counsel, because the Old Notes were issued as part of an investment unit, the Notes are considered to be issued with OID in an amount equal to the portion of the issue price of a Unit that was allocable to the Warrants. Each holder (regardless of its accounting method) must generally include in gross income a portion of the OID in each taxable year during which the Note is held in accordance with the OID rules described below.


    A holder of a Note must include in gross income for federal income tax purposes the sum of the daily portions of the OID with respect to the Note for each day during the taxable year or portion of a taxable year on which such holder holds the Note. The daily portion is determined by allocating to each day of each accrual period a pro rata portion of an amount equal to the adjusted issue price of the Note at the beginning of the accrual period multiplied by the yield to maturity (generally, the discount rate that, when used in computing the present value of all principal and stated interest payments to be made on the Note, produces an amount equal to its issue price) of the Note (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). The adjusted issue price of a Note at the start of any accrual period will be the issue price of the Note increased by the accrued OID for each prior accrual period. Under these rules, holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. A holder's original tax basis for determining gain or loss on the sale or other disposition of a Note will be increased by any accrued OID includible in such Holder's gross income.

    There are several circumstances under which the Company could make a payment on a Note which would affect the yield to maturity of a Note, including (as described under "Description of Notes") the payment of additional interest due to the failure to effect the Exchange Offer, or the redemption or repurchase of Notes. According to Treasury Regulations, the possibility of a change in the yield will not be treated as affecting the amount of OID required to be realized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations were issued, is remote. The Company intends to report on the basis that the likelihood of any change in the yield on the Notes is remote. The Company also intends to report on the basis that there is no alternative payment schedule that would minimize the yield on the Notes to the Company.

    The Company will report annually to the IRS and to record holders of the Notes information with respect to OID accruing during the calendar year. Information regarding OID accruals will be based on the adjusted issue price of a Note determined as if the record holder were the original holder of the Note.

    SALE OR RETIREMENT OF A NOTE. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid interest not previously included in income, which amounts will be taxable as ordinary income) and (b) the holder's adjusted tax basis in such Note. A holder's tax basis in a Note generally will be equal to the price paid for such Note, increased by the amount of OID includible in gross income prior to the date of disposition, and decreased by the amount of any payment (other than "qualified stated interest") on such Note prior to disposition.

    Any gain or loss recognized on the sale, retirement, redemption or other taxable disposition of a Note generally will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the Note has been held by the holder for more than one year and otherwise will be a short-term capital gain or loss. The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months is 20%, and gain on most capital assets held by an individual for more than one year and up to 18 months is subject to tax at a maximum rate of tax of 28%. Holders are urged to consult their tax advisors with respect to these capital gains rates.

TAXATION OF NON-U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder").

    INTEREST AND OID ON THE NOTES. Subject to the discussion of backup withholding below, payments of interest (including OID) on a Note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company through stock ownership or (iii) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute Form W-8, or any successor form) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the Note is not a U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the Senior Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8, or any successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8 (or substitute Form W-8, or any successor form) is furnished to the payor.

    A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including OID) on the Notes.

    If the payments of interest (including OID) on a Note are effectively connected with the conduct by a Non-U.S. Holder of a trade of business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as the holder provides the Company or its paying agent with a properly executed Form 4224 (or any successor form).

    Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

    DISPOSITION OF NOTES. Subject to the discussion concerning backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States,
(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

    FEDERAL ESTATE TAX Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and (ii) income on the Notes was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

BACKUP WITHHOLDING

    U.S. HOLDERS. A holder of a Note may be subject to backup withholding at a rate of 31% with respect to interest and OID on, and gross proceeds upon sale or retirement of, a Note unless such holder (i) is a corporation or other exempt recipient and, when required, demonstrates that fact, or (ii) provides a correct taxpayer identification number, certifies under penalty of perjury, when required, that the taxpayer identification number provided is the holder's correct number and that such holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld are creditable against the holder's federal income tax, provided the required information is provided to the IRS. Holders of the Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    NON-U.S. HOLDERS. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of principal (including cash payments in respect of OID) on the Notes by the Company or any agent thereof to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of Notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Notes to or through a foreign office of a broker will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a "controlled foreign corporation" for U.S. federal income tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary, or unless the holder otherwise establishes an exemption. Recently finalized Treasury Regulations would modify the application of information reporting requirements and the backup withholding tax to Non-U.S. Holders generally effective for payments made on or after January 1, 1999. Among other things, such Treasury Regulations may require Non-U.S. Holders to furnish new certification of their non-U.S. status after December 31, 1998. Prospective investors should consult their tax advisors concerning the applicability and effect of such Treasury Regulations on an investment in Notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS


    The validity of the New Notes will be passed upon for the Company by Gibson, Dunn and Crutcher LLP, Denver, Colorado. The partner of Gibson, Dunn & Crutcher LLP who has primary responsibility for that firm's work in connection with the Registration Statement is the beneficial owner of 20,000 shares of the Company's Common Stock.


                                    EXPERTS

    The consolidated balance sheets of Convergent Communications, Inc., as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) through December 31, 1996 and the year ended December 31, 1997, included in this Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of Tie Communications, Inc. as of December 31, 1995, 1996 and 1997 and July 31, 1998, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for the two months ended December 31, 1995, the years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998, included in this Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.


    The balance sheets of Vital Integration Solutions, Inc. as of August 31, 1997 and December 31, 1996, and the related statements of operations, stockholder's equity and cash flows for the eight months ended August 31, 1997 and for the year ended December 31, 1996, included in this Registration Statement, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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                                    GLOSSARY

    ACCESS CHARGES--The charges paid by long distance carriers to the local telephone companies for accessing the local networks of the local telephone companies to originate and terminate long distance calls.

    ATM--Asynchronous Transfer Mode. Very high-speed telecommunications transmission technology. ATM is a high bandwidth, low-delay packet-like switching and multiplexing technique. Usable capacity is segmented into fixed-size cells, consisting of header and information fields, allocated to services on demand. The Consultative Committee on International Telegraphy and Telephony has selected ATM as the basis for the future broadband network in view of its flexibility and suitability for both transmission and switching.

    BANDWIDTH--The relative range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium, and references to "bandwidth" are usually intended to refer to the capacity of the telecommunication-carrying medium. For fiber-optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves.

    CARRIERS--Companies that provide telecommunications transmission services.

    CENTRAL OFFICES--The switching centers or central switching facilities of the local telephone companies.

    CLEC--Competitive Local Exchange Company. A carrier other than the incumbent local exchange provider capable of providing end users with basic local telephone service.

    DIGITAL--Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. The precise digital numbers preclude any distortion (such as graininess or "snow", in the case of video transmission, or static or other background distortion in the case of audio transmission).

    FCC--Federal Communications Commission. Under the Communications Act of 1934, as amended, the FCC exercises jurisdiction over all facilities and services of telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications.

    ILEC--Incumbent Local Exchange Carrier. The RBOCs and GTE.

    IXC--Interchange Carrier. Usually referred to as long-distance service providers.

    LAN--Local Area Network. The interconnection of computers in one building for the purpose of sharing files, programs and printers. LANs may include dedicated computer or file servers that provide a centralized source of shared files and programs.

    LATA--Local Access and Transport Areas. The approximately 200 geographic areas defined pursuant to the Consent Decree between which the RBOCs are generally prohibited from providing long distance service.

    LEC--Local Exchange Carrier. A company providing local telephone services, which, until the 1996 Act, were provided by a monopoly public utility. Each Regional Bell Operating Company which provides local telephone services is a local exchange carrier. There are approximately 1,000 other independent local exchange carriers in the U.S.

    LOCAL EXCHANGE--A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party by the LEC.

    LONG DISTANCE CARRIER--A long-distance carrier providing services between local exchanges on an intrastate or interstate basis, also referred to in the industry as an "interexchange carrier". A long distance carrier may also be a long distance resale company.

    NETWORK--An integrated system composed of switching equipment and transmission facilities designed to provide for the direction, transport and recording of telecommunications traffic.

    PBX--Private Branch Exchange. A privately-owned and operated switching system, generally limited to serving the premises of a single customer. The PBX switch calls between the stations it serves and acts as an interface between those stations and the public switched network.

    POP--Points of Presence. Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

    PUBLIC SWITCHED NETWORK--Refers to that portion of the local telephone company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is switched at the local telephone company's central office.

    PUC--A state regulatory body empowered to establish and enforce rules and regulations governing public utility companies and others such as the Company in many of its state jurisdictions.

    RBOC--Regional Bell Operating Company. Any of seven regional Bell holding companies established under the AT&T Divestiture Decree to serve as parent companies for the Bell Operating Companies.

    RESELLERS--Generally used to refer to a telecommunications provider who does not own any switching or transmission facilities. In reality, a large number of providers furnish services through a combination of owned and resold facilities.

    SONET--Synchronous Optical Network Technology. A technology and network architecture that enables signals to be transported simultaneously along two different paths so that if one pathway is cut, traffic can continue in the other direction without interruption to its destination. This is also referred to as "diverse routing."

    SWITCH--A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

    SWITCHING EQUIPMENT--A computer that directs telecommunications traffic in accordance with programmed instructions.

    TARIFF--The schedule of rates and regulation set by communications common carriers and filed with the appropriate Federal and State regulatory agencies; also the published official list of charges, terms and conditions governing provision of a specific communications service or facility, which functions in lieu of a contract between the user and the supplier of a carrier.

    WAN--Wide Area Network. A network of computers involving large distances, generally intercity or interstate.

                         INDEX TO FINANCIAL STATEMENTS


CONVERGENT COMMUNICATIONS, INC.

Report of Independent Accountants....................................................        F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998.......        F-3
Consolidated Statements of Operations for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March
  1, 1996) to December 31, 1996, the year ended December 31, 1997 and the six months
  ended June 30, 1997 and 1998.......................................................        F-4
Consolidated Statements of Shareholders' Equity for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception
  (March 1, 1996) to December 31, 1996, the year ended December 31, 1997 and the six
  months ended June 30, 1998.........................................................        F-5
Consolidated Statements of Cash Flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March
  1, 1996) to December 31, 1996, the year ended December 31, 1997 and the six months
  ended June 30, 1997 and 1998.......................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

TIE COMMUNICATIONS, INC.

Report of Independent Accountants....................................................       F-25
Consolidated Balance Sheets as of December 31, 1995, 1996 and 1997 and July 31,
  1998...............................................................................       F-26
Consolidated Statements of Operations for the two months ended December 31, 1995,
  years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998....       F-27
Consolidated Statements of Stockholders' Equity for the two months ended December 31,
  1995, years ended December 31, 1996 and 1997 and the seven months ended July 31,
  1998...............................................................................       F-28
Consolidated Statements of Cash Flows for the two months ended December 31, 1995,
  years ended December 31, 1996 and 1997 and the seven months ended July 31, 1998....       F-29
Notes to Consolidated Financial Statements...........................................       F-30

VITAL INTEGRATION SOLUTIONS, INC.

Report of Independent Accountants....................................................       F-47
Balance Sheets as of August 31, 1997 and December 31, 1996...........................       F-48
Statements of Operations for the eight months ended August 31, 1997 and the year
  ended December 31, 1996............................................................       F-49
Statements of Stockholder's Equity for the eight months ended August 31, 1997 and the
  year ended December 31, 1996.......................................................       F-50
Statements of Cash Flows for the eight months ended August 31, 1997 and the year
  ended December 31, 1996............................................................       F-51
Notes to Financial Statements........................................................       F-52

PRO FORMA COMBINED FINANCIAL STATEMENTS

Pro Forma Combined Financial Statements..............................................       F-56
Pro Forma Combining Balance Sheet as of June 30, 1998................................       F-57
Pro Forma Combining Statement of Operations for the year ended December 31, 1997.....       F-58
Pro Forma Combining Statement of Operations for the six months ended June 30, 1998...       F-59
Notes to Pro Forma Combining Financial Statements....................................       F-60

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

Convergent Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of Convergent Communications, Inc. (as defined in Note 1) as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As explained in Note 1 to the financial statements, the Successor Company purchased all of the net assets of the Predecessor Company as of December 17, 1996. The transaction was accounted for as a purchase whereby the purchase price was allocated to the assets and liabilities of the Predecessor based upon their estimated fair values as of December 17, 1996. Accordingly, the financial statements of the Successor Company are not comparable to those of the Predecessor Company.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Convergent Communications, Inc. (as defined in Note 1) as of December 31, 1996 and 1997 and the consolidated results of its operations and cash flows for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception (March 1, 1996) to December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles.

    As described in Note 8, the accompanying financial statements have been restated.

PricewaterhouseCoopers LLP
Denver, Colorado
March 4, 1998

                        CONVERGENT COMMUNICATIONS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                               1996           1997           1998
                                                           ------------   ------------   ------------
                                                                                         (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents..............................   $3,161,387    $    667,344   $  4,303,514
  Short-term investment..................................      --            7,371,303     81,410,260
  Restricted cash........................................      --              --          20,800,000
  Trade accounts receivable, net of allowance for
    doubtful accounts of $15,827, $21,389 and $165,569,
    respectively.........................................      147,905       2,075,150      5,639,704
  Prepaid expenses and other current assets..............       58,959         449,158      2,570,618
                                                           ------------   ------------   ------------
    Total current assets.................................    3,368,251      10,562,955    114,724,096
Property and equipment...................................    1,933,509       5,448,183     14,641,986
  Less accumulated depreciation..........................      (10,060)       (610,386)    (1,919,902)
                                                           ------------   ------------   ------------
    Total property and equipment.........................    1,923,449       4,837,797     12,722,084
Restricted cash..........................................      --              405,816     39,084,300
Goodwill, net of amortization of $12,090, $475,052 and
  $909,554, respectively.................................    3,200,517       6,392,600      9,368,627
Other intangible assets, net of amortization of $18,548,
  $358,486, and $746,383, respectively...................    1,354,414       1,328,676      8,972,495
Investments and other assets.............................       40,000       1,394,325      1,006,938
                                                           ------------   ------------   ------------
    Total assets.........................................   $9,886,631    $ 24,922,169   $185,878,540
                                                           ------------   ------------   ------------
                                                           ------------   ------------   ------------
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.................................   $  131,535    $  2,040,457   $  5,058,209
  Accrued compensation...................................      --            1,467,587      2,004,528
  Accrued interest.......................................      --              --           5,200,000
  Other accrued liabilities..............................      314,262         753,326      2,134,426
  Current portion of notes payable and capital leases....    1,032,724         967,358      2,930,461
  Liability related to business acquisition..............      --              --           1,700,000
                                                           ------------   ------------   ------------
    Total current liabilities............................    1,478,521       5,228,728     19,027,624
Non-current portion of notes payable and capital
  leases.................................................      423,020         965,711    155,605,758
Commitments (Note 7).....................................
Shareholders' equity:
  Preferred stock, 1 million shares authorized, none
    issued...............................................      --              --             --
  Common stock, no par value, 100 million shares
    authorized, 15,739,525, 26,859,000 and 27,473,507
    issued and outstanding, respectively.................    8,007,015      24,004,297     25,595,104
  Warrants...............................................      152,000       4,773,751     11,660,151
  Treasury stock.........................................      --              --            (501,674)
  Deferred compensation obligation.......................      --              --             501,674
  Accumulated other comprehensive income.................      --              (16,864)       275,444
  Unearned compensation..................................      --             (204,750)      (177,450)
  Accumulated deficit....................................     (173,925)     (9,828,704)   (26,108,091)
                                                           ------------   ------------   ------------
    Total shareholders' equity...........................    7,985,090      18,727,730     11,245,158
                                                           ------------   ------------   ------------
    Total liabilities and shareholders' equity...........   $9,886,631    $ 24,922,169   $185,878,540
                                                           ------------   ------------   ------------
                                                           ------------   ------------   ------------

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                     FOR THE PERIOD    FOR THE PERIOD
                      FOR THE YEAR   FROM JANUARY 1,   FROM INCEPTION   FOR THE YEAR
                         ENDED        1996 THROUGH        THROUGH          ENDED
                      DECEMBER 31,    DECEMBER 16,      DECEMBER 31,    DECEMBER 31,     FOR THE SIX MONTHS ENDED
                                                                                       -----------------------------
                          1995            1996              1996            1997       JUNE 30, 1997   JUNE 30, 1998
                      ------------   ---------------   --------------   ------------   -------------   -------------
                      (PREDECESSOR)   (PREDECESSOR)     (SUCCESSOR)     (SUCCESSOR)     (SUCCESSOR)     (SUCCESSOR)
                                                                                                (UNAUDITED)
Data and voice
  product revenue...   $  --           $  --             $  --          $  7,415,247    $  1,635,276   $  10,275,084
Data and voice
  service revenue...    1,434,167       1,495,977            97,741        2,794,777         983,115       4,229,619
                      ------------   ---------------   --------------   ------------   -------------   -------------
  Total revenue.....    1,434,167       1,495,977            97,741       10,210,024       2,618,391      14,504,703
Operating costs.....      964,277       1,018,494            79,459        7,368,509       1,736,877      10,569,675
Selling, general and
  administrative....      404,373         554,109           552,092       10,982,769       3,161,702      13,772,410
Depreciation and
  amortization......      127,261         124,086            40,698        1,453,019         455,958       1,953,151
                      ------------   ---------------   --------------   ------------   -------------   -------------
  Total operating
    expenses........    1,495,911       1,696,689           672,249       19,804,297       5,354,537      26,295,236
Operating loss......      (61,744)       (200,712)         (574,508)      (9,594,273)     (2,736,146)    (11,790,533)

Interest expense....      (17,457)        (20,588)             (884)        (155,450)         (8,475)     (5,882,591)
Interest income.....      --              --                --               251,290          43,930       1,380,397
Other income
  (expense).........      --              --                --              (156,346)         30,514          13,340
                      ------------   ---------------   --------------   ------------   -------------   -------------
Net loss............      (79,201)       (221,300)         (575,392)      (9,654,779)     (2,670,177)    (16,279,387)
Other comprehensive
  income, unrealized
  holdings gains on
  securities........      --              --                --               --             --               292,308
                      ------------   ---------------   --------------   ------------   -------------   -------------
Comprehensive
  loss..............   $  (79,201)     $ (221,300)       $ (575,392)    $ (9,654,779)   $ (2,670,177)  $ (15,987,079)
                      ------------   ---------------   --------------   ------------   -------------   -------------
                      ------------   ---------------   --------------   ------------   -------------   -------------
Net loss per share
  (basic)...........      --              --             $    (0.07)    $      (0.46)   $      (0.15)  $       (0.60)
                      ------------   ---------------   --------------   ------------   -------------   -------------
                      ------------   ---------------   --------------   ------------   -------------   -------------
Weighted average
  shares outstanding
  (basic)...........      --              --              7,774,651       20,921,569      18,263,251      27,131,375
                      ------------   ---------------   --------------   ------------   -------------   -------------
                      ------------   ---------------   --------------   ------------   -------------   -------------
Net loss per share
  (diluted).........      --              --             $    (0.07)    $      (0.46)   $      (0.15)  $       (0.60)
                      ------------   ---------------   --------------   ------------   -------------   -------------
                      ------------   ---------------   --------------   ------------   -------------   -------------
Weighted average
  shares outstanding
  (diluted).........      --              --              7,774,651       20,921,569      18,263,251      27,131,375
                      ------------   ---------------   --------------   ------------   -------------   -------------
                      ------------   ---------------   --------------   ------------   -------------   -------------


    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

PREDECESSOR:
    Member's equity, January 1, 1995.............................  $ 341,569
    Receivable from member.......................................    (45,535)
    Net loss allocated to members................................    (79,201)
                                                                   ---------
    Balance, December 31, 1995...................................    216,833
    Net loss allocated to members................................   (221,300)
    Contributions from members...................................    214,128
                                                                   ---------
    Balance, December 16, 1996...................................  $ 209,661
                                                                   ---------
                                                                   ---------

SUCCESSOR:

                                                                                    DEFERRED               ACCUMULATED
                                                                                    COMPENSA-   UNEARNED      OTHER
                                     COMMON      COMMON                  TREASURY     TION      COMPENSA-  COMPREHEN-
                                     SHARES       STOCK      WARRANTS      STOCK    OBLIGATION    TION     SIVE INCOME
                                   ----------  -----------  -----------  ---------  ---------   ---------  -----------
Balance, March 1, 1996...........      --      $   --       $   --       $  --      $  --       $  --       $  --
Conversion from Subchapter S
  corporation....................      --         (401,467)     --          --         --          --          --
Initial sale of stock to
  founders.......................   7,500,000      450,000      --          --         --          --          --
Sale of stock in private
  placement......................   4,739,525    4,587,525      152,000     --         --          --          --
Offering costs...................      --         (411,310)     --          --         --          --          --
Stock issued in acquisition of
  ICN............................   3,500,000    3,500,000      --          --         --          --          --
Compensation.....................      --          282,267      --          --         --          --          --
Net loss.........................      --          --           --          --         --          --          --
                                   ----------  -----------  -----------  ---------  ---------   ---------  -----------
Balance, December 31, 1996.......  15,739,525    8,007,015      152,000     --         --          --          --
Sale of stock in private
  placement......................   9,060,475   15,845,915    3,414,560     --         --          --          --
Offering costs...................      --       (2,780,400)     777,291     --         --          --          --
Stock issued to SONeTech.........     375,000      375,000      --          --         --          --          --
Stock issued in acquisitions.....     875,000    2,112,500      --          --         --          --          --
Exercise of stock options........     950,000      261,750      --          --         --       (204,750 )     --
Stock purchases..................    (200,000)     (12,000)     --          --         --          --          --
Compensation.....................      59,000      194,517      --          --         --          --          --
Warrants.........................      --          --           429,900     --         --          --          --
Unrealized (loss) on securities..      --          --           --          --         --          --         (16,864)
Net loss.........................      --          --           --          --         --          --          --
                                   ----------  -----------  -----------  ---------  ---------   ---------  -----------
Balance, December 31, 1997.......  26,859,000   24,004,297    4,773,751     --         --       (204,750 )    (16,864)
Common Stock issued for:
  401K match.....................     110,231      297,079      --          --         --          --          --
  Payments to consultants........      20,333       55,000      --          --         --          --          --
  Correction of private
    placement....................      20,000      --           --          --         --          --          --
  Business combinations..........     140,000      566,400      --          --         --          --          --
  Exercise of stock options......      85,000       14,500      --          --         --          --          --
  Exercise of warrants...........      69,950      108,600      --          --         --          --          --
  Compensation...................     168,993      549,228      --          --         --          --          --
  Deferred stock compensation....      --          --           --        (501,674)  501,674       --          --
  Warrants issued in private
    placement....................      --          --         6,886,400     --         --          --          --
Amortization of unearned
  compensation...................      --          --           --          --         --         27,300       --
Other comprehensive income:
  Unrealized gain on securities..      --          --           --          --         --          --         292,308
Net loss.........................      --          --           --          --         --          --          --
                                   ----------  -----------  -----------  ---------  ---------   ---------  -----------
Balance, June 30, 1998
  (unaudited)....................  27,473,507  $25,595,104  $11,660,151  $(501,674) $501,674    $(177,450)  $ 275,444
                                   ----------  -----------  -----------  ---------  ---------   ---------  -----------
                                   ----------  -----------  -----------  ---------  ---------   ---------  -----------


                                   ACCUMULATED
                                     DEFICIT        TOTAL
                                   ------------  ------------
Balance, March 1, 1996...........  $   --        $    --
Conversion from Subchapter S
  corporation....................      --            (401,467)
Initial sale of stock to
  founders.......................      --             450,000
Sale of stock in private
  placement......................      --           4,739,525
Offering costs...................      --            (411,310)
Stock issued in acquisition of
  ICN............................      --           3,500,000
Compensation.....................      --             282,267
Net loss.........................     (173,925 )     (173,925)
                                   ------------  ------------
Balance, December 31, 1996.......     (173,925 )    7,985,090
Sale of stock in private
  placement......................      --          19,260,475
Offering costs...................      --          (2,003,109)
Stock issued to SONeTech.........      --             375,000
Stock issued in acquisitions.....      --           2,112,500
Exercise of stock options........      --              57,000
Stock purchases..................      --             (12,000)
Compensation.....................      --             194,517
Warrants.........................      --             429,900
Unrealized (loss) on securities..      --             (16,864)
Net loss.........................   (9,654,779 )   (9,654,779)
                                   ------------  ------------
Balance, December 31, 1997.......   (9,828,704 )   18,727,730
Common Stock issued for:
  401K match.....................      --             297,079
  Payments to consultants........      --              55,000
  Correction of private
    placement....................      --             --
  Business combinations..........      --             566,400
  Exercise of stock options......      --              14,500
  Exercise of warrants...........      --             108,600
  Compensation...................      --             549,228
  Deferred stock compensation....      --             --
  Warrants issued in private
    placement....................      --           6,886,400
Amortization of unearned
  compensation...................      --              27,300
Other comprehensive income:
  Unrealized gain on securities..      --             292,308
Net loss.........................  (16,279,387 )  (16,279,387)
                                   ------------  ------------
Balance, June 30, 1998
  (unaudited)....................  $(26,108,091) $ 11,245,158
                                   ------------  ------------
                                   ------------  ------------

                        CONVERGENT COMMUNICATIONS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          FOR THE YEAR    FOR THE PERIOD     FOR THE PERIOD    FOR THE YEAR   SIX MONTHS
                                              ENDED       FROM JANUARY 1,    FROM INCEPTION       ENDED          ENDED
                                          DECEMBER 31,     1996 THROUGH     THROUGH DECEMBER   DECEMBER 31,  -------------
                                              1995       DECEMBER 16, 1996      31, 1996           1997      JUNE 30, 1997
                                          -------------  -----------------  -----------------  ------------  -------------
                                          (PREDECESSOR)    (PREDECESSOR)       (SUCCESSOR)     (SUCCESSOR)    (SUCCESSOR)

                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................    $ (79,201)       $(221,300)        $  (575,392)     $(9,654,779)  $(2,670,177)
Adjustments to reconcile net loss to net
  cash used in operating activities:
Depreciation and amortization...........      121,852          124,076              40,698       1,453,019        455,958
Amortization of deferred financing
  costs.................................       --               --                 --               --            --
Provision for uncollectible accounts....       10,273            3,802             --               --            --
Stock compensation expense..............       --               --                 241,534         194,517        --
401K contributions through the issuance
  of stock..............................       --               --                 --               --            --
(Gain) loss from sale of equipment......         (269)             312             --               50,751        --
Other...................................       --               --                 --               40,000        --
Change in working capital (net of
  acquisitions):
  Trade accounts receivable.............      (55,643)          61,535             (97,741)     (1,527,544)      (510,566)
  Prepaid expenses and other current
    assets..............................        1,962            1,107             (51,697)       (274,229)      (165,345)
  Trade accounts payable................       29,321           10,341              56,278       1,326,723        982,573
  Accrued compensation..................       --               --                 --            1,467,587        --
  Accrued interest......................       --               --                 --               --            --
  Other accrued liabilities.............       32,173          (10,544)            103,731         225,672        288,498
                                          -------------  -----------------  -----------------  ------------  -------------
Net cash provided by (used in) operating
  activities............................       60,468          (30,671)           (282,589)     (6,698,283)    (1,619,059)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment,
  net...................................      (22,624)         (36,042)            (28,713)     (2,042,203)      (495,513)
Proceeds from sales of property and
  equipment.............................       14,346              300             --               --            --
Acquisitions, net of cash acquired......       --               --              (1,157,304)     (1,542,208)       (85,203)
Investment..............................       --               --                 (40,000)         --            (60,000)
Short--term investments, net............       --               --                 --           (7,388,167)       --
Restricted cash.........................       --               --                 --             (405,816)       --
                                          -------------  -----------------  -----------------  ------------  -------------
Other assets............................       --                 (115)           (219,637)       (269,425)       --
                                          -------------  -----------------  -----------------  ------------  -------------
Net cash used in investing activities...       (8,278)         (35,857)         (1,445,654)    (11,647,819)      (640,716)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement, net....       --               --                 --               --            --
Payments on long--term borrowings.......      (15,725)          (9,214)            --             (317,927)      (152,685)
Advances to members.....................      (45,535)          --                 --               --            --
Proceeds from new borrowings............       --              100,000             --               --            --
Proceeds from initial capital
  contributions.........................       --               --                 450,000          --            --
Proceeds from sale of common stock,
  net...................................       --               --               4,439,630      17,257,366      2,057,890
Payment of note to former owner of
  ICN...................................       --               --                 --           (1,000,000)    (1,000,000)
Cash paid to retire indebtedness of
  predecessor company...................       --               --                 --             (132,380)       --
Proceeds from exercise of stock options
  and warrants..........................       --               --                 --               57,000         59,817
Repurchase of common shares.............       --               --                 --              (12,000)       --
                                          -------------  -----------------  -----------------  ------------  -------------
Net cash provided by (used in) financing
  activities............................      (61,260)          90,786           4,889,630      15,852,059        965,022
Net increase (decrease) in cash and cash
  equivalents...........................       (9,070)          24,258           3,161,387      (2,494,043)    (1,294,753)
Cash and cash equivalents at beginning
  of period.............................       22,508           13,438             --            3,161,387      3,161,387
                                          -------------  -----------------  -----------------  ------------  -------------
Cash and cash equivalents at end of
  period................................    $  13,438        $  37,696         $ 3,161,387      $  667,344    $ 1,866,634
                                          -------------  -----------------  -----------------  ------------  -------------
                                          -------------  -----------------  -----------------  ------------  -------------
Non cash transactions and supplemental
  disclosures:
Acquisition of equipment through the
  assumption of capital lease
  obligations...........................    $  --            $  --             $   --           $1,674,596    $   541,000
Issuance of common stock for investment
  and business combinations.............       --               --               3,500,000       2,487,500         50,000
Interest paid...........................       17,457           18,190             --              144,782          8,475
Income taxes paid.......................       --               --                 --               --            --


                                          JUNE 30, 1998
                                          -------------
                                           (SUCCESSOR)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................   $(16,279,387)
Adjustments to reconcile net loss to net
  cash used in operating activities:
Depreciation and amortization...........     1,953,151
Amortization of deferred financing
  costs.................................       191,804
Provision for uncollectible accounts....       144,180
Stock compensation expense..............       576,528
401K contributions through the issuance
  of stock..............................       297,079
(Gain) loss from sale of equipment......       --
Other...................................       --
Change in working capital (net of
  acquisitions):
  Trade accounts receivable.............    (3,197,592)
  Prepaid expenses and other current
    assets..............................    (2,019,128)
  Trade accounts payable................     2,353,884
  Accrued compensation..................       536,941
  Accrued interest......................     5,200,000
  Other accrued liabilities.............     1,406,099
                                          -------------
Net cash provided by (used in) operating
  activities............................    (8,836,441)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment,
  net...................................    (5,645,999)
Proceeds from sales of property and
  equipment.............................       --
Acquisitions, net of cash acquired......    (1,608,743)
Investment..............................       --
Short--term investments, net............   (73,746,649)
Restricted cash.........................   (59,478,484)
                                          -------------
Other assets............................      (179,819)
                                          -------------
Net cash used in investing activities...  (140,659,694)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement, net....   154,153,217
Payments on long--term borrowings.......    (1,264,750)
Advances to members.....................       --
Proceeds from new borrowings............       120,738
Proceeds from initial capital
  contributions.........................       --
Proceeds from sale of common stock,
  net...................................       --
Payment of note to former owner of
  ICN...................................       --
Cash paid to retire indebtedness of
  predecessor company...................       --
Proceeds from exercise of stock options
  and warrants..........................       123,100
Repurchase of common shares.............       --
                                          -------------
Net cash provided by (used in) financing
  activities............................   153,132,305
Net increase (decrease) in cash and cash
  equivalents...........................     3,636,170
Cash and cash equivalents at beginning
  of period.............................       667,344
                                          -------------
Cash and cash equivalents at end of
  period................................   $ 4,303,514
                                          -------------
                                          -------------
Non cash transactions and supplemental
  disclosures:
Acquisition of equipment through the
  assumption of capital lease
  obligations...........................   $ 3,372,326
Issuance of common stock for investment
  and business combinations.............       566,400
Interest paid...........................       490,787
Income taxes paid.......................       --

    The accompanying notes are an integral part of the financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Convergent Communications, Inc. (the "Company" or "Convergent") was formed under the laws of the State of Colorado in October 1995 and capitalized on March 1, 1996 ("Inception").

    Convergent Communications-TM- is an Enterprise Network Carrier-TM- offering comprehensive, single-source communications services primarily to small and medium-sized businesses. The Company provides the following products and services:

DATA:

    - Data networking services--including the planning, design, installation and management of networks, from simple LANs to complex WANs.

    - Data products--including the sale and integration of servers, routers, data switches and desk top computers.

    - Data transport services--including frame relay and ATM.

    - Internet services--including web applications, web hosting and Internet access.

TELEPHONY:

    - Voice services--including local and long distance services.

    - Voice products--including the sale and integration of key systems and PBXs.

ENTERPRISE NETWORK SERVICES:

    - ENS--the delivery under long-term contract of one or more of the Company's data and telephony services utilizing the Company's owned network inside the customer's premise.

    As an Enterprise Network Carrier-TM-, the Company integrates its data and telephony products and services into a single product offering, enabling the Company to act as a single-source, one-stop provider of its customer's total communications requirements. Unlike traditional telecommunications companies that provide services from outside a customer's premise, in providing Enterprise Network Services ("ENS"), the Company designs, buys and builds its own network within the customer's premise, enabling the Company to act as an outsource provider of any or all of the customer's communications requirements.

    The Company focuses on small to medium size businesses and has offices in 32 locations in the United States.

    In November 1996, the Company consummated a private placement offering (the "Private Placement") and on December 17, 1996 acquired all of the assets of Integrated Communication Networks, L.C. ("ICN") in exchange for cash, notes and shares of common stock. The acquisition of ICN has been treated as a business combination accounted for by the purchase method of accounting. The accompanying consolidated financial statements include the accounts of ICN from December 17, 1996, the effective date of the acquisition. For purposes of identification and description, ICN is referred to as the "Predecessor" for the period prior to the acquisition. The Company since inception and ICN since December 17, 1996 are referred to as the "Successor" (see Note 3).

                        CONVERGENT COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany amounts and transactions have been eliminated.

    UNAUDITED FINANCIAL INFORMATION:

    The interim consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 and related disclosures included herein are unaudited, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results for all such periods. All disclosures subsequent to March 4, 1998 are unaudited.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    SHORT-TERM INVESTMENTS:

    Short-term investments are classified as available-for-sale securities at December 31, 1997 and June 30, 1998. Gains or losses on the sale of short-term investments are recognized on the specific identification method. Unrealized gains or losses are treated as a separate component of shareholders' equity until the security to which they relate is sold.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments. Short-term investments are stated at fair value. The carrying amounts reported for long-term debt approximate fair value based upon management's best estimates of what interest rates would be available for the same or similar instruments.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Expenditures which significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and gains and losses resulting from such transactions are reflected in operations.

                        CONVERGENT COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    RESTRICTED CASH:

    Restricted cash represents funds held in collateral accounts for payment of semi-annual interest payments on certain indebtedness through April 1, 2001. The cash is invested in U.S. Government Securities which mature semi-annually on predetermined payment dates through April 1, 2001, and, therefore, is classified as held to maturity. Restricted cash also represents cash used to collateralize letters of credit, which are held as collateral for certain of the Company's office leases and capital lease obligations.

    INTANGIBLE ASSETS:

    Site location contracts are exclusive rights to operate public telephones at various locations acquired through business combinations. The site location contracts are being amortized over the average lives of the contracts, primarily five years. Software license fees represent proprietary rights to software associated with the public telephones which is being amortized over five years, the estimated life of the related equipment. Deferred finance costs are costs associated with obtaining certain financing arrangements and are amortized over the life of the financing arrangement, three years. Debt offering costs are being amortized over five years. Customer lists are being amortized over five years. Goodwill represents the excess purchase price over the net assets acquired in acquisitions and is being amortized over ten years. The Company periodically assesses the realizability of intangible assets based upon estimated fair value.

    LONG-LIVED ASSETS:

    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets. Impairment is measured as the amount by which the asset's carrying amounts exceed the future discounted cash flows estimated to be generated by those assets.

    INVESTMENTS:

    Investments consist of ownership interests of less than 20% in unrelated entities and are accounted for using the cost method.

    SOFTWARE:

    The Company capitalizes certain costs of developing software for internal use. Such costs are amortized on a straight line basis over five years, the estimated useful lives of the software. In March 1998, the AICPA issued Statement of Position No. 98-1 ("SOP 98-1"), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance regarding the conditions under which the costs of internal-use software should be capitalized, and is effective for financial statements for years beginning after December 15, 1998. The Company does not expect adoption of SOP 98-1 to have a material effect on the Company's financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION:


    Revenue is recognized for product sales when the product is shipped. Revenues from non-recurring services are recognized when the services are provided. Revenue for long-term service contracts is recognized on a straight-line basis over the term of the contract as the services are provided.


    INCOME TAXES:

    Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change is enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

    STOCK-BASED COMPENSATION:

    The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 to account for all of its employee stock-based compensation plans. Options and warrants granted to non-employees are accounted for in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Under SFAS 123, options and warrants granted to non-employees are valued at fair value at the time of grant.

    CONCENTRATIONS OF CREDIT RISK:

    The Company sells its products and services to small to medium sized businesses on open account. The Company typically does not obtain collateral for its receivables. The Company believes it maintains adequate reserves for potential credit losses and performs on-going credit evaluations. To date, the Company has not experienced any significant credit losses.

    All of the Company's investments are maintained at a single financial institution. The investments consist of high-quality commercial paper.

    RECENTLY ADOPTED ACCOUNTING STANDARDS:

    Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income generally includes changes in separately reported components of equity along with net income.

    The Company will adopt SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" for the year ended December 31, 1998. The Company is currently evaluating the financial information used by senior management in making strategic operating decisions to determine the operating segments to be disclosed. The Company believes there will be more than one operating segment, however, the total number is undetermined at this time. This statement will not affect the results of operations, financial position or cash flows of the Company and has no effect on the financial statements as previously presented.

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS:

    INTEGRATED COMMUNICATION NETWORKS, L.C. In December 1996, the Company acquired Integrated Communication Networks, L.C. (ICN), a public telephone service provider. The Company paid $1,232,300 in cash, issued a $1,000,000 promissory note and issued 3,500,000 shares of Common Stock valued at $3,500,000 for total consideration of $5,732,300. The note was paid in January 1997.

    COMMUNICATION SERVICES OF IOWA, INC. In April 1997, the Company acquired Communication Services of Iowa, Inc. (CSI), an Iowa reseller of telephony keyboard PBX telephone equipment to businesses. The Company paid $100,000 cash, issued a $100,000 one-year promissory note at 8% and issued 50,000 shares of Common Stock valued at $50,000 for total consideration of $250,000. The note was paid in March 1998.

    A.T.T.EX CORPORATION. In September 1997, the Company acquired A.T.T.ex Corporation (A.T.T.ex) of Des Moines, Iowa, a telecommunications service company providing direct telephony service support to corporate customers. The purchase price consisted of $450,000 in cash and the issuance of 75,000 shares of Common Stock valued at $187,500 for total consideration of $537,500.

    VITAL INTEGRATION SOLUTIONS, INC. In September 1997, the Company acquired Vital Integration Solutions, Inc. (Vital) of Des Moines, Iowa and Omaha, Nebraska, a full service integration solutions provider, specializing in comprehensive information management and networking solutions. Vital provides its clients with the hardware, software and integration services necessary to build information systems and networks. The Company paid $500,000 in cash and issued 750,000 shares of Common Stock valued at $1,875,000 for total consideration of $2,375,000.

    TELEPHONE COMMUNICATIONS CORPORATION. In February 1998, the Company acquired the assets and assumed certain liabilities of Telephone Communications Corporation ("TCC") of Vail, Colorado. TCC is a long distance switchless reseller providing 1+, 0+, 800, and Calling Card services to cities such as Dillon, Frisco and the Vail Valley. The Company paid $400,000 in cash, issued a $200,000 one-year note at 8% and issued 10,000 shares of Common Stock which for purchase accounting purposes were assigned a value of $4.00 per share. The Company also assumed a note with National Network Corporation of approximately $287,000, which will be paid down monthly in equal installments through 1998. Total consideration for the purchase was $927,000. The Company negotiated an early discounted payoff of the note in the total amount of $180,000 (including accrued interest) in May, 1998.

    NETWORK COMPUTER SOLUTIONS, LLC. In February 1998, the company acquired the assets and certain liabilities of Network Computer Solutions ("NCS") of Greenwood Village, Colorado. NCS provides network integration services. The Company paid $500,000 in cash, issued 100,000 shares of Common Stock which for purchase accounting purposes were assigned a value of $4.00, assumed liabilities of $438,372 and paid a finders fee of $150,000 for total consideration of $1,488,372.

    COMMUNICATION SERVICES OF COLORADO. In May 1998, the Company completed a merger with Communication Services of Colorado ("CSC") of Englewood, Colorado. CSC is a long distance switchless reseller providing 1+, 0+, 800, and Calling Card services. The purchase price consisted of $475,000 in cash and the issuance of a $530,000 one-year note at 8% and assumed liabilities of $341,054 for total consideration of $1,346,054. The acquisition of CSC, combined with the acquisition of TCC, is designed to further enhance the Company's long distance offering.

    HH&H COMMUNICATIONS TECHNOLOGIES, INC. In May 1998, the Company completed the acquisition of the assets and certain liabilities of HH&H Communications Technologies, Inc. ("CTI"), a voice equipment

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS: (CONTINUED)
provider in Texas. The Company paid $200,000 in cash, issued 30,000 shares of Common Stock which for accounting purposes were assigned a value at $4.25 per share and assumed liabilities of $151,383 for total consideration of $478,883.

    CMB HOLDINGS, INC. D/B/A INDEPENDENT EQUIPMENT COMPANY. In June 1998, the Company completed the acquisition of substantially all of the assets of CMB Holdings, Inc. d/b/a Independent Equipment Company ("IEC"), an equipment remarketer in Florida. The purchase price consisted of the issuance of 340,000 shares of Common Stock which for accounting purposes were assigned a value of $5.00 per share for total consideration of $1.7 million. As of June 30, 1998 the Common Stock had not been issued and is shown as a liability. Through the IEC acquisition, the Company enhanced the ability of its wholly owned subsidiary, C3, to remarket less technologically advanced equipment obtained from new customers when their existing equipment is updated.


    The above acquisitions have been accounted for as business combinations accounted for by the purchase method of accounting. The acquisitions were valued at the fair market value of the consideration given which, in the case of the Company's Common Stock and warrants, was determined by the Company based upon a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis and, as to the warrants, the Black-Scholes Option Pricing Model. In connection with the acquisitions, the excess of consideration given over the fair market value of the net assets acquired is being amortized on a straight line basis over the estimated life of the intangible assets acquired, five to ten years. The accompanying financial statements include the accounts of the acquired companies from the effective dates of the acquisitions.


    In addition to the above business acquisitions, the Company has also completed purchases of certain assets of other companies as follows:

    BIG PLANET, INC. In October 1997, the Company acquired certain assets and assumed certain liabilities of Big Planet, Inc., of Portland, Oregon. Big Planet is an Internet service provider (ISP) offering a full range of Internet services, including Internet access, Web hosting, maintenance, and site design. The Company paid $250,000 in cash for the assets and the assumption of certain trade payables.


    SIGMACOM CORPORATION. In December 1997, the Company acquired certain data integration assets of Sigmacom Corporation of Denver, Colorado. Sigmacom is a systems integrator for corporate audio, video and data communications, providing state-of-the-art systems that combine telecommunications and computer network technologies. Sigmacom is also developing Internet application software for financial institutions such as credit unions. The Company paid $875,000 in cash and issued Sigmacom a warrant to purchase 50,000 shares of Common Stock at an exercise price of $7.50 per share, which expires in December 1999. The warrants, which were a component of the purchase price, were valued at an aggregate value of $30,000 utilizing the Black-Scholes Option Pricing Model and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis. The Company did not acquire the software development assets; however, the Company received a 17.9% investment position in Sigmacom's software development business. The Company allocated $350,000 of the purchase price to the 17.9% investment. The allocation was determined by an independent valuation firm. This investment is not readily marketable.

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS: (CONTINUED)

    The consideration paid for acquisitions in 1996 and 1997 and the six months ended June 30, 1998, and the allocation of such consideration to the acquired assets and assumed liabilities is as follows:



                                                                                   SIX MONTHS
                                                                                   ENDED JUNE
                                                              1996        1997      30, 1998
                                                           ----------  ----------  -----------
                                                                                   (UNAUDITED)
Cash paid for the assets, net of cash acquired...........  $1,157,304  $1,542,208  $ 1,608,743
Notes payable and liability to former owners.............   1,000,000     100,000    2,407,500
Common stock issued to the former owners.................   3,500,000   2,112,500      566,400
Receivable eliminated through the acquisition of ICN.....      75,000      --          --
Warrants issued..........................................                  30,000      --
Expenses associated with acquisitions....................                  25,000
                                                           ----------  ----------  -----------
Total amount to be allocated.............................  $5,732,304  $3,809,708  $ 4,582,643
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------
Allocation to acquired assets and assumed liabilities:
Equipment................................................  $1,904,796  $  355,959  $   188,517
Accounts receivable......................................      50,164     399,700      511,142
Prepaid expenses and other current assets................       7,262      --          --
Inventory and other current assets.......................      --         115,971      103,362
Deposits.................................................                   3,950      --
Investments..............................................      --         350,000      --
Site contracts...........................................     656,682      --          --
Software license.........................................     496,643      --          --
Customer lists...........................................      --          --        1,683,696
Goodwill.................................................   3,212,608   3,384,168    3,313,531
Accounts payable and accrued liabilities.................    (140,107)   (636,747)    (930,605)
Debt.....................................................    (455,744)   (163,293)    (287,000)
                                                           ----------  ----------  -----------
Amounts allocated........................................  $5,732,304  $3,809,708  $ 4,582,643
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

                        CONVERGENT COMMUNICATIONS, INC.

3. ACQUISITIONS:

    On a pro forma basis, as though the above combinations had taken place at the beginning of the periods presented, revenue, net loss and net loss per share would have been as follows (unaudited):

                                                                                 SIX MONTHS
                                                                                   ENDED
                                                    1996            1997       JUNE 30, 1998
                                                -------------  --------------  --------------
Revenue.......................................  $   9,188,745  $   23,590,021  $   16,099,513
Net loss......................................  $  (1,330,905) $  (11,130,051) $  (16,645,368)
Net loss per share............................  $       (0.15) $        (0.51) $        (0.60)
Weighted average shares.......................      8,649,651      21,963,316      27,514,708

4. SHORT-TERM INVESTMENTS:


    All of the Company's short-term investments as of December 31, 1997 and June 30, 1998 are classified as available for sale. At December 31, 1997 and June 30, 1998, the investments had an amortized cost basis of $7,388,167 and $81,187,312, respectively and a fair value of $7,371,303 and $81,410,260, respectively. The unrealized loss at December 31, 1997 related to these investments was ($16,864). An unrealized gain of $292,308 was recorded for the six months ended June 30, 1998. As of June 30, 1998 the cumulative unrealized gain was $275,444. These investments mature at various dates through March 31, 1999.


5. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                               DECEMBER 31,
                                          ----------------------
                                             1996        1997     JUNE 30, 1998
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
Leasehold improvements..................  $   37,141  $   56,559   $    334,949
Office furniture & equipment............      79,219   2,908,261      3,983,924
Company vehicles........................      33,058     226,421        237,795
Network equipment.......................   1,784,091   2,256,942     10,085,318
                                          ----------  ----------  -------------
                                           1,933,509   5,448,183     14,641,986
Less: accumulated depreciation..........     (10,060)   (610,386)    (1,919,902)
                                          ----------  ----------  -------------
Net property and equipment..............  $1,923,449  $4,837,797   $ 12,722,084
                                          ----------  ----------  -------------
                                          ----------  ----------  -------------

    Depreciation expense was $10,927, $70,739, $5,365, $515,317, $137,867 and
$1,307,020 for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception to December 31, 1996, the year ended December 31, 1997 and the six months ended June 30,

                        CONVERGENT COMMUNICATIONS, INC.

5. PROPERTY AND EQUIPMENT: (CONTINUED)
1997 and 1998 (unaudited), respectively. The Company enters into capital leases for various equipment. Equipment under capital leases is as follows:

                                                             DECEMBER 31,
                                                      --------------------------
                                                          1996          1997
                                                      ------------  ------------    JUNE 30,
                                                                                      1998
                                                                                  ------------
                                                                                  (UNAUDITED)
Furniture and equipment.............................  $    --       $  1,674,596  $  5,044,145
Less: accumulated depreciation......................       --           (338,199)     (917,825)
                                                      ------------  ------------  ------------
                                                      $    --       $  1,336,397  $  4,126,320
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

6. NOTES PAYABLE AND CAPITAL LEASES:

    NOTES PAYABLE

    Notes payable consist of the following:

                                                              DECEMBER 31,
                                                         ----------------------
                                                                                   JUNE 30,
                                                            1996        1997         1998
                                                         -----------  ---------  ------------
                                                                                 (UNAUDITED)
Senior Notes payable, interest at 13% ((i) below)......  $   --       $  --      $153,447,209
Note payable for acquisition, interest at 8%, principal
  and accrued interest due May 1999....................      --          --           530,000
Note payable for acquisition, interest at 11%,
  principal and accrued interest due January 1997......    1,000,000     --           --
Note payable, interest at 4%, payable in monthly
  installments of $1,963 through September 2014 ((ii)
  below)...............................................      430,744    287,565       --
Note payable assumed in acquisition, interest at 9%,
  payable in monthly installments of $29,876, through
  December 1998........................................      --          --           146,076
Note payable assumed in acquisition, interest at 9.75%,
  payable in monthly installments of $2,257, through
  May 2000.............................................      --          --            47,182
Line of credit for multiple items, interest at 2.5%
  over prime, principal and accrued interest due
  January 1997.........................................       25,000     --           --
Note payable for acquisition, interest at 8%, principal
  and accrued interest due March 1998..................      --         106,670       --
Notes payable for vehicles, interest rates ranging from
  6.9% to 11.2%, payable in monthly installments
  totaling $5,848 through June 2002 ((iii) below)......      --         147,746       162,220
                                                         -----------  ---------  ------------
                                                           1,455,744    541,981   154,332,687
Less current portion...................................   (1,032,724)  (163,220)     (747,327)
                                                         -----------  ---------  ------------
Long term portion......................................  $   423,020  $ 378,761  $153,585,360
                                                         -----------  ---------  ------------
                                                         -----------  ---------  ------------

                        CONVERGENT COMMUNICATIONS, INC.

6. NOTES PAYABLE AND CAPITAL LEASES: (CONTINUED)
    Scheduled maturities on debt outstanding are as follows:

                                                 DECEMBER 31, 1997   JUNE 30, 1998
                                                 -----------------   -------------
                                                                      (UNAUDITED)
Due within year:
One............................................      $163,220        $     747,327
Two............................................        49,615               72,732
Three..........................................        51,825               46,994
Four...........................................        38,262               18,425
Five...........................................        18,017             --
Thereafter.....................................       221,042          160,000,000
                                                     --------        -------------
                                                      541,981          160,885,478
Less: unaccreted discount......................       --                (6,552,791)
                                                     --------        -------------
Total debt.....................................      $541,981        $ 154,332,687
                                                     --------        -------------
                                                     --------        -------------


    (i) On April 2, 1998 the Company completed a private offering of $160.0 million of 13% Senior Notes ("13% Notes") and 640,000 warrants to purchase 1,728,000 common shares of the Company (the "Warrants") (collectively, the "13% Notes Offering"). The 13% Notes mature on April 1, 2008 and interest is payable semi-annually in arrears on April 1 and October 1 of each year beginning October 1, 1998. Concurrent with the closing of the 13% Notes Offering, the Company deposited in a collateral account U.S. Government Securities, which, together with the interest received thereon, will be sufficient to pay the first six interest payments on the 13% Notes. Each Warrant entitles the holder to purchase
        2.7 shares of Common Stock of the Company at an exercise price of $.01 per share. The Warrants are exercisable upon the earlier of the occurrence of certain events or October 2, 1999 and expire on April 1, 2008. Each Warrant was assigned a value of $10.76 utilizing the Black-Scholes Option Pricing Model, a market analysis of publicly traded companies and a discounted cash flow analysis. The proceeds attributable to the Warrants were treated as a discount to the Notes and allocated to shareholders' equity. Proceeds available to the Company, net of offering costs of approximately $6.0 million and the deposit into the collateral account of $56.8 million, were approximately $97.2 million. As of June 30, 1998 the amount outstanding, net of unaccreted discount of $6.6 million resulting from the allocation of the warrants, was $153.4 million.


    (ii) As part of the acquisition of ICN, the Company assumed a loan issued by the Small Business Administration ("SBA") to ICN for the purpose of rebuilding and repairs under the disaster relief program as a result of flooding in Iowa during 1993. The loan was collateralized by equipment and inventory of the Company and guaranteed by Bruce Boland, a former officer and director of the Company and former president of ICN. The loan accrued interest at the rate of 4% per annum. At December 31, 1997, the outstanding balance of the loan was approximately $288,000 which was subsequently paid in full with a portion of the proceeds from the Senior Notes Offering.

   (iii) In June 1997, the Company obtained a one-year renewable line of credit with General Motors Acceptance Corporation in the amount of $538,000 to acquire vehicles for its operations. Advances under the line are payable over a four to five year term. The Company utilized

                        CONVERGENT COMMUNICATIONS, INC.

6. NOTES PAYABLE AND CAPITAL LEASES: (CONTINUED)
       $155,521 of this credit facility of which $133,064 was outstanding as of June 30, 1998. The Company does not anticipate additional borrowings under this facility.

    CREDIT FACILITIES

    NATIONSCREDIT COMMERCIAL CORPORATION FACILITY. In February 1997 the Company entered into an inventory credit facility with NationsCredit Commercial Corporation ("NationsCredit") for the purpose of purchasing data and telephony inventory for sale to customers. The credit line is currently $800,000 and is collateralized by inventory.

    CAPITAL LEASES

    The Company leases certain equipment used by its customers under capital leases. The following is a schedule of the minimum lease payments under capital leases together with the present value of the minimum lease payments.

                                                  DECEMBER 31, 1997   JUNE 30, 1998
                                                  -----------------   -------------
                                                                       (UNAUDITED)
Due within year:
One.............................................     $  944,573        $2,500,576
Two.............................................        620,234         1,483,806
Three...........................................          1,216           717,130
                                                  -----------------   -------------
Total minimum lease payments....................      1,566,023         4,701,512
Less: Amount representing interest..............       (174,935)         (497,980)
                                                  -----------------   -------------
Present value of minimum lease payments.........      1,391,088         4,203,532
Less: current portion...........................       (804,138)       (2,183,134)
                                                  -----------------   -------------
Long term portion...............................     $  586,950        $2,020,398
                                                  -----------------   -------------
                                                  -----------------   -------------

    COMDISCO FACILITY. In November 1997 the Company entered into a three year Program Agreement with Comdisco, Inc. ("Comdisco") which provides for up to $50 million of equipment lease financing. At June 30, 1998, $10 million was available for lease to the Company of which $1.8 million was being utilized. The availability of additional amounts depends on whether the Company meets certain financial criteria. The Program Agreement expires on June 30, 2000.


    The Comdisco facility is collateralized by the equipment being financed and is guaranteed by the Company. In addition, the Company is required to issue a warrant to acquire Common Stock of the Company in an amount equal to ten percent (10%) of the facility, divided by the exercise price per share. The exercise price per share is equal to the price paid by investors in recent equity offerings and will, in no event, be less than $3.00 per share. The warrants will be issued in three installments based upon amounts available under the facility. As such, the Company has issued a warrant for the purchase of 333,333 shares of Common Stock at an exercise price of $3.00 per share for the first $10 million of the facility. The warrants, which are being amortized into interest expense over three years, were valued utilizing the Black-Scholes Option Pricing Model, and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis.

                        CONVERGENT COMMUNICATIONS, INC.

6. NOTES PAYABLE AND CAPITAL LEASES: (CONTINUED)

    SUN FINANCIAL FACILITY. In May 1997, the Company entered into a Master Equipment Lease with Sun Financial Group, Inc. to lease equipment, facilities and related items for the Company's internal expansion as well as equipment to be used for customer installations. The facility is collateralized by a $100,000 standby letter of credit. In connection with the establishment of the facility, the Company issued a warrant to Sun Financial Group, Inc. for the purchase of 80,571 shares of Common Stock at an exercise price of $3.00 per share. The warrants are being amortized into interest expense over three years and were valued utilizing the Black-Scholes Option Pricing Model and a number of factors including a market analysis of publicly traded companies and a discounted cash flow analysis. The Company had outstanding amounts under this facility of $1.4 million and $2.3 million as of December 31, 1997 and June 30, 1998, respectively.


7. COMMITMENTS:

    OPERATING LEASES

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

                                                      DECEMBER 31,    JUNE 30,
                                                          1997          1998
                                                      ------------   -----------
                                                                     (UNAUDITED)
Due within year:
One.................................................   $  736,859    $ 2,008,379
Two.................................................      744,375      2,063,531
Three...............................................      757,392      2,078,713
Four................................................      776,005      1,921,297
Five................................................      482,784      1,434,281
Thereafter..........................................      --              52,708
                                                      ------------   -----------
                                                       $3,497,415    $ 9,558,909
                                                      ------------   -----------
                                                      ------------   -----------

    Rent expense under operating leases was $28,787, $45,874, $17,927, $431,930 and 549,347, respectively for the year ended December 31, 1995, the period from January 1, 1996 to December 16, 1996, the period from inception to December 31, 1996, the year ended December 31, 1997 and six months ended June 30, 1998.

    SONETECH ENGINEERING AND CONSULTING AGREEMENT:


    On October 31, 1996, the Company entered into an exclusive engineering and consulting agreement with Services-oriented Open Network Technologies, Inc. ("SONeTech") for engineering services to the Company's internal engineering staff relating solely to the initial configuration of the architecture of the E-POP-TM- network strategy and the development of service logic for the Company's call processing design. The Company issued 375,000 shares of Common Stock in exchange for a 10% equity interest in SONeTech and an exclusive engineering and consulting agreement. The Company will be entitled to reacquire a portion of the Common Stock at the original price of $0.06 per share if SONeTech terminates the agreement. The Company has a right to acquire an additional 35% equity interest in SONeTech.

                        CONVERGENT COMMUNICATIONS, INC.

8. SHAREHOLDERS' EQUITY:

    In connection with the acquisition of certain assets of Sigmacom (see Note
3), the Company issued warrants to purchase 50,000 shares of Common Stock exercisable at $7.50 per share through December 1999.


    In February 1997, the Company completed the second of two tranches of an offering of an aggregate of 7,000,000 units, each consisting of one share of common stock and one-half warrant to purchase a share of common stock (the first tranche of 4,739,525 units closed in late 1996). The units were sold at a price of $1.00 each. One warrant entitles the holder to purchase one share of common stock for a price of $1.50 per share for five years from the date of the offering. The proceeds, net of related offering costs, were approximately $6,386,000, of which approximately $4,328,000 was received during 1996. As part of the offering, the Company issued warrants to purchase 3,500,000 Common Shares to investors exercisable at $1.50 per share and warrants to purchase 741,250 Common Shares to the placement agents exercisable at $1.20 per share through November 7, 2001.


    In October 1997, the Company completed the offering of 6,800,000 units consisting of one share of common stock and one-half warrant to purchase a share of common stock. The units were sold at a price of $2.50 each. One warrant entitles the holder to purchase one share of common stock for a price of $3.75 per share for two years from the date of the offering. The proceeds, net of related offering costs, were approximately $15,200,000. As part of the offering, the Company issued warrants to purchase 3,410,000 Common Shares to investors exercisable at $3.75 per share beginning in November 1998 through July 14, 1999 and warrants to purchase 615,860 Common Shares to the placement agents exercisable at $3.00 per share beginning in May 1998 through November 14, 2002.

    In connection with the signing of financing agreements with Comdisco, Inc. and Sun Financial (see Note 6), the Company granted Comdisco, Inc. and Sun Financial warrants to purchase 333,333 and 80,571 shares of common stock respectively, exercisable at $3.00 per share. The Comdisco warrants expire at the earlier of (i) November 2007, and (ii) five years following the Company's initial public offering. The Sun Financial warrants are exercisable beginning in May 1998 and expire in May 2002.

    The holders of certain warrants have the right to demand the Company file a registration statement concerning their shares in 1998 and 1999.


    The 1996 financial statements have been restated to reflect $241,534 as compensation expense for time contributed to the Company by its founders during the start-up phase from March 1, 1996 to December 15, 1996, when they began receiving compensation. The restatement had the following effect on the 1996 results:


                                                                             AS ORIGINALLY
                                                            AS RESTATED        REPORTED
                                                            -----------  ---------------------
Net loss..................................................   $(575,392)      $    (333,858)
Net loss per share........................................   $   (0.07)      $       (0.04)

STOCK OPTION PLANS:

    The Company has adopted the 1996 and 1997 Incentive and Non-Statutory Option Plans and the 1998 Stock Option Plan (the "Plans") which authorize the Company to grant up to 5,600,000 shares of the Company's common stock to employees, consultants and directors under incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended, and to grant non-statutory stock options.

                        CONVERGENT COMMUNICATIONS, INC.

8. SHAREHOLDERS' EQUITY: (CONTINUED)
    The Plans require that the exercise price of options granted must be at least equal to the fair market value of share of Common Stock on the date of grant and are exercisable over a period of up to ten years, provided that if an employee owns more than 10% of the Company's outstanding Common Stock, then the exercise price of an incentive option must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant and are exercisable over a period of five years. The options vest over 5 years.

    The Plan is administered by the Company's Board of Directors or a committee thereof which determines the terms of the options granted, including the exercise price, the number of shares of Common Stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee.

    In May 1997, the Company accelerated the vesting provisions related to options to purchase 950,000 shares with an exercise price of $0.06 per share and all of the options were exercised. The underlying shares are subject to a repurchase agreement over a five year period whereby the shares are subject to being repurchased by the Company upon termination of employment, provided that, the amount available for repurchase is reduced by 20% each year of employment. In late 1997, the Company repurchased 200,000 shares for $0.06 per share, upon the termination of one of the exercising employees. The repurchased shares are included in the authorized but unissued shares of Common Stock. At December 31, 1997, 190,000 shares were no longer subject to repurchase.

                                                                              WEIGHTED AVERAGE
                                               NUMBER OF   WEIGHTED AVERAGE    GRANT DATE FAIR
                                                 SHARES     EXERCISE PRICE          VALUE
                                               ----------  -----------------  -----------------
Outstanding at March 1, 1996.................      --             --
Granted......................................   1,810,000      $    0.51          $    1.06
Exercised....................................      --             --
Forfeited....................................      --             --
                                               ----------          -----
Outstanding at December 31, 1996.............   1,810,000           0.51
Granted......................................   3,795,000           1.84               1.47
Exercised....................................    (950,000)          0.06
Forfeited....................................     (12,000)          1.33
                                               ----------          -----
Outstanding at December 31, 1997.............   4,643,000      $    1.69
                                               ----------          -----
                                               ----------          -----

    At December 31, 1997, options for 345,000 shares are exercisable with a weighted average exercise price of $1.29. No options were exercisable at December 31, 1996.

                        CONVERGENT COMMUNICATIONS, INC.

8. SHAREHOLDERS' EQUITY: (CONTINUED)
    At December 31, 1997, the range of exercise prices and weighted average remaining contractual life for options outstanding was as follows:

                                                                              WEIGHTED AVERAGE
                                                                                 REMAINING
NUMBER OF SHARES                                                OPTION PRICE  CONTRACTUAL LIFE
--------------------------------------------------------------  ------------  ----------------
  75,000......................................................   $     0.06       4.00 years
1,955,000.....................................................         1.00       4.15 years
 700,000......................................................         1.10       4.00 years
 165,000......................................................         2.00       4.39 years
 952,000......................................................         2.50       4.67 years
 796,000......................................................         3.00       4.87 years

    Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards using the method prescribed by SFAS No. 123, the Company's pro forma net loss and net loss per share would have been as follows:

                                                          FOR THE PERIOD
                                                          FROM INCEPTION
                                                              THROUGH          YEAR ENDED
                                                         DECEMBER 31, 1996  DECEMBER 31, 1997
                                                         -----------------  -----------------
Net loss:
  As reported..........................................     $  (575,392)      $  (9,654,779)
  Pro forma............................................        (575,808)         (9,703,446)
Net loss per share:
  As reported..........................................           (0.07)              (0.46)
  Pro forma............................................           (0.07)              (0.46)

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                                                                                  DECEMBER
                                                                                           ----------------------
                                                                                              1996        1997
                                                                                           ----------  ----------
Dividend Yield...........................................................................      --          --
Risk Free Interest Rate..................................................................   6.06-6.48%  5.65-6.84%
Expected Lives...........................................................................     5 years     5 years

    Because the determination of the fair value of all options granted if the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph and, because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects on net income to be reported for future years.


    During the periods ended December 31, 1996 and 1997, the Company recognized compensation expense of $40,733 and $194,517, respectively for employee stock grants and stock options.

                        CONVERGENT COMMUNICATIONS, INC.

9. DEFERRED COMPENSATION:

    The Company has a Deferred Compensation plan whereby certain management employees can elect to defer a portion of their compensation which will be paid in Common Stock of the Company at a future date. The plan requires the Company to issue shares of Common Stock into a trust account which will then be distributed to the employee at a specified date in the future not less than 1 year from the deferral date. The Company has recorded the deferred compensation amount as treasury stock (for accounting purposes) and as a deferred compensation obligation in the shareholders' equity section of the balance sheet. As of June 30, 1998, 154,344 shares of Common Stock are being held in the trust account.

10. INCOME TAXES:

    The Company was organized as an S corporation under the provisions of
Section 1361 of the Internal Revenue Code. As an S corporation, the entity was not subject to tax on its income; rather the shareholders of the entity was taxed on its share of the taxable income, whether or not the income was distributed. Effective December 5, 1996, the Company rescinded its S Corporation election under the Internal Revenue Code and became subject to tax on its income. No pro forma tax benefit has been provided for either the Company or ICN as Predecessor due to their continuing losses.

    The Predecessor was a limited liability company which was treated as a partnership for taxation purposes.

    No income taxes were paid for the periods ended December 31, 1996 or 1997.

    At December 31, 1997, the Company had, for federal income tax purposes, net operating loss carryforwards of approximately $9.1 million which will expire beginning in 2011.

    The components of the net deferred tax assets as of December 31, 1996 and 1997 are as follows:

                                                                                            1996         1997
                                                                                         ----------  -------------
Deferred tax assets:
  Non-current:
    Allowance for doubtful accounts....................................................  $    6,014  $       8,127
    Net operating loss carryforwards...................................................      40,377      3,461,765
    Property and equipment.............................................................      --            112,106
    Valuation allowance................................................................     (46,391)    (3,581,998)
                                                                                         ----------  -------------
Total deferred tax assets..............................................................  $   --      $    --
                                                                                         ----------  -------------
                                                                                         ----------  -------------

    The Company's actual income taxes differed from the expected statutory rate of 34% as follows:

                                                                         PERIOD FROM INCEPTION TO    YEAR ENDED DECEMBER
                                                                             DECEMBER 31, 1996            31, 1997
                                                                        ---------------------------  -------------------
Statutory tax rate....................................................                  34%                      34%
State taxes, net of federal benefit...................................                   4                        4
Valuation allowance...................................................                 (38)                     (38)
                                                                                        --
                                                                                                                ---
Effective tax rate....................................................                   0%                       0%
                                                                                        --
                                                                                        --
                                                                                                                ---
                                                                                                                ---

                        CONVERGENT COMMUNICATIONS, INC.

10. INCOME TAXES: (CONTINUED)
    The increase in the valuation allowance of $3,535,607 in 1997 is due to increased losses during the year. The Company has recorded a full valuation allowance on its deferred tax assets due to continuing losses.

11. NET LOSS PER SHARE:

    The net loss available to common shareholders consists of the following:

                                                   PERIOD FROM        YEAR ENDED      SIX MONTHS ENDED JUNE 30
                                                   INCEPTION TO      DECEMBER 31,   -----------------------------
                                                DECEMBER 31, 1996        1997           1997            1998
                                               --------------------  -------------  -------------  --------------
                                                                                             (UNAUDITED)
Net loss.....................................      $   (575,392)     $  (9,654,779) $  (2,670,177) $  (16,279,387)
                                                     ----------      -------------  -------------  --------------
                                                     ----------      -------------  -------------  --------------

    The weighted average shares consist of the following:

                                                       PERIOD FROM        YEAR ENDED   SIX MONTHS ENDED JUNE 30,
                                                       INCEPTION TO      DECEMBER 31,  --------------------------
                                                    DECEMBER 31, 1996        1997          1997          1998
                                                   --------------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Weighted average common shares used for basic
  earnings per share.............................         7,774,651       20,921,569     18,263,251    27,131,375
Warrants.........................................           --                --            --            --
Stock options....................................           --                --            --            --
                                                         ----------      ------------  ------------  ------------
Weighted average common shares used for fully
  diluted earnings per share.....................         7,774,651       20,921,569     18,263,251    27,131,375
                                                         ----------      ------------  ------------  ------------
                                                         ----------      ------------  ------------  ------------

    For the period from inception to December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, a total of 307,181, 7,653,035, 5,321,477 and 10,712,575, respectively, weighted average options and warrants were not included in the above calculation because their effect would be anti-dilutive.

12. EMPLOYEE BENEFIT PLANS:

    The Company adopted an employee benefit 401(k) plan for all employees effective March 1, 1997. Under the plan, employees may voluntarily elect to have up to 15% of their salaries deducted from earnings and placed in the plan. The Company may elect to match up to 6% of the employee contributions by contributing the Company's common stock to the plan. Company contributions are made on a quarterly basis and the number of shares to be contributed is based upon the estimated fair value of the stock at the end of each quarter. The Company accrued matching contributions of $166,467 for the year ended December 31, 1997.

13. RELATED PARTY TRANSACTIONS:

    During 1995, $45,535 of short-term cash and working capital advances were paid to a shareholder of ICN. This balance represents advances of $50,535 offset by $5,000 of amounts borrowed from the shareholder. This transaction has been reflected as a reduction of members' equity. During 1996, capital

                        CONVERGENT COMMUNICATIONS, INC.

13. RELATED PARTY TRANSACTIONS: (CONTINUED) contributions to the predecessor include $206,237 of public telephone equipment, approximately $11,343 of other equipment and furniture and repayment of the advances from 1995 contributed by a shareholder of ICN.

    Pursuant to the terms of a non-cancelable license fee related to proprietary telecommunications equipment technology, ICN paid monthly license fees of $2,500 and management fees of $1,200 to a shareholder of ICN. During the period from January 1, 1996 through December 16, 1996 and the year ended December 31, 1995, ICN incurred costs of $44,400 under these arrangements.

    A Director of the Company provides financial advisory services to the Company from time to time. An aggregate of $1,750 has been paid to the Director for such services. In addition, the Director was a Principal and owner of Shepherd Financial Group which received compensation totaling approximately $1.5 million and the issuance of 438,000 warrants to purchase Common Stock in exchange for placement agent services provided to the Company in the Company's 1996 and 1997 private placements of Common Stock. The Director was also a Principal and owner of Shepherd Capital Group which was paid approximately $0.5 million for financial advisory services provided to the Company during 1997.

14. SUBSEQUENT EVENT (UNAUDITED):

    TIE COMMUNICATIONS, INC. Effective August 1, 1998, the Company completed the acquisition of substantially all the assets and certain of the liabilities of Tie Communications, Inc. ("Tie"). The purchase price consisted of $40.0 million in cash and the assumption of certain liabilities, which, with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million. Tie was a telecommunications equipment provider and a nationwide reseller of long-distance service. It is anticipated that the acquisition will accelerate the Company's growth by adding approximately 55,000 customers in 24 new markets and providing the Company with extensive experience in telephony services including digital telephone systems, larger telephone systems (PBXs), computer-telephony integration hardware and software, video teleconferencing and data networking services.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Tie/communications, Inc.



    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholder's equity/(deficit) and of cash flows present fairly, in all material respects, the financial position of Tie/communications, Inc. (a wholly-owned subsidiary of TIE Acquisition Co. and a Debtor-in-Possession) at December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998 and the results of its operations and its cash flows for the period from November 1, 1995 through December 31, 1995, the years ended December 31, 1996 and 1997, and the seven months ended July 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced net losses since its inception and is not in compliance with certain provisions in its loan agreement with a financial institution. Additionally, on April 10, 1998, the Company filed a voluntary petition (as a debtor-in-possession) for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Effective August 1, 1998, the Company sold substantially all of its operating assets to a third party. The accompanying financial statements do not reflect the sale of substantially all of the assets to and the assumption of certain liabilities by the third party. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments which may result from the outcome of these uncertainties.

PricewaterhouseCoopers LLP
Kansas City, Missouri
September 4, 1998

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JULY 31,
                                                                      1995           1996           1997         1998
                                                                  -------------  -------------  -------------  ---------

                                                         ASSETS

Current assets
  Cash..........................................................    $   1,812      $     469      $     326    $     650
  Accounts receivable, net of allowance of $1,640, $1,126,
    $1,914 and $2,517, respectively.............................       11,131         10,659         12,041        8,508
  Inventories, net of reserves of $4,664, $4,932, $2,273 and
    $2,520, respectively........................................        6,540          8,789          5,447        4,782
  Prepaid expenses..............................................          833            801            541        1,032
  Net assets held for sale......................................        9,196         --             --           --
  Other current assets..........................................        1,922          1,961            819        1,182
  Deferred tax asset............................................       --             --             --            6,892
                                                                  -------------  -------------  -------------  ---------
      Total current assets......................................       31,434         22,679         19,174       23,046
Property and equipment, net.....................................        1,596          1,792          4,597        3,428
Excess purchase price over fair value of net assets acquired,
  net...........................................................       28,209         28,623         25,246       20,731
Equipment credit receivable.....................................        1,500         --             --           --
Debt issuance costs, net........................................          543            622             64       --
Other assets....................................................        1,104          1,886            619          519
                                                                  -------------  -------------  -------------  ---------
      Total assets..............................................    $  64,386      $  55,602      $  49,700    $  47,724
                                                                  -------------  -------------  -------------  ---------
                                                                  -------------  -------------  -------------  ---------

                                     LIABILITIES AND STOCKHOLDER'S EQUITY/(DEFICIT)

Liabilities subject to compromise...............................    $  --          $  --          $  --        $  38,779
Liabilities not subject to compromise
Current liabilities:
  Note payable and current maturities of long-term debt:
    Related parties.............................................       --              1,515          5,734       --
    Other.......................................................       --             15,896         16,913        1,644
  Advance from Convergent Communications Services, Inc..........       --             --             --           15,917
  Accounts payable..............................................        3,720          7,770         12,583        4,458
  Accrued wages and benefits....................................        3,897          2,922          3,369        2,667
  Restructuring reserve.........................................        2,399          1,684            523       --
  Other accrued expenses:
    Related parties.............................................       --                136          2,418       --
    Other.......................................................        7,418          5,873          6,001        6,634
  Deferred service revenue......................................        6,625          6,114          5,538        2,186
  Income taxes payable..........................................        1,732          1,114            939           33
                                                                  -------------  -------------  -------------  ---------
      Total current liabilities.................................       25,791         43,024         54,018       72,318
Long-term debt:
  Related parties...............................................       10,000         10,000         10,000       --
  Other.........................................................       20,000             59          2,325        1,495
Other non-current liabilities...................................        1,339            117             58       --
                                                                  -------------  -------------  -------------  ---------
      Total liabilities.........................................       57,130         53,200         66,401       73,813
                                                                  -------------  -------------  -------------  ---------
Commitments and contingencies
Stockholder's equity/(deficit)
  Series A preferred stock......................................       --             --                  9            9
  Common stock..................................................       --             --                102          102
  Additional paid-in capital....................................        7,833          7,753          7,642        7,642
  Accumulated deficit...........................................         (577)        (5,351)       (24,454)     (33,842)
                                                                  -------------  -------------  -------------  ---------
      Total stockholder's equity/(deficit)......................        7,256          2,402        (16,701)     (26,089)
                                                                  -------------  -------------  -------------  ---------
      Total liabilities and stockholder's equity/(deficit)......    $  64,386      $  55,602      $  49,700    $  47,724
                                                                  -------------  -------------  -------------  ---------
                                                                  -------------  -------------  -------------  ---------

   The accompanying notes are an integral part of these financial statements.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)


                                                        PERIOD FROM
                                                     NOVEMBER 1, 1995    YEAR ENDED    YEAR ENDED   SEVEN MONTHS
                                                     THROUGH DECEMBER   DECEMBER 31,  DECEMBER 31,   ENDED JULY
                                                         31, 1995           1996          1997        31, 1998
                                                     -----------------  ------------  ------------  -------------
Net revenue:
  Equipment........................................      $   7,302       $   45,114    $   40,338    $    17,258
  Services.........................................          7,562           45,111        43,390         21,334
  Other............................................          1,499            6,332        11,646          7,880
                                                           -------      ------------  ------------  -------------
                                                            16,363           96,557        95,374         46,472
                                                           -------      ------------  ------------  -------------
Cost of sales:
  Equipment........................................          5,502           32,706        32,767         15,250
  Services.........................................          4,620           28,518        28,362         14,115
  Other............................................            663            2,467         8,230          7,251
                                                           -------      ------------  ------------  -------------
                                                            10,785           63,691        69,359         36,616
                                                           -------      ------------  ------------  -------------
Gross margin:
  Equipment........................................          1,800           12,408         7,571          2,008
  Services.........................................          2,942           16,593        15,028          7,219
  Other............................................            836            3,865         3,416            629
                                                           -------      ------------  ------------  -------------
                                                             5,578           32,866        26,015          9,856
                                                           -------      ------------  ------------  -------------
Selling, general and administrative expenses.......          4,837           28,944        33,667         15,775
Depreciation and amortization......................            712            4,632         4,851          2,909
Reorganization expenses............................         --               --            --              1,439
Other operating expenses...........................         --                  706           893          1,000
                                                           -------      ------------  ------------  -------------
Operating income/(loss)............................             29           (1,416)      (13,396)       (11,267)
Interest expense:
  Related parties (contractual interest at July 31,
    1998 was $2,965)...............................         --                1,443         2,997            832
  Other............................................            560            1,588         2,517          1,295
Other expenses, net................................             38              291           158             58
                                                           -------      ------------  ------------  -------------
Loss before income taxes...........................           (569)          (4,738)      (19,068)       (13,452)
Provision for (benefit from) income taxes..........              8               36            35         (4,064)
                                                           -------      ------------  ------------  -------------
Net loss...........................................      $    (577)      $   (4,774)   $  (19,103)   $    (9,388)
                                                           -------      ------------  ------------  -------------
                                                           -------      ------------  ------------  -------------


   The accompanying notes are an integral part of these financial statements.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY/(DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                 COMMON STOCK,      COMMON STOCK,        COMMON STOCK,
                                $0.01 PAR, 100        $0.10 PAR,           $0.01 PAR,
                                    SHARES        10,000,000 SHARES    15,000,000 SHARES
                                  AUTHORIZED          AUTHORIZED           AUTHORIZED
                                ---------------   ------------------   ------------------
                                SHARES   AMOUNT     SHARES    AMOUNT     SHARES    AMOUNT
                                ------   ------   ----------  ------   ----------  ------
Balance at November 1, 1995...   --       $--      3,988,392  $ 398        --       $--
Recapitalization due to merger
  with TIE Merger Co..........    100     --      (3,988,392)  (398)       --       --
Net loss for the period from
  November 1, 1995 through
  December 31, 1995...........   --       --          --       --          --       --
                                ------   ------   ----------  ------   ----------  ------
Balance at December 31,
  1995........................    100     --          --       --          --       --
Return of equity to TIE
  Acquisition Co..............   --       --          --       --          --       --
Net loss for the year ended
  December 31, 1996...........   --       --          --       --          --       --
                                ------   ------   ----------  ------   ----------  ------
Balance at December 31,
  1996........................    100     --          --       --          --       --
Recapitalization..............   (100)    --          --       --      10,200,000    102
                                ------   ------   ----------  ------   ----------  ------
Net loss for the year ended
  December 31, 1997...........   --       --          --       --          --       --
                                ------   ------   ----------  ------   ----------  ------
Balance at December 31,
  1997........................   --       --          --       --      10,200,000    102
Net loss for the seven month
  period ended July 31,
  1998........................   --       --          --       --          --       --
                                ------   ------   ----------  ------   ----------  ------
Balance at July 31, 1998......   --       $--         --      $--      10,200,000   $102
                                ------   ------   ----------  ------   ----------  ------


                                   PREFERRED
                                 STOCK, $0.01
                                PAR, 1,000,000
                                   SERIES A
                                    8.0785%
                                  CUMULATIVE,
                                    SHARES
                                  AUTHORIZED      ADDITIONAL
                                ---------------    PAID-IN     ACCUMULATED
                                SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                -------  ------   ----------   -----------   --------
Balance at November 1, 1995...    --      -$-      $15,727      $ --         $ 16,125
Recapitalization due to merger
  with TIE Merger Co..........    --      --        (7,894)       --           (8,292)
Net loss for the period from
  November 1, 1995 through
  December 31, 1995...........    --      --         --             (577)        (577)
                                -------  ------   ----------   -----------   --------
Balance at December 31,
  1995........................    --      --         7,833          (577)       7,256
Return of equity to TIE
  Acquisition Co..............    --      --           (80)       --              (80)
Net loss for the year ended
  December 31, 1996...........    --      --         --           (4,774)      (4,774)
                                -------  ------   ----------   -----------   --------
Balance at December 31,
  1996........................    --      --         7,753        (5,351)       2,402
Recapitalization..............  940,000     9         (111)       --            --
                                -------  ------   ----------   -----------   --------
Net loss for the year ended
  December 31, 1997...........    --      --         --          (19,103)     (19,103)
                                -------  ------   ----------   -----------   --------
Balance at December 31,
  1997........................  940,000     9        7,642       (24,454)     (16,701)
Net loss for the seven month
  period ended July 31,
  1998........................    --      --         --           (9,388)      (9,388)
                                -------  ------   ----------   -----------   --------
Balance at July 31, 1998......  940,000    $9        7,642      $(33,842)    $(26,089)
                                -------  ------   ----------   -----------   --------

   The accompanying notes are an integral part of these financial statements.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                            NOVEMBER 1, 1995                                    SEVEN
                                                                 THROUGH        YEAR ENDED     YEAR ENDED   MONTHS ENDED
                                                              DECEMBER 31,     DECEMBER 31,   DECEMBER 31,    JULY 31,
                                                                  1995             1996           1997          1998
                                                            -----------------  -------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................      $    (577)       $  (4,774)    $  (19,103)    $  (9,388)
  Adjustments to reconcile net loss to cash flows utilized
    for operating activities:
    Depreciation and amortization.........................            712            4,632          4,851         2,909
    Provision for doubtful accounts.......................            (53)             788            717           635
    Deferred income taxes.................................         --               --             --            (4,085)
    Changes in working capital, net:
      Accounts receivable.................................         (1,459)            (316)        (2,099)        2,899
      Inventories.........................................            486             (924)         3,342           665
      Prepaid expenses....................................           (268)              32            260          (491)
      Other current assets................................           (282)             203            993          (376)
      Accounts payable....................................            484            4,050          4,810         4,366
      Accrued wages and benefits..........................           (475)            (975)           568          (662)
      Restructuring reserve...............................           (101)          (1,941)          (991)          (37)
      Other accrued expenses..............................            605           (1,508)         2,701         4,613
      Deferred service revenue............................            (60)            (511)          (576)         (635)
      Income taxes payable................................             24           (1,716)          (175)           22
    Other.................................................         --               --              2,175            94
                                                                  -------      -------------  ------------  -------------
Cash provided by (utilized for) operating activities......           (964)          (2,960)        (2,527)          529
                                                                  -------      -------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................           (123)          (2,556)        (1,075)          (23)
  Proceeds from sales of property and equipment...........         --                  265            518        --
  Proceeds from sale of assets held for sale..............         --                8,456         --            --
  Other...................................................           (131)          (1,793)           (58)       --
                                                                  -------      -------------  ------------  -------------
Cash provided by (utilized for) investing activities......           (254)           4,372           (615)          (23)
                                                                  -------      -------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under revolving lines of
    credit................................................         --               15,838           (307)       (8,531)
  Proceeds from advances from Convergent Communications
    Services, Inc.........................................         --               --             --            15,197
  Cash contributed by TIE Acquisition Co..................          2,353           --             --            --
  Proceeds from note with affiliate.......................         --                1,515          4,500        --
  Proceeds from borrowing from former majority
    stockholder...........................................            400           --             --            --
  Repayment of note with affiliate........................         --               --               (300)       --
  Repayment of term loan..................................         --               --             --            (7,000)
  Repayment of bridge loan facility.......................         --              (20,000)        --            --
  Return of equity to TIE Acquisition Co..................         --                  (80)        --            --
  Capitalized lease payments..............................         --                  (28)          (894)         (568)
  Payment of long-term tax liability......................           (296)          --             --            --
                                                                  -------      -------------  ------------  -------------
Cash provided by (utilized for) financing activities......          2,457           (2,755)         2,999          (182)
Net increase/(decrease) in cash...........................          1,239           (1,343)          (143)          324
                                                                  -------      -------------  ------------  -------------
Cash at beginning of the period...........................            573            1,812            469           326
                                                                  -------      -------------  ------------  -------------
Cash at end of the period.................................      $   1,812        $     469     $      326     $     650
                                                                  -------      -------------  ------------  -------------
                                                                  -------      -------------  ------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

1. NATURE OF BUSINESS AND GOING CONCERN UNCERTAINTY

    NATURE OF BUSINESS

    Tie/communications, Inc. (together with its subsidiaries, the "Company") is engaged in the sale, installation and servicing of telecommunications products and services including the resale of long distance services. The Company's principal products are multi-featured, fully electronic, digitally controlled key systems, private automated branch exchange ("PABX") systems and hybrid telephone systems, voice response and processing products with computer telephone integration hardware and software, video conferencing systems and network services including long distance products as well as pre-owned phone systems, which are primarily for business use. The Company's products also include other peripheral data and telecommunications products.

    The Company resells long distance services to its customers under separate reseller agreements with certain major interexchange carriers. By offering both premise-based telecommunications equipment and services along with competitive resold long distance services, the Company delivers a single point of contact for the telecommunications needs of its customers which is a valuable and beneficial service for its small to medium commercial customers.

    The Company's core business sells, installs and services its products through a U.S. network of approximately 40 sales, service and warehouse facilities located throughout major U.S. metropolitan areas.

    GOING CONCERN UNCERTAINTY

    The accompanying consolidated financial statements have been prepared assuming that the Company continues as a going concern, which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The Company was not in compliance with certain of the restrictive covenants contained in the loan and security agreement with one of its lenders throughout 1996, 1997 and 1998. These events of noncompliance indicated that the related obligations were callable by the lender. Additionally, the Company has a working capital deficit of $49,272 as of July 31, 1998 and has generated net losses of $33,842 since its inception in October 1995 resulting in a stockholder's deficit of $26,089 as of July 31, 1998.

    On April 10, 1998, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the Bankruptcy
Code) in the United States Bankruptcy Court for the Central District of California (the Bankruptcy Court), Case No. SA 98-15547-JB. The Company is currently operating its business as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code and is subject to the jurisdiction of the Bankruptcy Court. Since filing the petition for relief, the Company has reported reorganization expenses relating to professional and legal fees of $1,439.

    On June 16, 1998, the Company entered into an asset purchase agreement with Convergent Communications Services, Inc. for the acquisition of substantially all of the assets and the assumption of certain liabilities for a cash payment of $40 million. The agreement was subject to the approval of the Bankruptcy Court, which was obtained on July 20, 1998. Pursuant to the asset purchase agreement, on July 31, 1998, the purchase price for the acquisition was delivered to an escrow agent and was partially used to repay the

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

1. NATURE OF BUSINESS AND GOING CONCERN UNCERTAINTY (CONTINUED)
Company's indebtedness under the loan and security agreement referred to above. The sale transaction closed effective August 1, 1998. See Note 15.

    As a result of the filing under Chapter 11 of the Bankruptcy Code and related circumstances, including the Company's leveraged financial structure, the substantial recurring net losses and working capital and stockholder's deficits and the disposition of substantially all of the Company's assets, the realization of any remaining assets and liquidation of remaining liabilities is subject to significant uncertainty.

    While under the protection of Chapter 11 of the Bankruptcy Code, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities, for amounts other than those reflected in the accompanying financial statements. Further, a plan of reorganization could materially change the amounts reported in such financial statements, which do not give effect to all adjustments of the carrying value of assets or liabilities that might be necessary as a consequence of a confirmed plan of reorganization.

2. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of TIE and its majority-owned subsidiaries. During 1996, all of the Company's active subsidiaries merged into the Company. All significant intercompany accounts and transactions have been eliminated.

    BASIS OF PRESENTATION

    The accompanying financial statements do not reflect sale of substantially all of the assets to and the assumption of certain liabilities by Convergent Communications Services, Inc. effective August 1, 1998. See Note 15.

    RECLASSIFICATIONS

    Certain amounts in 1995 financial statements have been reclassified to conform to the current year's presentation.

    REVENUE RECOGNITION

    Revenue from equipment sales and installation service work to end users is recognized at the time of its completion. Deferred service revenue from maintenance contracts is amortized in equal increments over the terms of the contracts which are generally for one year. Revenue from the reselling of long distance service is recognized at the time of the performance and the cost associated for providing those services is charged to cost of sales.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ACCOUNTS RECEIVABLE

    Accounts receivable represent billed and accrued receivables for equipment sales, installation service work and long distance reseller services. These receivables are unsecured. The Company provides allowances for returns, billing adjustments and doubtful accounts equal to the estimated losses expected to be sustained.

    INVENTORIES

    Inventories, which consist primarily of new and refurbished equipment for resale, are valued at the lower of cost or net realizable value, using the first-in, first-out method. The Company provides reserves for estimated losses related to excess and obsolete inventory.

    WARRANTY CLAIMS


    The Company accrues for warranty expense in the period that the related revenue is recognized based upon historical experience.


    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. At the time fixed assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in the determination of income. Maintenance and repair costs are expensed as incurred.

    Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets. Leasehold improvements and equipment under capital leases are capitalized and amortized over the lesser of their estimated useful lives or the lives of the related leases.

                                                                                    ASSIGNED
                                                                                      LIFE
                                                                                   -----------
Building.........................................................................     30 years
Equipment........................................................................    3-9 years
Leasehold improvements...........................................................    1-5 years
Furniture and fixtures...........................................................   3-10 years

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LIABILITIES SUBJECT TO COMPROMISE

    In accordance with Statement of Position 90-7 (SOP 90-7), FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE, prepetition liabilities which are unsecured or estimated to be undersecured are classified as liabilities subject to compromise. The accrual of interest on such liabilities has been discontinued for periods after April 10, 1998.

    INTANGIBLE ASSETS


    Excess purchase price over fair value of net assets acquired and the identifiable intangible assets are being amortized over their estimated useful life of 10 years. The principal identifiable intangible assets are the Company's installed customer base and its tradename. Accumulated amortization as of December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998 was $384, $3,336, $6,195 and $7,863, respectively. The Company periodically assesses the realizability of the excess purchase price over fair value of net assets acquired based upon estimated fair value.


    DEBT ISSUANCE COSTS

    Debt issuance costs are capitalized and amortized as interest expense using the effective interest method over the lives of the related debt. Accumulated amortization as of December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998 was $188, $894, $1,496 and $1,541, respectively.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses its long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future cash flows (undiscounted and without interest charges) is less than carrying value. The amount of any impairment then recognized would be calculated as the difference between carrying value and fair value. With respect to assets to be disposed of, impairment is measured as the excess of carrying value over fair value less cost of disposal.

    INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which is an asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets which management determines are more likely than not unrealizable. The Company joins in the filing of a consolidated federal income tax return with TIE Acquisition Co., with the tax liability allocated on a separate company basis.

    STOCK OPTIONS

    The Company accounts for stock options granted to employees and non-employee directors using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). In October 1995, the Financial Accounting Standards Board issued

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) which permits companies to use either the APB 25 intrinsic value method or the fair value method as prescribed by SFAS No. 123, but encourages companies to adopt the fair value method. Companies electing to use the APB 25 method are required to disclose pro forma net income (if materially different from net income as reported) in the notes to the financial statements, as if they had adopted the SFAS No. 123 fair value method. The Company accounts for stock options issued to parties other than employees and non-employee directors using the SFAS No. 123 fair value method.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair values are based on settlements using present value or other valuation techniques.

    The Company's financial instruments include cash, accounts receivable and payable, debt and irrevocable standby letters of credit ($172, $464, $685 and $0 as of December 31, 1995, December 31, 1996, December 31, 1997 and July 31, 1998, respectively). Management believes the fair values of the cash and accounts receivable and payable approximate their respective carrying values because of their short term nature. Management does not believe that it is practicable to estimate the fair values of the debt or irrevocable standby letters of credit because of the uncertainty surrounding the Company's financial status as described in Note 1.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   JULY 31,
                                                                  1995           1996           1997         1998
                                                              -------------  -------------  -------------  ---------
Land........................................................    $      10      $      10      $      10    $      10
Buildings...................................................          123            123            123          123
Equipment...................................................        1,316          2,101          1,790        1,814
Leasehold improvements......................................           52             91            426          436
Furniture and fixtures......................................          235            232            239          239
Equipment under capital leases..............................       --                145          4,629        4,629
Construction in progress....................................       --                139             20           20
                                                                   ------         ------         ------    ---------
                                                                    1,736          2,841          7,237        7,271
Less accumulated depreciation and amortization (including
  $0, $12, $1,007 and $1,915 of accumulated amortization
  related to equipment under capital leases)................          140          1,049          2,640        3,843
                                                                   ------         ------         ------    ---------
                                                                $   1,596      $   1,792      $   4,597    $   3,428
                                                                   ------         ------         ------    ---------
                                                                   ------         ------         ------    ---------

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

    Depreciation expense (including amortization of equipment under capital leases) aggregated $140, $921, $1,704 and $1,193 for the period from November 1, 1995 through December 31, 1995, and the years ended December 31, 1996 and December 31, 1997 and the seven months ended July 31, 1998, respectively.

5. DEBT

    Debt consists of the following:

                                                             DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  JULY 31,
                                                                 1995          1996          1997        1998
                                                             ------------  ------------  ------------  ---------
Subordinated promissory note to related party..............   $   10,000    $   10,000    $   10,000   $  10,000
Bank revolving credit facility.............................       --             8,838         8,531      --
Bank term loan facility....................................       20,000         7,000         7,000      --
Subordinated demand notes payable to related party.........       --             1,515         5,734       5,734
Capitalized lease obligations..............................       --               117         3,707       3,139
                                                             ------------  ------------  ------------  ---------
                                                                  30,000        27,470        34,972      18,873
Less current maturities of long-term debt..................       --            17,411        22,647      17,378
                                                             ------------  ------------  ------------  ---------
Long-term debt.............................................   $   30,000    $   10,059    $   12,325   $   1,495
                                                             ------------  ------------  ------------  ---------
                                                             ------------  ------------  ------------  ---------

    In connection with the acquisition discussed in Note 9, TIE Acquisition Co. borrowed $20,000 under a bank loan facility agreement, as amended, which bore interest at the prime rate, as defined, plus 2.5% and was secured by the Company's stock acquired by TIE Acquisition Co. The principal and interest on the loan were due and repaid 90 days after the stock tender offer (January 16, 1996).

    Concurrent with the merger described in Note 9, the Company entered into a $10,000 subordinated promissory note payable to TIE Acquisition Co. Interest is payable monthly at the rate of 10%. The note is due and payable in full on February 15, 1999. Interest expense was $53, $1,017, $1,014 and $281 for the period from November 1, 1995 through December 31, 1995, and the years ended December 31, 1996 and December 31, 1997 and the seven months ended July 31, 1998, respectively. In accordance with SOP 90-7, the accrual of interest on this note was discontinued after April 10, 1998. The unrecorded interest expense was $308 for the period from April 10 through July 31, 1998.

    In January 1996, the Company entered into a Loan and Security Agreement with a bank (the "Agreement"), which consisted of two facilities: a $20,000 revolving credit facility and a $5,000 term loan facility. The Agreement was subsequently amended to decrease the revolving credit facility to $18,000 and increase the term loan facility to $7,000. The revolving credit facility terminates on December 1, 1998, but shall be automatically extended for successive one-year periods unless either the lender or the borrower provides to the other written notice of termination not less than 60 days prior to the then effective termination date. The revolving credit facility bears interest, at the Company's option, at either the prime rate plus 1% or LIBOR plus 3.25% (9.5% at December 31, 1997). The advances available under this facility are limited to specified percentages of eligible accounts receivable and inventory. The term loan facility expired on January 31, 1998 and bore interest at LIBOR plus 4% (9.6875% at December 31, 1997). The proceeds from these two facilities were used to retire the $20,000 bank bridge loan utilized for the acquisition in November 1995. The obligations under this Agreement are secured by substantially all of the

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

5. DEBT (CONTINUED)
Company's assets as well as TIE Acquisition Co.'s stockholdings in the Company and other assets which have been pledged by certain related parties. Effective February 1, 1998, the interest rate of each of these facilities increased 2% due to the Company's failure to pay the term loan when it became due.

    The Agreement contains numerous financial and operating covenants, including, among other things, requirements that the Company maintain certain financial ratios and restrictions on the ability of the Company to (i) incur indebtedness or create liens, (ii) make certain capital expenditures and lease payments, and (iii) make certain restricted distributions and payments. During 1996, 1997 and 1998, the Company violated certain financial covenants of the Agreement. See Note 1.

    In accordance with the bankruptcy filing, the Company repaid the term loan and the revolving credit facility with operating cash receipts during the second quarter of 1998. A debtor-in-possession loan was established with the bank on April 10, 1998 to provide for the Company's operating expenses. The loan was secured by the Company's accounts receivable and bore interest at 10.5%. Pursuant to the asset purchase agreement on July 31, 1998 the purchase price for the acquisition was delivered to an escrow account and was partially used to repay the Company's indebtedness under the debtor-in-possession loan.

    In February 1996, the Company entered into a $1,515 subordinated demand note payable to SP Investments, Inc., a related party. Interest on this note was initially payable quarterly in arrears at an annual rate equal to the greater of 12% or the prime rate plus 5%. Effective January 1997 and July 1997, the note was amended to increase the interest rate to 20% and 30%, respectively. Interest expense for the years ended December 31, 1996 and 1997 and for the seven months ended July 31, 1998 was $185, $444 and $126, respectively. Also in 1997, the Company entered into three additional demand notes payable to SP Investments, Inc. totaling $4,500. Interest on these notes is payable at an annual rate of 30% and is payable on demand. Interest expense related to these notes aggregated $507 and $344 for the year ended December 31, 1997 and for the seven months ended July 31, 1998 . In accordance with SOP 90-7, the accrual of interest on these notes was discontinued after April 10, 1998. The unrecorded interest expense was $530 for the period from April 10 through July 31, 1998.

    During 1997, the Company also entered into various collateral guarantee fee arrangements with certain members of management and shareholders of TIE Acquisition Co. The agreements call for individuals to be compensated for personal assets used to guarantee certain debt of the Company. As of December 31, 1997 and July 31, 1998, a liability of $1,005 and $1,086 has been recorded for these fees and the related expense has been recorded in interest expense.

    Interest expense included in the Consolidated Statements of Operations for the period from November 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the seven months ended July 31, 1998 includes non-cash interest expense of $188, $528, $602 and $45, respectively, representing amortization of debt issuance costs as described in Note 2.

    The Company entered into various capital lease agreements during 1997 of which each had a lease period of three years. Three agreements were entered into for the sale and simultaneous leaseback of equipment and software, with aggregate lease payments totaling $1,798. Three lease agreements were entered into for the purchase of office furniture and other equipment, with aggregate lease payments

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

5. DEBT (CONTINUED)
totaling $698. In addition, the Company entered into six lease agreements for equipment with aggregate lease payments totaling $1,988. At July 31, 1998, the future minimum lease payments under capital leases are as follows:

Five months ending December 31, 1998................................  $     939
Year ending December 31:
  1999..............................................................      1,645
  2000..............................................................        899
                                                                      ---------
Total minimum rentals...............................................      3,483
Less amount representing interest...................................        344
                                                                      ---------
Present value of minimum rentals....................................  $   3,139
                                                                      ---------
                                                                      ---------

6. LIABILITIES SUBJECT TO COMPROMISE

    Certain prepetition liabilities, which may be impaired, have been classified as liabilities subject to compromise in the Chapter 11 reorganization proceedings and include the following estimated amounts at July 31, 1998:

Debt instruments:
  Subordinated promissory note payable to TIE Acquisition Co.......  $  10,000
  Subordinated demand notes payable to a related party.............      5,734
                                                                     ---------
    Total debt instruments.........................................     15,734
  Accounts payable.................................................     12,490
  Other accrued expenses:
    Related party..................................................      3,478
    Other..........................................................      2,947
  Deferred service revenue.........................................      2,716
  Restructuring reserve............................................        486
  Income taxes payable.............................................        928
                                                                     ---------
    Total..........................................................  $  38,779
                                                                     ---------
                                                                     ---------

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

7. INCOME TAXES

    The components of the income tax provision for the period from November 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the seven months ended July 31, 1998 are as follows:

                                                         PERIOD FROM
                                                      NOVEMBER 1, 1995                                      SEVEN MONTHS
                                                           THROUGH          YEAR ENDED       YEAR ENDED         ENDED
                                                        DECEMBER 31,       DECEMBER 31,     DECEMBER 31,      JULY 31,
                                                            1995               1996             1997            1998
                                                     -------------------  ---------------  ---------------  -------------
Current tax expense (benefit):
  Federal..........................................       $  --              $  --            $  --           $  --
  State............................................               8                 36               35              21

Deferred tax expense (benefit):
  Federal..........................................          --                 --               --              (3,472)
  State............................................          --                 --               --                (613)
                                                              -----              -----            -----     -------------
                                                          $       8          $      36        $      35       $  (4,064)
                                                              -----              -----            -----     -------------
                                                              -----              -----            -----     -------------

    The differences between the Company's provision for income taxes and income taxes based upon the federal statutory rate are:

                                                        PERIOD FROM
                                                     NOVEMBER 1, 1995                               SEVEN MONTHS
                                                          THROUGH        YEAR ENDED    YEAR ENDED       ENDED
                                                       DECEMBER 31,     DECEMBER 31,  DECEMBER 31,    JULY 31,
                                                           1995             1996          1997          1998
                                                     -----------------  ------------  ------------  -------------
Income tax (benefit) computed at the statutory
  federal rate.....................................      $    (193)      $   (1,150)   $   (6,070)    $  (3,753)

Changes resulting from:
  Changes in the valuation allowance for deferred
    income tax assets allocated to income taxes....             54              796         5,563          (697)
Nondeductible amortization of excess purchase price
  over fair value of net assets acquired...........            130              353           457           226
Other..............................................             17               37            85           160
                                                             -----      ------------  ------------  -------------
                                                         $       8       $       36    $       35     $  (4,064)
                                                             -----      ------------  ------------  -------------
                                                             -----      ------------  ------------  -------------

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

7. INCOME TAXES (CONTINUED)
    The significant components of the Company's deferred income tax balances are as follows:

                                                            DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   JULY 31,
                                                                1995          1996          1997         1998
                                                            ------------  ------------  ------------  ----------
Net operating loss carryover..............................   $    3,728    $    5,747    $   17,787   $   21,551
Accounts and notes receivable.............................          749           536           766          978
Inventories...............................................        2,556         2,523         1,346        1,499
Property and equipment....................................            8           105           145          160
Accrued expenses and other liabilities....................        2,420         1,773         1,468        1,612
Deferred revenue..........................................          109            80        --           --
Equipment credit receivable...............................         (600)       --            --           --
Other.....................................................       --               (48)       --           --
                                                            ------------  ------------  ------------  ----------
                                                                  8,970        10,716        21,512       25,800
Valuation allowance.......................................       (8,970)      (10,716)      (21,512)     (18,908)
                                                            ------------  ------------  ------------  ----------
Net deferred income tax balance...........................   $   --        $   --        $   --       $    6,892
                                                            ------------  ------------  ------------  ----------
                                                            ------------  ------------  ------------  ----------

    The Company has net operating loss carryovers of $53,060. The Company's ability to utilize these operating loss carryovers incurred prior to the acquisition was materially limited due to the change of ownership which occurred in 1995. Due to these limitations, the amount of future taxable income which can be offset by federal operating losses incurred prior to November 1, 1995, is approximately $533 annually ($7,018 in the aggregate).

    In addition to the annual limitation on the utilization of the pre-acquisition operating loss carryforwards, taxable gains on the sale of assets whose value exceeded their tax bases at November 1, 1995 can be offset by the pre-acquisition operating loss carryforwards to the extent that such built-in gains are recognized during a period of five years following the acquisition (see Note 9). The Company has unrecognized built-in gains in excess of its net operating loss at the time of the acquisition. Federal operating loss carryforwards are scheduled to expire between 2005 and 2018.

    Pursuant to SFAS No. 109, excess purchase price over the fair value of net assets acquired was reduced by $2,807 for the tax benefit recognized due to the reduction of the valuation allowance for the future utilization of pre-acquisition operating loss carryforwards.

    The Company has a $912 tax liability recorded relating to a negotiated settlement with the Internal Revenue Service and with certain states for tax years through December 31, 1986. The Company was entitled to make payments of the federal and state tax liabilities over a period of six years due to a Chapter 11 bankruptcy reorganization in 1991. The outstanding balance accrues interest at the six month U.S. Treasury Bill rate.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

8. EMPLOYEE BENEFIT PLAN

    The Company's Profit Sharing and Savings Plan (the "Plan") allows participating employees to authorize payroll deferrals of up to 16% of their total compensation and to contribute such amounts to the Plan. Under the Plan, the Company matches a portion of a participant's contribution equal to 50% of that portion of a participant's deferred compensation which does not exceed 6% of the participant's eligible compensation. During the period from November 1, 1995 through December 31, 1995, the Company's contributions were $75. During the years ended December 31, 1996 and December 31, 1997 and the seven months ended July 31, 1998, the Company did not meet its contribution requirements due to financial difficulties. As of December 31, 1996, December 31, 1997, and July 31, 1998, $461, $933 and $1,200, respectively, were due to the Plan and have been recorded in the accompanying financial statements.

9. STOCKHOLDER'S EQUITY/(DEFICIT)

    ACQUISITION AND MERGER

    On October 18, 1995, TIE Acquisition Co. entered into a stock tender offer with the former stockholders of the Company and acquired 3,749,587 shares (approximately 94%) of the outstanding common stock for $8.60 per share (the "Acquisition").

    The aggregate consideration for TIE amounted to $36,125 including financing debt issuance and acquisition costs and $8.60 per share for untendered shares. The purchase price exceeded the estimated fair market value of the net identifiable assets by $28,501, and the Acquisition has been accounted for under the purchase method of accounting.

    On December 13, 1995, TIE Acquisition Co. contributed cash and the TIE common stock it held to TIE Merger Co. (a wholly-owned subsidiary of TIE Acquisition Co.). In conjunction with the contributions, TIE Acquisition Co. made a payment of $1,800 to repay TIE's note payable to the former majority stockholder and TIE Merger Co. assumed certain TIE Acquisition Co. accrued liabilities, including liabilities amounting to $1,992 for untendered TIE common stock (the shares were converted into the right to receive $8.60 per share upon surrender of the corresponding stock certificates) and TIE Acquisition Co.'s $20,000 bank debt, which is secured by all the Company's outstanding stock. In addition, TIE Merger Co. entered into a long-term note payable with TIE Acquisition Co. for $10,000. The note payable corresponds with the notes payable entered into by TIE Acquisition Co. in connection with the tender offer for the Company's stock.

    Also effective December 13, 1995, TIE Merger Co. was merged into TIE (the "Merger"). In conjunction with the Merger, all shares of the Company's common stock were canceled and extinguished. After the Merger, the Company had 100 shares of $0.01 par value common stock authorized, issued and outstanding, all of which were owned by TIE Acquisition Co.

    RECAPITALIZATION

    In January 1997, the Company amended its Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value of one cent ($.01), to fifteen million shares and authorized five million shares of preferred stock, par value of one cent ($.01). The amendment further

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

9. STOCKHOLDER'S EQUITY/(DEFICIT) (CONTINUED) designated one million shares of the preferred stock to be Series A 8.0785% Cumulative Preferred Stock (the Series A Preferred Stock), without voting rights.

    In connection with the increase in authorized shares of stock, the Company was recapitalized by substituting, for the 100 shares of the Company's then issued and outstanding common stock, 10,200,000 shares of common stock, par value of one cent ($.01) and 940,000 shares of Series A 8.0785% Cumulative Preferred Stock.

    Dividends on the Series A Preferred Stock accrue at a rate per annum of 8.0785% of the liquidation preference thereof ($10.51 per share) and are payable semi-annually on October 18 and April 18 of each year.

    Each Series A Preferred Stock dividend shall be fully cumulative and shall accrue (whether or not earned or declared) without interest from the first day of issuance of the Series A Preferred Stock. No dividends on the Series A Preferred Stock were declared or paid during 1997 or 1998. As of December 31, 1997 and July 31, 1998, the accumulated dividends on the Series A Preferred Stock approximated $713 and $1,156.

    Upon a liquidation, winding up or dissolution of the affairs of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to be paid $10.51 per share, plus all accrued and unpaid dividends (whether or not earned or declared) before any assets of the Company shall be distributed to holders of Company common stock.

    Additionally, at the option of the Company, the Series A Preferred Stock may be redeemed at any time in whole or in part at a cash redemption price of $10.51 per share plus accrued and unpaid dividends to the scheduled redemption date.

    STOCK OPTIONS

    In January 1997, the Company established the Tie Communications, Inc. Employees' Stock Incentive Plan (National Plan), the Tie Communications, Inc. Employees' Stock Incentive Plan (California Plan) and the Tie Communications, Inc. Non-Employee Directors' Stock Option Plan which provide for the availability of 1,800,000; 180,000 and 220,000 shares, respectively, of the Company's common stock for the grant of awards to Company employees or non-employee directors. Awards granted under these plans may take the form of stock options or stock appreciation rights (SAR). The option exercise price and SAR initial value under these plans must be at least equal to the fair market value of the underlying shares of common stock on the date of grant (110% of the underlying fair market value in the case of a ten percent shareholder). Plan participants vest in their awards (generally over five years) and such awards expire (generally 10 years after the grant date) as determined by a committee of the Company's board of directors.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

9. STOCKHOLDER'S EQUITY/(DEFICIT) (CONTINUED)
    A summary of stock option activity under these plans is presented in the table below:

                                                                         SHARES UNDERLYING
                                                SHARES UNDERLYING      OPTIONS FOR THE SEVEN
                                              OPTIONS FOR THE YEAR     MONTHS ENDED JULY 31,
                                             ENDED DECEMBER 31, 1997           1998
                                             -----------------------  -----------------------
Outstanding at January 1...................            --                       966,500
Granted....................................          1,324,000                  --
Exercised..................................            --                       --
Canceled...................................           (357,500)                (134,000)
                                                    ----------                 --------
Outstanding................................            966,500                  832,500
                                                    ----------                 --------
                                                    ----------                 --------
Exercisable................................             88,800                  232,500
                                                    ----------                 --------
                                                    ----------                 --------

    The exercise price for all options outstanding and vested is $1.00 per share.

    Under SFAS No. 123, companies must either record compensation expense based on the estimated grant date fair value of stock options granted or disclose the impact (if material) on net income as if they had adopted the fair value method. The Company's pro forma net loss as if expense was recorded using SFAS No. 123 was $19,168 and $9,424 for the year ended December 31, 1997 and the seven months ended July 31, 1998.

    The weighted average fair value of options granted in 1997 was $.27 per share. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected option term...............................................    5 years
Dividend yield.....................................................          0%
Risk free interest rate............................................       6.29%

    Due to the fact that the Company's common stock is not publicly traded, volatility was not considered in the Company's calculations of fair value of stock options issued to employees and non-employee directors.

    The weighted average remaining life of the options at July 31, 1998 was 8.75 years.

    During 1997, the Company entered into a consulting agreement with Burton Training Group (Burton), which is owned by a former member of the Company's Board of Directors. The agreement, which expired June 30, 1998, calls for Burton to provide consulting services to the Company. Under this agreement, Burton was paid $272 during the year ended December 31, 1997, and is eligible to earn options to purchase up to 60,000 shares of the Company's common stock based on the formula specified in the agreement. As of July 31, 1998, none of these options had been earned.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998
               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

10. RESTRUCTURING RESERVE

    On November 1, 1995, the Company announced a restructuring plan in which numerous field activities would be centralized in order to streamline operations and increase productivity. The restructuring involved the centralization of all accounting, dispatch, order entry and customer service related functions. As of November 1, 1995, the Company established a restructuring reserve of $2,500, which was increased by $1,226 in 1996 and decreased by $170 in 1997 to complete the previously announced restructuring. Amounts reserved for restructuring at November 1, 1995 and December 31, 1996 resulted in adjustments to goodwill from the purchase of the Company. The reserve was established primarily to support severance, outplacement, relocation, travel and legal fees associated with centralization. The centralization, under which the Company terminated 153 employees, was completed during 1997. The amounts remaining in the reserve relate to termination benefits to be paid. The following amounts had been charged against the reserve:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         --------------------  SEVEN MONTHS ENDED JULY
                                                           1996       1997            31, 1998
                                                         ---------  ---------  -----------------------
Termination benefits...................................  $   1,200  $     714         $      37
Relocation.............................................        364         65            --
Early termination of lease and service agreements......        346        178            --
Other..................................................        132         35            --

11. DISCONTINUED OPERATIONS

    On May 1, 1996, the Company sold the assets and liabilities of its TAI Telecommunications Accessories division in Canada to Norelco Telecom LTD. for $529. On May 23, 1996, the Company sold the assets and liabilities of its TIE Repair division to Aztec East, Inc. for $1,700. In addition, the Company received deferred payments over a six month period totaling $134. On August 29, 1996, the Company sold the stock of its TIE/telecommunications Canada Limited subsidiary to 3280993 Canada Inc. for $6,536. In connection with the Canadian sale, the Company retained the right to receive the proceeds of a liquidated pension plan of $535 which was received during 1997.

    The discontinued operations recorded revenues for the period January 1, 1996 through the sale dates of $16,999, and net income during the same period of $782. Interest costs allocated to net assets held for sale for the period January 1, 1996 through the sale date was $692. A loss of $1,721 on the disposition of these operations was recorded as an adjustment of the original purchase price allocation during 1996.

12. RELATED PARTY TRANSACTIONS

    The Company agreed to pay Security Properties Real Estate Services Inc. ("Security Properties"), which is a subsidiary of SP Investments Inc. (owned by the majority stockholders of TIE Acquisition Co.), a management fee aggregating $240 annually beginning December 1, 1995 and amended to $300 annually beginning January 1, 1997. The Company also agreed to reimburse Security Properties for all reasonable expenses it incurs in connection with services to the Company. The Company recorded expense of $20 for the period from November 1, 1995 through December 31, 1995, $220 for the year ended December 31, 1996, $300 for the year ended December 31, 1997 and $83 for the seven months ended July 31, 1998 related to the management agreement.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

13. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information for the period from November 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the seven months ended July 31, 1998.

                                                          PERIOD FROM
                                                          NOVEMBER 1,
                                                         1995 THROUGH     YEAR ENDED     YEAR ENDED     SEVEN MONTHS
                                                         DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   ENDED JULY 31,
                                                             1995            1996           1997            1998
                                                        ---------------  -------------  -------------  ---------------
Supplemental cash flow information:
  Cash paid during the period for:
    Interest..........................................     $      24       $   1,810      $     923       $  --
    Income taxes......................................     $     272       $   1,672      $     194       $  --
    Reorganization expenses...........................     $  --           $  --          $  --           $   1,251
Supplemental noncash investing and financing
  activities:
    Capital asset and lease obligation additions......     $  --           $     145      $   4,484       $  --

14. COMMITMENTS AND CONTINGENCIES

    PURCHASE COMMITMENTS

    The Company has entered into several long term contracts to purchase long distance services and equipment. A summary of those commitments is as follows:

VENDOR                                              MINIMUM COMMITMENT                    PENALTIES
--------------------------------------------  ------------------------------  ---------------------------------
MCI.........................................  $6,000 of long distance         Difference between actual usage
                                                services annually               and annual minimum.
Phoenix.....................................  $1,000 of long distance         25% of difference between monthly
                                                services monthly                minimum and actual usage.
Northern Telecom............................  $8,000 in equipment purchases   Termination of agreement or $30
                                                                                penalty plus the difference in
                                                                                discount rates.

    During 1997 and 1998, the Company's resales of Phoenix long distance service were below the required monthly minimum of the contract. The Company accrued penalties of $179 and $736 at December 31, 1997 and July 31, 1998, respectively, for the differences.

    The Company had purchased $2,824 of long distance services under the MCI contract and has recorded a liability of $676 for estimated penalties based on usage during the first seven months of 1998.

    The Company had purchased $5 million of equipment leases under the Northern Telecom agreement through the seven months ended July 31, 1998.

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

14. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The long-term contracts for MCI, Phoenix, and Northern Telecom expire on December 31, 2000, December 31, 1999 and December 31, 2000, respectively. The MCI commitment increases to $9,000 and $12,000 in January 1999 and January 2000, respectively, and the minimum commitment for Northern Telecom is adjusted annually every October 1.

    OPERATING LEASES

    The Company leases office and warehouse space under noncancellable operating leases expiring at various dates through 2003, and leases certain equipment under operating lease agreements expiring in 1998. At July 31, 1998, the future minimum lease payments under operating leases are as follows:

5 months ending December 31, 1998...................................  $   1,067
Year ending December 31,
  1999..............................................................      1,740
  2000..............................................................        696
  2001..............................................................        480
  2002..............................................................        182
  2003..............................................................         37
                                                                      ---------
Total minimum rentals...............................................  $   4,202
                                                                      ---------
                                                                      ---------

    Rent expense charged to operations for the period from November 1, 1995 through December 31, 1995, the years ended December 31, 1996 and 1997 and for the seven months ended July 31, 1998 was $627, $3,591, $2,931 and $1,654, respectively. In the ordinary course of business, leases expire and are replaced or renewed, therefore, the rent expense in future periods may exceed the minimum annual rentals noted above.

    LITIGATION

    The Company is party to various lawsuits, proceedings and other matters arising from the conduct of its business. It is management's opinion that the final resolution of these matters will not have a material effect upon the business, financial condition or results of operations of the Company.

15. SUBSEQUENT EVENTS

    As discussed in Note 1, the Company entered into an asset purchase agreement with Convergent Communications Services, Inc. (Convergent) for the acquisition of substantially all of the operating assets and the assumption of certain liabilities for a cash payment of approximately $40 million. The sale was consummated on August 1, 1998 and the proceeds were used to pay off the Company's advance from Convergent. The remainder of the proceeds were placed into a trust until the plan of reorganization is approved by the Bankruptcy Court. The following unaudited condensed proforma balance sheet reflects

                            TIE/COMMUNICATIONS, INC.
 (A WHOLLY-OWNED SUBSIDIARY OF TIE ACQUISITION CO. AND A DEBTOR-IN-POSSESSION)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1995, 1996, 1997 AND JULY 31, 1998

               (DOLLARS IN THOUSANDS, EXCEPT SHARE RELATED DATA)

15. SUBSEQUENT EVENTS (CONTINUED)
the sale of operating assets, the pay-off of the advance from Convergent, receipt of sale proceeds and the assumption of certain liabilities by Convergent subsequent to the closing.

                                                                                                 UNAUDITED
                                                                                        ---------------------------
                                                                         HISTORICAL      PROFORMA     PROFORMA JULY
                                                                        JULY 31, 1998   ADJUSTMENTS     31, 1998
                                                                        -------------   -----------   -------------
ASSETS
  Cash................................................................    $    650       $ 23,942(a)    $ 24,592
  Deferred tax assets.................................................       6,892         (6,892)(b)     --
  Other current assets................................................      15,504        (15,504)(c)     --
  Noncurrent assets...................................................      24,678        (24,678)(c)     --
                                                                        -------------   -----------   -------------
    Total assets......................................................    $ 47,724       $(23,132)      $ 24,592
                                                                        -------------   -----------   -------------
                                                                        -------------   -----------   -------------
LIABILITIES AND STOCKHOLDER'S DEFICIT
  Notes payable.......................................................    $ 17,378       $ --           $ 17,378
  Other current liabilities...........................................      54,940        (26,151)(d)     28,789
  Noncurrent liabilities..............................................       1,495         (1,495)(d)     --
                                                                        -------------   -----------   -------------
    Total liabilities.................................................      73,813        (27,646)        46,167
Stockholder's deficit.................................................     (26,089)         4,514(e)     (21,575)
                                                                        -------------   -----------   -------------
    Total liabilities and stockholder's deficit.......................    $ 47,724       $(23,132)      $ 24,592
                                                                        -------------   -----------   -------------
                                                                        -------------   -----------   -------------

------------------------

(a) Represents the receipt of sales proceeds net of the advance from Convergent.

(b) Represents utilization of the deferred tax asset.

(c) Represents assets purchased by Convergent.

(d) Represents the assumption of certain liabilities by Convergent and payoff of the advance from Convergent.

(e) Represents gain on sale of assets net of income taxes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Vital Integration Solutions, Inc.:


    We have audited the accompanying balance sheets of Vital Integration Solutions, Inc. as of August 31, 1997 and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the eight months ended August 31, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Integration Solutions, Inc. as of August 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for the eight months ended August 31, 1997 and for the year ended December 31, 1996 in conformity with generally accepted accounting principles.



PRICEWATERHOUSECOOPERS LLP


Denver, Colorado
May 27, 1998

                       VITAL INTEGRATION SOLUTIONS, INC.
                                 BALANCE SHEETS


                                                                                         AUGUST 31,  DECEMBER 31,
                                                                                            1997         1996
                                                                                         ----------  ------------
                                                     ASSETS

Cash...................................................................................  $  458,260   $  242,519
Accounts receivable....................................................................     397,678      477,381
Inventory..............................................................................      21,874       --
Prepaid and other current assets.......................................................       4,887        3,413
                                                                                         ----------  ------------
    Total current assets...............................................................     882,699      723,313
                                                                                         ----------  ------------
Property and equipment.................................................................     151,128      104,615
Less accumulated depreciation..........................................................     (51,892)     (29,952)
                                                                                         ----------  ------------
    Total property and equipment.......................................................      99,236       74,663
                                                                                         ----------  ------------
Other assets...........................................................................       4,250          600
                                                                                         ----------  ------------
      Total assets.....................................................................  $  986,185   $  798,576
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Trade accounts payable...............................................................  $  549,693   $  421,847
  Deferred revenue.....................................................................      --           68,000
  Note payable.........................................................................      --           --
  Income taxes payable.................................................................      92,157       --
  Other accrued liabilities............................................................      52,637      180,370
                                                                                         ----------  ------------
    Total current liabilities..........................................................     694,487      670,217
Deferred tax liability.................................................................       4,990        4,357
                                                                                         ----------  ------------
    Total liabilities..................................................................     699,477      674,574
                                                                                         ----------  ------------
Commitments (Note 4)

Stockholders' equity:
  Common stock, no par value; 100,000 shares authorized, 9,600 shares issued and
    outstanding at August 31, 1997 and December 31, 1996...............................       9,600        9,600
  Retained earnings....................................................................     277,108      114,402
                                                                                         ----------  ------------
    Total stockholders' equity.........................................................     286,708      124,002
                                                                                         ----------  ------------
      Total liabilities and stockholders' equity.......................................  $  986,185   $  798,576
                                                                                         ----------  ------------
                                                                                         ----------  ------------


   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.
                            STATEMENTS OF OPERATIONS


                                                                                       EIGHT MONTHS
                                                                                           ENDED       YEAR ENDED
                                                                                        AUGUST 31,    DECEMBER 31,
                                                                                           1997           1996
                                                                                       -------------  ------------
Revenue..............................................................................   $ 5,883,012    $6,099,809
                                                                                       -------------  ------------
Operating expenses:
  Cost of revenue....................................................................     4,873,584     5,063,652
  Selling, general and administrative................................................       729,156       955,567
  Depreciation and amortization......................................................        21,940        23,592
                                                                                       -------------  ------------
    Total operating expenses.........................................................     5,624,680     6,042,811
                                                                                       -------------  ------------
    Operating income.................................................................       258,332        56,998
Interest (expense) income and other..................................................         3,944            29
                                                                                       -------------  ------------

Income before income tax.............................................................       262,276        57,027
Income tax expense...................................................................        99,570        22,692
                                                                                       -------------  ------------
      Net income.....................................................................   $   162,706    $   34,335
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Net income per share (basic).........................................................   $     16.95    $     3.58
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Weighted average shares outstanding (basic)..........................................         9,600         9,600
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Net income per share (diluted).......................................................   $     16.95    $     3.58
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Weighted average shares outstanding (diluted)........................................         9,600         9,600
                                                                                       -------------  ------------
                                                                                       -------------  ------------


   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE EIGHT MONTHS ENDED AUGUST 31, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                                                       COMMON STOCK
                                                                   ---------------------                  TOTAL
                                                                    SHARES                 RETAINED   STOCKHOLDERS'
                                                                    ISSUED      AMOUNT     EARNINGS      EQUITY
                                                                   ---------  ----------  ----------  -------------
Balance, January 1, 1996.........................................      9,600       9,600      80,067        89,667
  Net income.....................................................     --          --          34,335        34,335
                                                                   ---------  ----------  ----------  -------------
Balance, December 31, 1996.......................................      9,600       9,600     114,402       124,002
  Net income.....................................................     --          --         162,706       162,706
                                                                   ---------  ----------  ----------  -------------
Balance, August 31, 1997.........................................      9,600  $    9,600  $  277,108   $   286,708
                                                                   ---------  ----------  ----------  -------------
                                                                   ---------  ----------  ----------  -------------


   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                       EIGHT MONTHS
                                                                                           ENDED       YEAR ENDED
                                                                                        AUGUST 31,    DECEMBER 31,
                                                                                           1997           1996
                                                                                       -------------  ------------
Cash flows from operating activities:
  Net income.........................................................................   $   162,706    $   34,335
    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization..................................................        21,940        23,592
      Deferred income taxes..........................................................           633        (2,432)
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable...................................        79,703       274,203
        (Increase) in prepaid expenses and other assets..............................        (5,124)       (1,188)
        (Increase) decrease in inventory.............................................       (21,874)       --
        (Increase) in other assets...................................................       --             (1,372)
        Increase (decrease) in accounts payable......................................       127,841      (180,959)
        Increase (decrease) in other accrued liabilities.............................      (104,209)      157,539
                                                                                       -------------  ------------
          Net cash provided by operating activities..................................       261,616       303,718
                                                                                       -------------  ------------
Cash flows from investing activities:
  Payments for property and equipment................................................       (45,875)      (67,882)
                                                                                       -------------  ------------
        Net cash used in investing activities........................................       (45,875)      (67,882)
                                                                                       -------------  ------------
Cash flows from financing activities:
  Cash payments on notes payable.....................................................       --            (12,385)
                                                                                       -------------  ------------
        Net cash used in financing activities........................................       --            (12,385)
                                                                                       -------------  ------------
Net increase in cash.................................................................       215,741       223,451
Cash, beginning of period............................................................       242,519        19,068
                                                                                       -------------  ------------
Cash, end of period..................................................................   $   458,260    $  242,519
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Supplemental disclosures:
  Cash paid for interest.............................................................   $     1,918    $      861
                                                                                       -------------  ------------
                                                                                       -------------  ------------
  Cash paid for taxes................................................................   $     9,423    $   57,417
                                                                                       -------------  ------------
                                                                                       -------------  ------------


   The accompanying notes are an integral part of these financial statements.

                       VITAL INTEGRATION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Vital Integration Solutions, Inc. (the "Company") was formed under the laws of the State of Iowa in December 1994.

    The Company provides network integration services and computer equipment to corporate customers within the states of Iowa and Nebraska.

    The Company focuses on medium-sized businesses and has sales offices in Des Moines and Omaha.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and short-term borrowings approximate fair value because of the immediate or short-term maturity of these financial instruments.

    INVENTORY:

    Inventory consists of finished goods which are awaiting approval for return to the vendors and is valued at actual cost using the specific identification method.

    PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line or double-declining methods over the estimated useful lives of the assets, which range from three to seven years. Expenditures that significantly increase asset values or extend useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property and equipment is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    LONG-LIVED ASSETS:


    The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 121 requires an evaluation of indicators of impairment and future undiscounted cash flows to be generated by those assets. Impairment is measured as the amount by

                       VITAL INTEGRATION SOLUTIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

which the assets' carrying amounts exceed the future discounted cash flows estimated to be generated by those assets.


    EARNINGS PER SHARE:


    The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share in 1997 and all prior periods have been restated. SFAS 128 replaces the presentation of "primary" and "fully diluted" EPS with "basic" and "diluted" EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS requires an adjustment to the denominator to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The Company had no potential dilutive securities outstanding for any period presented.


    REVENUE RECOGNITION:

    Revenue is recognized for product sales when the product is shipped. Revenues from services are recognized when the services are provided.

    DEFERRED REVENUE:

    Deferred revenue at December 31, 1996 consists of a customer deposit for an uncompleted contract.

    INCOME TAXES:

    Deferred tax assets and liabilities are recognized for future tax consequences attributable to the differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured by using enacted tax rates that are applicable to the future years in which deferred tax assets or liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in net earnings in the period in which the tax rate change was enacted. The Company establishes a valuation allowance when it is more likely than not that a deferred tax asset will not be recovered.

    CONCENTRATION OF CREDIT RISK:

    The Company sells its products and services to small to medium-sized businesses on open account. The Company typically does not obtain collateral for its receivables. To date, the Company has not experienced any significant credit losses.

    At August 31, 1997 and December 31, 1996, substantially all of the Company's cash is maintained at one bank in Iowa. To date this concentration of credit risk has not had a material effect on the results of operations of the Company.


    Revenues from two and one customers represented approximately $1,961,000 and $1,170,000 of the Company's consolidated revenues for the eight months ended August 31, 1997 and for year ended December 31, 1996, respectively.

                       VITAL INTEGRATION SOLUTIONS, INC.

3. PROPERTY AND EQUIPMENT:


    Property and equipment consists of the following at August 31, 1997 and December 31, 1996:



                                                                     AUGUST 31,  DECEMBER 31,
                                                                        1997         1996
                                                                     ----------  ------------
Office equipment...................................................  $   21,848   $   14,772
Office furniture and equipment.....................................       9,001        6,857
Company vehicles...................................................      24,899       24,899
Computer equipment.................................................      95,380       58,087
                                                                     ----------  ------------
                                                                        151,128      104,615
Less accumulated depreciation......................................     (51,892)     (29,952)
                                                                     ----------  ------------
Net property and equipment.........................................  $   99,236   $   74,663
                                                                     ----------  ------------
                                                                     ----------  ------------



    Depreciation expense was $21,940 and $23,592 for the eight months ended August 31, 1997 and for the year ended December 31, 1996, respectively.


4. COMMITMENTS:

    OPERATING LEASES:

    The Company leases a portion of its buildings and equipment under operating leases. Future minimum payments under operating leases are as follows:

September 1, 1997 - August 31, 1998................................  $  57,748
September 1, 1998 - August 31, 1999................................     18,088
September 1, 1999 - August 31, 2000................................      2,855
September 1, 2000 - August 31, 2001 and thereafter.................     --
                                                                     ---------
                                                                     $  78,691
                                                                     ---------
                                                                     ---------


    Rent expense under operating leases was $30,763 and $18,089 for the eight months ended August 31, 1997 and for the year ended December 31, 1996, respectively.

                       VITAL INTEGRATION SOLUTIONS, INC.

5. INCOME TAXES:


    The provision for (benefit from) income taxes consists of the following for the periods ended August 31, 1997 and December 31, 1996:



                                                                     AUGUST 31,  DECEMBER 31,
                                                                        1997         1996
                                                                     ----------  ------------
Current:
  Federal..........................................................  $   83,299   $   21,153
  State............................................................      15,638        3,971
                                                                     ----------  ------------
                                                                         98,937       25,124
                                                                     ----------  ------------
Deferred:
  Federal..........................................................         552       (2,120)
  State............................................................          81         (312)
                                                                     ----------  ------------
                                                                            633       (2,432)
                                                                     ----------  ------------
    Total income tax expenses......................................  $   99,570   $   22,692
                                                                     ----------  ------------
                                                                     ----------  ------------


    The reported amount of income tax expense on pre-tax income differs from the amount of income tax expense that would result from applying domestic federal statutory tax rates to pre-tax income for the following reasons:


                                                                         DECEMBER 31,
                                                    AUGUST 31,       --------------------
                                                       1997                  1996
                                               --------------------  --------------------
U.S. federal statutory expense...............  $  89,174       34.0% $  19,389       34.0%
State taxes, net of federal benefit..........     10,396        4.0      2,259        4.0
Other, net...................................     --         --          1,044         .8
                                               ---------        ---  ---------        ---
                                               $  99,570       38.0% $  22,692       38.8%
                                               ---------        ---  ---------        ---
                                               ---------        ---  ---------        ---



    The deferred tax liabilities are comprised of the following as of August 31, 1997 and December 31, 1996:



                                                                     AUGUST 31,   DECEMBER 31,
                                                                        1997          1996
                                                                     -----------  -------------
Depreciation.......................................................   $   4,990     $   4,357
                                                                     -----------       ------
Net deferred tax liabilities.......................................   $   4,990     $   4,357
                                                                     -----------       ------
                                                                     -----------       ------


6. SUBSEQUENT EVENTS:

    On August 31, 1997, Convergent Communications, Inc. ("CCI") purchased all of the Company's outstanding shares of common stock for $500,000 in cash and 750,000 shares of CCI common stock.

                        CONVERGENT COMMUNICATIONS, INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS

    Effective August 1, 1998, the Company acquired substantially all of the assets and certain liabilities of Tie Communications, Inc. ("Tie"). Consideration for the purchase consisted of (i) $40.0 million in cash (ii) the assumption of certain liabilities, which, together with legal and professional and other costs resulted in a total purchase price of approximately $51.4 million. The acquisition has been accounted for using the purchase method of accounting.


    Effective September 1, 1997, the Company acquired Vital Integration Solutions, Inc. ("Vital"). Consideration for the purchase consisted of (i) $500,000 in cash and (ii) the issuance of 750,000 shares of Common Stock ($1,875,000). The acquisition was accounted for using the purchase method of accounting.



    The following unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 assume that the acquisitions of Tie and Vital occurred on January 1, 1997. The information for Tie consists of historical amounts for all periods presented in the Pro Forma Combined Financial Statements as the closing date of the acquisition is subsequent to the periods presented. The information for Vital consists of historical amounts through the acquisition date of September 1, 1997. The results of operations from the closing dates are included in the Company's historical financial statements. Although the Company has completed or is completing other acquisitions, the operations of those businesses are not significant to the pro forma combined total assets or operations and, accordingly, the effects of these acquisitions have not been included in the accompanying Pro Forma Combined Financial Statements. In addition, the Pro Forma Combined Statements of Operations assume that the sale of the Units occurred at the beginning of each of the periods presented.


    The unaudited Pro Forma Combined Balance Sheet as of June 30, 1998 assumes that the Tie Acquisition occurred on June 30, 1998 and includes the Consolidated Balance Sheet of the Company as of June 30, 1998 and the Consolidated Balance Sheet of Tie as of July 31, 1998.


    The unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical audited financial statements and related notes thereto of the Company, Tie and Vital included elsewhere herein. The unaudited Combined Pro Forma Financial Statements are not necessarily indicative of the results that actually would have occurred had the pro forma transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results of the Company.

                        CONVERGENT COMMUNICATIONS, INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                       PRO FORMA COMBINING BALANCE SHEET
                        AS OF JUNE 30, 1998 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                     HISTORICAL
                                                          ---------------------------------
                                                                                 TIE
                                                            CONVERGENT     COMMUNICATIONS,     PRO FORMA      PRO FORMA
                                                          COMMUNICATIONS       INC.(1)       ADJUSTMENTS(2)   COMBINED
                                                          ---------------  ----------------  --------------  -----------
                                                         ASSETS
Current assets:
  Cash and cash equivalents.............................     $   4,304        $      650      $    (650)(a)   $   4,304
  Short-term investments................................        81,410            --            (42,302)(b)      39,108
  Restricted cash.......................................        20,800            --               --            20,800
  Trade accounts receivable, net........................         5,640             8,508           --            14,148
  Prepaid expense and other current assets..............         2,570             2,214           --             4,784
  Inventory.............................................        --                 4,782           --             4,782
  Deferred tax asset....................................        --                 6,892         (6,892)(c)      --
                                                          ---------------       --------     --------------  -----------
    Total current assets................................       114,724            23,046        (49,844)         87,926
Property and equipment:.................................        14,641             7,271         (3,843)(c)      18,069
  Less accumulated depreciation.........................        (1,919)           (3,843)         3,843(c)       (1,919)
                                                          ---------------       --------     --------------  -----------
    Total property and equipment........................        12,722             3,428           --            16,150
  Restricted cash.......................................        39,084            --               --            39,084
  Goodwill and other intangible assets, net.............        18,342            20,731         11,196(d)       50,269
  Investments and other assets..........................         1,007               519           --             1,526
                                                          ---------------       --------     --------------  -----------
    Total assets........................................     $ 185,879        $   47,724      $ (38,648)      $ 194,955
                                                          ---------------       --------     --------------  -----------
                                                          ---------------       --------     --------------  -----------
                                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................................     $   5,058        $   16,948      $ (16,948)(e)   $   5,058
  Accrued compensation..................................         2,005             2,507         (2,150)(e)       2,362
  Accrued interest......................................         5,200               160           --             5,360
  Other accrued liabilities.............................         2,135            13,059        (10,576)(e)       4,618
  Deferred service revenue..............................        --                 4,902         (1,225)(e)       3,677
  Income taxes payable..................................        --                   961           (961)(e)      --
  Restructuring reserve.................................        --                   486           (486)(e)      --
  Current portion of notes payable
  Related party.........................................        --                15,734        (15,734)(e)      --
  Other.................................................           748            --               --  (e)          748
  Advance from Convergent Communications Services,
    Inc.................................................        --                15,917        (15,917)(f)      --
  Current portion of capital leases.....................         2,183             1,644           (524)(e)       3,303
  Liability related to business acquisition.............         1,700            --               --             1,700
                                                          ---------------       --------     --------------  -----------
    Total current liabilities...........................        19,029            72,318        (64,521)         26,826
  Non-current portion of notes payable..................       153,585            --               --           153,585
  Non-current portion of capital leases.................         2,020             1,495           (216)(e)       3,299
                                                          ---------------       --------     --------------  -----------
    Total liabilities...................................       174,634            73,813        (64,737)        183,710
Shareholders' equity:
  Preferred stock.......................................        --                     9             (9)(g)      --
  Common stock..........................................        25,595               102           (102)(g)      25,595
  Additional paid-in capital............................        --                 7,642         (7,642)(g)      --
  Warrants..............................................        11,660            --               --            11,660
  Treasury stock........................................          (502)           --               --              (502)
  Deferred compensation obligation......................           502            --               --               502
  Other comprehensive income............................           275            --               --               275
  Unearned compensation.................................          (177)           --               --              (177)
  Accumulated deficit...................................       (26,108)          (33,842)        33,842(g)      (26,108)
                                                          ---------------       --------     --------------  -----------
    Total shareholders' equity..........................        11,245           (26,089)        26,089          11,245
                                                          ---------------       --------     --------------  -----------
    Total liabilities and shareholders' equity..........     $ 185,879        $   47,724      $ (38,648)      $ 194,955
                                                          ---------------       --------     --------------  -----------
                                                          ---------------       --------     --------------  -----------


     See the accompanying notes to pro forma combined financial statements

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

                FOR THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                         HISTORICAL                     VITAL
                                           ---------------------------------------   INTEGRATION
                                             CONVERGENT      TIE COMMUNICATIONS,     SOLUTIONS,      PRO FORMA      PRO FORMA
                                           COMMUNICATIONS          INC.(1)              INC.       ADJUSTMENTS(2)   COMBINED
                                           ---------------  ----------------------  -------------  --------------  -----------
Revenue..................................     $  10,210           $   95,374          $   5,883     $    --         $ 111,467
Operating costs..........................         7,368               69,359              4,874          --            81,601
Selling, general and administrative......        10,983               33,667                729          --            45,379
Depreciation and amortization............         1,453                4,851                 22            869(h)       7,195
Other operating expense..................        --                      893             --              --               893
                                                -------             --------             ------    --------------  -----------
  Operating income (loss)................        (9,594)             (13,396)               258           (869)       (23,601)
Interest income (expense) and other......           (61)              (5,672)                 4        (18,102)(i)    (23,831)
                                                -------             --------             ------    --------------  -----------
Income (loss) from continuing operations
  before income taxes....................        (9,655)             (19,068)               262        (18,971)       (47,432)
Income tax expense.......................        --                      (35)              (100)         --              (135)
                                                -------             --------             ------    --------------  -----------
Income (loss) from continuing
  operations.............................     $  (9,655)          $  (19,103)         $     162     $  (18,971)     $ (47,567)
                                                -------             --------             ------    --------------  -----------
                                                -------             --------             ------    --------------  -----------
Net loss per share (basic and diluted)...     $   (0.46)                                                            $   (2.27)
                                                -------                                                            -----------
                                                -------                                                            -----------
Weighted average shares outstanding
  (basic and diluted)....................        20,922                                                                20,922
                                                -------                                                            -----------
                                                -------                                                            -----------


     See the accompanying notes to pro forma combined financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                  PRO FORMA COMBINING STATEMENT OF OPERATIONS

               FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           HISTORICAL
                                             ---------------------------------------
                                               CONVERGENT      TIE COMMUNICATIONS,      PRO FORMA      PRO FORMA
                                             COMMUNICATIONS          INC.(1)          ADJUSTMENTS(2)   COMBINED
                                             ---------------  ----------------------  --------------  -----------
Revenues...................................    $    14,505          $   41,383         $    --         $  55,888
Operating costs............................         10,570              31,976              --            42,546
Selling, general and administrative........         13,772              13,756              --            27,528
Depreciation and amortization..............          1,953               2,498               711(h)        5,162
Reorganization expense.....................        --                   (1,082)             --            (1,082)
Other operating expense....................        --                    1,000              --             1,000
                                             ---------------          --------           -------      -----------
  Operating loss...........................        (11,790)             (8,929)             (711)        (21,430)
Interest income (expense) and other........         (4,489)             (1,824)           (4,336)(i)     (10,649)
                                             ---------------          --------           -------      -----------
Income (loss) from continuing operations
  before income taxes......................        (16,279)            (10,753)           (5,047)        (32,079)
Income tax expense.........................        --                      (18)             --               (18)
                                             ---------------          --------           -------      -----------
Income (loss) from continuing operations...    $   (16,279)         $  (10,771)        $  (5,047)      $ (32,097)
                                             ---------------          --------           -------      -----------
                                             ---------------          --------           -------      -----------
Net loss per share (basic and diluted).....    $     (0.60)                                            $   (1.18)
                                             ---------------                                          -----------
                                             ---------------                                          -----------
Weighted average shares outstanding (basic
  and diluted).............................         27,131                                                27,131
                                             ---------------                                          -----------
                                             ---------------                                          -----------


     See the accompanying notes to pro forma combined financial statements.

                        CONVERGENT COMMUNICATIONS, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                    NOTES TO PRO FORMA COMBINING STATEMENTS

BASIS OF PRESENTATION:


(1) The pro forma information reflects the acquisitions of Tie Communications Inc. ("Tie") and Vital Integration Solutions ("Vital") and reflects the effects of the sale of the Units.



    The unaudited Pro Forma Balance Sheet information for the Company is as of June 30, 1998 and for Tie is as of July 31, 1998.



    The unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 includes historical results of operations for the Company and Tie for the entire year and through the acquisition date of September 1, 1997 for Vital. Also included are the effects of the sale of the Units as if it occurred on January 1, 1997. The Pro Forma Combined Statement of Operations for the six months ended June 30, 1998 includes historical results of operations for the Company and Tie for the entire six months. Also included are the effects of the sale of the Units as if it occurred on January 1, 1998.



(2) The following Pro Forma adjustments have been made to the unaudited combined pro forma financial statements of the Company, Tie and Vital.


    (a) Represents the elimination of cash which was not acquired in the Tie acquisition.


    (b) Represents $40.0 million cash paid as a portion of the purchase price and the payment of certain liabilities assumed in the acquisition of Tie.



    (c) To adjust assets acquired in the Tie acquisition to fair value.



    (d) Represents the net of: 1) the elimination of approximately $20.7 million net book value of intangible assets on the balance sheet of Tie which was being amortized on a straight-line basis over 10 years and was not purchased in the Tie acquisition, and 2) the addition of approximately $31.9 million representing the excess purchase price over the net assets acquired in the Company's acquisition of Tie which have an estimated useful life of 10 years and will be amortized on a straight-line basis.



    (e) Represents the elimination of liabilities which were not assumed by the Company in the Tie acquisition. The remaining assumed liabilities approximate fair value based on the immediate or short-term maturity and interest rates which approximate market rates.



    (f) The advance from Convergent Communications Services, Inc. represents cure amounts paid by the Company to certain of the Tie creditors pursuant to the purchase agreement. The advance is eliminated upon the closing of the acquisition.



    (g) Elimination entries necessary upon the combining of the financial statements of the Company and Tie to eliminate Tie equity owned by Tie's shareholder on a pro forma basis.



    (h) Amortization of step-up of intangibles recorded for the Tie and Vital acquisitions on a straight-line basis over 10 years, net of the amortization expense of intangibles not purchased in the Tie acquisition, which were being amortized on a straight-line basis over 10 years for the year ended December 31, 1997 and adjustments for Tie only, for the six months ended June 30, 1998. This adjustment represents a net increase to amortization expense of $471,000 and $154,000 for the periods ended December 31, 1997 and June 30, 1998, respectively. Also, included in this adjustment is the elimination of the historical depreciation on property, plant and equipment based primarily on straight-line depreciation over periods from 3 to 10 years. Offsetting this

                        CONVERGENT COMMUNICATIONS, INC.

              NOTES TO PRO FORMA COMBINING STATEMENTS (CONTINUED)


       elimination is the addition of depreciation based on the Company's periods of depreciation, 2 to 5 years. This adjustment represents a net increase to depreciation expense of $399,000 and $557,000 for the periods ended December 31, 1997 and June 30, 1998, respectively.



    (i) Interest expense on the 13% Notes, accretion of the original issue discount and amortization of deferred finance costs for the year ended December 31, 1997 and the six months ended June 30, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL TO, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE UNITS OFFERED HEREBY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    4
Risk Factors..............................................................   16
Exchange Offer............................................................   24
Use of Proceeds...........................................................   31
Capitalization............................................................   32
Selected Financial Data...................................................   33
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   35
Business..................................................................   44
The Tie Acquisition.......................................................   61
Management................................................................   65
Executive Compensation....................................................   68
Principal Shareholders....................................................   72
Certain Relationships and Related Transactions............................   74
Certain Indebtedness......................................................   74
Description of the Notes..................................................   75
Book-Entry; Delivery and Form.............................................  103
United States Federal Income Tax Considerations...........................  105
Plan of Distribution......................................................  108
Legal Matters.............................................................  109
Experts...................................................................  109
Glossary..................................................................  A-1
Index to Consolidated Financial Statements................................  F-1

                                     [LOGO]

                        CONVERGENT COMMUNICATIONS, INC.

                           OFFER FOR ALL OUTSTANDING
                           13% SENIOR NOTES DUE 2008
                                IN EXCHANGE FOR
                       13% SERIES B SENIOR NOTES DUE 2008

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Reference is made to C.R.S. Section 7-108-102 (1994), which provides for indemnification of directors, officers and other employees in certain circumstances, and to C.R.S. Section 7-108-402 (1994), which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. The Articles of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the Colorado Business Corporation Act. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    EXHIBITS:


EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
     3.1+    Amended and Restated Articles of Incorporation of the Company

     3.2+    Bylaws of the Company

     4.1+    Form of Old Note (See Exhibit 10.1)

     4.2+    Form of New Note (See Exhibit 10.1)

     4.3+    Indenture (See Exhibit 10.1)

     4.4+    Notes Registration Rights Agreement

     4.5+    Purchase Agreement, dated as of March 26, 1998, by and among Merrill Lynch & Co., Bear Stearns &
               Co., Inc. BT Alex. Brown Incorporated, and the Company

     5.1     Opinion of Gibson, Dunn & Crutcher LLP

     8.1     Opinion of Gibson, Dunn & Crutcher LLP as to tax matters

    10.1+    Indenture, dated as of April 2, 1998, by and among the Company and Norwest Bank Colorado, N.A.

    10.2+    Warrant Agreement, dated as of April 2, 1998

    10.3+    Warrant Registration Rights Agreement, dated as of April 2, 1998

    10.4+    Collateral Account Control Agreement, dated as of April 2, 1998

    10.5+    Custody and Security Agreement, dated as of April 2, 1998

    10.6+    Asset Purchase Agreement, dated June 16, 1998 (as amended July 20, 1998) by and between Convergent
               Communications Services, Inc. and Tie Communications, Inc., Debtor-in-Possession

    10.7+    Asset Purchase Agreement, dated June 30, 1998 by and between Convergent Communications, Inc. and
               CMB Holdings, Inc.

    10.8+    Program Agreement, dated November 19, 1997, among Comdisco, Inc., Convergent Communications
               Services, Inc. and the Company

    10.9+    Stock Purchase Agreement, dated October 31, 1996, between SONeTech and the Company

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
    10.10+   Stock Purchase Agreement dated March 1, 1997, among Integrated Communication Networks, Inc.,
               Communications Services of Iowa, Inc., John Shlepphorst and the Company

    10.11+   Agreement and Plan of Merger, dated August 29, 1997, among Convergent Communications Services,
               Inc., A.T.T.Ex Corporation and the Company

    10.12+   Agreement and Plan of Merger, dated September 1, 1997, among Convergent Communications Services,
               Inc., Vital Integration Solutions and the Company

    10.13+   Asset Purchase Agreement, dated October 1, 1997, between Big Planet, Inc. and Convergent
               Communications Services, Inc.

    10.14+   Asset Purchase Agreement, dated December 3, 1997, between Sigmacom Corporation and Convergent
               Communications Services, Inc.

    10.15+   Asset Purchase Agreement, dated February 1, 1998, between Peak Comm, Inc. d/b/a Telephone
               Communications Company and Convergent Communications Services, Inc.

    10.16+   Agreement and Plan of Merger, dated March 13, 1998, among Convergent Communications Services,
               Inc., Communication Services of Colorado, Inc., Donna Sipes and the Company

    10.17+   Asset Purchase Agreement, dated March 27, 1998, between Network Computing Solutions, LLC and
               Convergent Communications Services, Inc.

    10.18+   Employment Agreement, dated December 15, 1996, between Keith V. Burge and the Company, as amended
               April 13, 1998

    10.19+   Employment Agreement, dated December 15, 1996, between John R. Evans and the Company, as amended
               April 13, 1998

    10.20+   Employment Agreement, dated December 15, 1996, between Philip G. Allen and the Company, as amended
               April 13, 1998

    10.21+   Employment Agreement, dated August 7, 1997, between Martin E. Freidel and the Company

    10.22+   Employment Agreement, dated March 3, 1997, between John J. Phibbs and the Company, as amended on
               April 13, 1998

    10.23+   Asset Purchase Agreement, dated May 15, 1990, among Convergent Communications Services, Inc. and
               H, H & H Communications Technologies, Inc.

    10.24+   Telephone Company Acquisition Agreement between Convergent Communications, Inc., First Continental
               Group, L.C., and ICN, LLC dated July 1996

    12.1+    Schedule of Calculation of Ratio of Earnings to Fixed Charges

    21.1+    Subsidiaries of the Company

    23.1     Consent of PricewaterhouseCoopers LLP on Convergent Communications, Inc.

    23.2     Consent of PricewaterhouseCoopers LLP on Tie Communications, Inc.

    23.3     Consent of PricewaterhouseCoopers LLP on Vital Integration Solutions, Inc.

    23.4     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

    24.1+    Power of Attorney

    25.1+    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
               Norwest Bank Colorado, N.A.

    27.1+    Financial Data Schedule, restated as of and for the year ended December 31, 1997

    27.2+    Financial Data Schedule, as of and for the six months ended June 30, 1998

EXHIBIT NO.                                             DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------
    99.1+    Form of Letter of Transmittal with respect to the Exchange Offer

    99.2+    Form of Notice of Guaranteed Delivery

------------------------

*   To be filed by amendment

+   Previously filed

ITEM 22.


    (a) The undersigned registrant hereby undertakes:



    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 14, 1998.


                                CONVERGENT COMMUNICATIONS, INC.

                                By:              /s/ JOHN R. EVANS*
                                     -----------------------------------------
                                                   John R. Evans
                                              CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this registration statement has been signed on October 14, 1998 by the following persons in the respective capacities indicated opposite their names.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, Chief Executive
      /s/ JOHN R. EVANS*          Officer and Director
------------------------------    (Principal Executive       October 14, 1998
        John R. Evans             Officer)

                                Chief Financial Officer
      /s/ JOHN J. PHIBBS          and Treasurer (Principal
------------------------------    Financial and Principal    October 14, 1998
        John J. Phibbs            Accounting Officer)

     /s/ KEITH V. BURGE*
------------------------------  President, Chief Operating   October 14, 1998
        Keith V. Burge            Officer and Director

     /s/ PHILIP G. ALLEN*
------------------------------  Executive Vice President,    October 14, 1998
       Philip G. Allen            Secretary and Director

    /s/ ROLAND E. CASATI*
------------------------------  Director                     October 14, 1998
       Roland E. Casati

  /s/ RICHARD G. TOMLINSON*
------------------------------  Director                     October 14, 1998
     Richard G. Tomlinson

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ ROGER W. CHRISTOPH*
------------------------------  Director                     October 14, 1998
      Roger W. Christoph


*By:    /s/ MARTIN E. FREIDEL
      -------------------------
          Martin E. Freidel
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.  DESCRIPTION                                                                                    PAGE NUMBER
-----------  -------------------------------------------------------------------------------------------  ---------------
     3.1+    Amended and Restated Articles of Incorporation of the Company

     3.2+    Bylaws of the Company

     4.1+    Form of Old Note (See Exhibit 10.1)

     4.2+    Form of New Note (See Exhibit 10.1)

     4.3+    Indenture (See Exhibit 10.1)

     4.4+    Notes Registration Rights Agreement

     4.5+    Purchase Agreement, dated as of March 26, 1998, by and among Merrill Lynch & Co., Bear
               Stearns & Co., Inc. BT Alex. Brown Incorporated, and the Company

     5.1     Opinion of Gibson, Dunn & Crutcher LLP

     8.1     Opinion of Gibson, Dunn & Crutcher LLP as to tax matters

    10.1+    Indenture, dated as of April 2, 1998, by and among the Company and Norwest Bank Colorado,
               N.A.

    10.2+    Warrant Agreement, dated as of April 2, 1998

    10.3+    Warrant Registration Rights Agreement, dated as of April 2, 1998

    10.4+    Collateral Account Control Agreement, dated as of April 2, 1998

    10.5+    Custody and Security Agreement, dated as of April 2, 1998

    10.6+    Asset Purchase Agreement, dated June 16, 1998 (as amended July 20, 1998) by and between
               Convergent Communications Services, Inc. and Tie Communications, Inc.,
               Debtor-in-Possession

    10.7+    Asset Purchase Agreement, dated June 30, 1998 by and between Convergent Communications,
               Inc. and CMB Holdings, Inc.

    10.8+    Program Agreement, dated November 19, 1997, among Comdisco, Inc., Convergent Communications
               Services, Inc. and the Company

    10.9+    Stock Purchase Agreement, dated October 31, 1996, between SONeTech and the Company

    10.10+   Stock Purchase Agreement dated March 1, 1997, among Integrated Communication Networks,
               Inc., Communications Services of Iowa, Inc., John Shlepphorst and the Company

    10.11+   Agreement and Plan of Merger, dated August 29, 1997, among Convergent Communications
               Services, Inc., A.T.T.Ex Corporation and the Company

    10.12+   Agreement and Plan of Merger, dated September 1, 1997, among Convergent Communications
               Services, Inc., Vital Integration Solutions and the Company

    10.13+   Asset Purchase Agreement, dated October 1, 1997, between Big Planet, Inc. and Convergent
               Communications Services, Inc.

    10.14+   Asset Purchase Agreement, dated December 3, 1997, between Sigmacom Corporation and
               Convergent Communications Services, Inc.

    10.15+   Asset Purchase Agreement, dated February 1, 1998, between Peak Comm, Inc. d/ b/a Telephone
               Communications Company and Convergent Communications Services, Inc.

    10.16+   Agreement and Plan of Merger, dated March 13, 1998, among Convergent Communications
               Services, Inc., Communication Services of Colorado, Inc., Donna Sipes and the Company

EXHIBIT NO.  DESCRIPTION                                                                                    PAGE NUMBER
-----------  -------------------------------------------------------------------------------------------  ---------------
    10.17+   Asset Purchase Agreement, dated March 27, 1998, between Network Computing Solutions, LLC and Convergent Communications Services, Inc.

    10.18+   Employment Agreement, dated December 15, 1996, between Keith V. Burge and the Company, as amended April 13, 1998

    10.19+   Employment Agreement, dated December 15, 1996, between John R. Evans and the Company, as amended April 13, 1998

    10.20+   Employment Agreement, dated December 15, 1996, between Philip G. Allen and the Company, as amended April 13, 1998

    10.21+   Employment Agreement, dated August 7, 1997, between Martin E. Freidel and the Company

    10.22+   Employment Agreement, dated March 3, 1997, between John J. Phibbs and the Company, as amended on April 13, 1998

    10.23+   Asset Purchase Agreement, dated May 15, 1990, among Convergent Communications Services,
               Inc. and H, H & H Communications Technologies, Inc.

    10.24+   Telephone Company Acquisition Agreement between Convergent Communications, Inc., First
               Continental Group, L.C., and ICN, LLC dated July 1996

    12.1+    Schedule of Calculation of Ratio of Earnings to Fixed Charges

    21.1+    Subsidiaries of the Company

    23.1     Consent of PricewaterhouseCoopers LLP on Convergent Communications, Inc.

    23.2     Consent of PricewaterhouseCoopers LLP on Tie Communications, Inc.

    23.3     Consent of PricewaterhouseCoopers LLP on Vital Integration Solutions, Inc.

    23.4     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

    24.1+    Power of Attorney

    25.1+    Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Norwest Bank Colorado, N.A.

    27.1+    Financial Data Schedule, restated as of and for the year ended December 31, 1997

    27.2+    Financial Data Schedule, as of and for the six months ended June 30, 1998

    99.1+    Form of Letter of Transmittal with respect to the Exchange Offer

    99.2+    Form of Notice of Guaranteed Delivery


------------------------

*   To be filed by amendment

+   Previously filed